As filed with the Securities and Exchange Commission on October 15, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Technology Solutions Company

(Exact name of registrant as specified in its charter)

Delaware	7373	36-3584201
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

205 North Michigan Avenue

Suite 1500
Chicago, Illinois 60601
(312) 228-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip J. Downey, Esq.

Vice President —
General Counsel & Corporate Secretary
Technology Solutions Company
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601
(312) 228-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John M. O’Hare, Esq. Richard E. Robbins, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Ian Nemerov, Esq. Vice President and General Counsel Zamba Corporation 3033 Excelsior Boulevard Suite 200 Minneapolis, Minnesota 55416 (952) 832-9800	Albert A. Woodward, Esq. Marci K. Winga, Esq. Leonard, Street and Deinard 150 South Fifth Street Suite 2300 Minneapolis, Minnesota 55402 (612) 335-1500

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share	Offering Price	Registration Fee

Common Stock, $0.01 par value	7,449,864(1)	N/A	$4,378,728.15(2)	$555

Preferred Stock Purchase Rights	7,449,864(3)	N/A	(3)	(3)

(1)	The number of shares to be registered consists of up to 5,838,305 shares that may become issuable to holders of Zamba Corporation common stock in connection with the proposed merger described in the proxy statement/ prospectus and up to 1,611,559 shares that may become issuable upon exercise of Substitute Options (as defined in the merger agreement providing for the proposed merger).

(2)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (x) 38,922,028, the number of shares of Zamba Corporation common stock issued and outstanding on October 14, 2004, and (y) $0.1125, the average of the bid and asked prices per share of Zamba Corporation common stock on October 14, 2004.

(3)	The Preferred Stock Purchase Rights are initially attached to, and trade with, the shares of Common Stock being registered hereby. Value attributable to such Rights, if any, is reflected in the market price of the associated Common Stock.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/ prospectus is not complete and may be changed. These securities may not be sold nor may proxies be solicited until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/ prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted, nor is it a solicitation of a proxy to vote at the special meeting of stockholders of Zamba Corporation.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED OCTOBER 15, 2004

[Zamba Letterhead]

Dear Fellow Stockholder:

      On August 6, 2004, our Board of Directors approved an Agreement and Plan of Merger among Zamba Corporation, Technology Solutions Company (TSC) and a subsidiary of TSC. The proposed stock-for-stock merger would result in Zamba becoming a wholly owned subsidiary of TSC, and you would become a shareholder of TSC. You would receive 0.15 shares of TSC common stock in exchange for each share of Zamba common stock that you own, and Zamba’s stockholders would collectively own approximately 12.5% of TSC’s common stock upon completion of the merger. Shares of TSC common stock are traded on the Nasdaq National Market under the symbol “TSCC.” Our Board believes that the combination of the separate consulting businesses of Zamba and TSC will strengthen the combined business and give Zamba stockholders the best opportunity to enhance the value of their investments.

      Completion of the merger requires a vote of Zamba stockholders. The accompanying Notice of Special Meeting of Stockholders, proxy statement/ prospectus and other supplementary materials explain in detail the proposed merger, details of the Special Meeting of Stockholders scheduled for [       ●       ], 2004, and information about Zamba and TSC that you should consider in evaluating the proposed merger. We urge you to carefully read these materials.

      Our Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement. Your vote is important as the merger depends upon receiving approval by the holders of a majority of the outstanding shares of Zamba common stock. Not voting is effectively the same as a vote against the merger. Therefore, we ask that you complete and mail the enclosed proxy or vote by telephone or Internet as outlined in the proxy statement/ prospectus. Please read and carefully follow the instructions provided.

      We urge you to read the proxy statement/ prospectus, which includes important information about the proposed merger. In particular, see the section entitled “Risk Factors” beginning on page [ ● ].

      We encourage you to attend the meeting on [       ●       ], 2004, and will be happy to answer any questions you may have about the merger at that time, but we urge you to go ahead and vote in case you are unable to attend. If you change your mind for any reason, you may revoke your vote in writing at any time until the vote is taken at the meeting by following the instructions provided.

      Thank you for your support and we look forward to seeing you at the meeting.

Sincerely,

MICHAEL CARREL
President and Chief Executive Officer
[ ● ], 2004

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/ prospectus or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      This proxy statement/ prospectus is dated [       ●       ], 2004, and is first being mailed to Zamba stockholders on or about [       ●       ], 2004.

REFERENCES TO ADDITIONAL INFORMATION

      This proxy statement/ prospectus is accompanied by reports containing important business and financial information about TSC and Zamba. These reports are listed in the section of this proxy statement/ prospectus entitled “Where You Can Find More Information,” beginning on page [ ● ]. The information contained in these reports is incorporated by reference in this proxy statement/ prospectus.

      This proxy statement/ prospectus also incorporates important business and financial information about TSC and Zamba from other documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you, without charge, upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/ prospectus through the Securities and Exchange Commission (“SEC”) website www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Zamba Corporation

Zamba Corporation Investor Relations
3033 Excelsior Blvd., Suite 200, Minneapolis, MN 55416
Attn: Ian Nemerov, Secretary
(952) 832-9800

Technology Solutions Company

TSC Investor Relations
205 N. Michigan Ave., Suite 1500, Chicago, IL 60601
Attn: Philip J. Downey, Secretary
(312) 228-4500

      If you would like to request documents, please do so by [       ●       ], 2004, in order to receive them before the special meeting.

      See “Where You Can Find More Information” beginning on page [ ● ].

VOTING BY TELEPHONE, BY THE INTERNET OR BY MAIL

      If you are a Zamba stockholder of record on the record date for the special meeting, you may submit your proxy:

•	by telephone, by calling 1-800-560-1965;

•	by accessing the Internet website www.eproxy.com/zmba/; or

•	by mail, by signing and dating each proxy card you receive, indicating your voting preference on the proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card.

      If you hold your shares through a bank, broker, custodian or other record holder, please refer to your proxy card or the information forwarded by your bank, broker, custodian or other record holder to see which alternatives are available to you.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ZAMBA CORPORATION

TO THE STOCKHOLDERS OF ZAMBA CORPORATION:

      NOTICE IS HEREBY GIVEN that Zamba Corporation will hold a special meeting of its stockholders on [       ●       ], 2004, at [       ●       ] local time, at [       ●       ] for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 6, 2004, among Technology Solutions Company, Z Acquisition Corp., a wholly owned subsidiary of Technology Solutions Company, and Zamba Corporation. A copy of the Merger Agreement is included as Annex A to the proxy statement/ prospectus accompanying this notice.

2.	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

      In the merger, each share of Zamba common stock will be converted into the right to receive 0.15 shares of TSC common stock.

      Stockholders of record of Zamba common stock at the close of business on [       ●       ], 2004, will be entitled to vote at the special meeting and any adjournment or postponement of that meeting. As of the record date, there were [       ●       ] shares of Zamba common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

      Under Delaware law, Zamba stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court rather than the merger consideration. To exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the proxy statement/ prospectus accompanying this notice. In addition, the text of the applicable provisions of Delaware law is included as Annex D to the proxy statement/ prospectus accompanying this notice.

      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing, dating and returning the enclosed proxy in the enclosed prepaid envelope.

      Your vote is very important. Your board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and thereby approve the proposed merger which is described in detail in the proxy statement/ prospectus accompanying this notice.

By Order of the Board of Directors

IAN NEMEROV

Secretary
[       ●       ], 2004

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER 1-800-560-1965, (2) ACCESSING THE INTERNET WEBSITE www.eproxy.com/zmba/ OR (3) COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

ii

CHAPTER ONE

INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why is the merger being proposed?

A:	The boards of directors of Zamba and TSC have each approved the Merger Agreement. The merger will combine the businesses of the two companies and Zamba and TSC believe that it will, among other things:

• combine complementary business organizations;

• facilitate the strategic plans of both companies;

• diversify the revenue stream and service offerings of both companies;

• combine Zamba’s experienced management and sales personnel with TSC’s management team;

• diversify the client base of the combined company and create opportunities for cross-selling; and

• create the potential for cost savings.

Please review the more detailed description of the reasons for the merger in “The Proposed Merger — Recommendation of Zamba Board; Zamba’s Reasons for the Merger” beginning on page [ ● ] of this proxy statement/ prospectus and “The Proposed Merger — TSC’s Reasons for the Merger” beginning on page [ ● ].

Q:	What will Zamba stockholders, option holders and warrant holders receive in the merger?

A:	If the merger is completed, each share of Zamba common stock issued and outstanding will be converted into the right to receive 0.15 shares of TSC common stock. TSC will not issue fractional shares of common stock. Instead, the number of shares of TSC common stock that a Zamba stockholder will be entitled to receive will be rounded down to the nearest whole number and, in lieu of fractional shares that the holder would otherwise be entitled to receive, the holder will receive a cash payment for the remaining fraction of a share based on the last reported sale price per share of TSC common stock on the Nasdaq National Market at the close of business on the closing date of the merger.

The merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the closing. Based on the closing price of $0.88 per share of TSC common stock on the Nasdaq National Market on August 6, 2004, the last trading day prior to the public announcement of the merger, the merger consideration represented approximately $0.13 in value for each share of Zamba common stock. Based on the closing price of TSC common stock on [ ● ], 2004, of $[ ● ], the merger consideration represented approximately $[ ● ] in value for each share of Zamba common stock.

If the merger is completed, each outstanding option to purchase shares of Zamba common stock will become an option to purchase shares of TSC common stock on generally the same terms and conditions that applied before the merger. The number of shares of TSC common stock subject to each substitute TSC option will be equal to the number of shares of Zamba common stock subject to the option immediately prior to the merger, multiplied by 0.15, rounded down to the nearest whole share. The per share exercise price of each substitute TSC option will be equal to the per share exercise price immediately prior to the merger divided by 0.15, rounded up to the nearest whole cent.

If the merger is completed, each outstanding warrant to purchase shares of Zamba common stock, other than the warrant issued on May 14, 2004, to Pandora Select Partners L.P., will become a warrant to purchase shares of TSC common stock on generally the same terms and conditions that applied before the merger. The number of shares of TSC common stock subject to each substitute TSC warrant will be equal to the number of shares of Zamba common stock subject to the warrant immediately prior to the merger multiplied by 0.15, rounded down to the nearest whole share. The per share exercise price of each substitute TSC warrant will be equal to the per share exercise price immediately prior to the merger divided by 0.15, rounded up to the nearest whole cent. See “The Pandora Warrant Amendment Agreement” on page [ ● ] of this proxy statement/ prospectus for a description of the treatment of the warrant issued to Pandora Select Partners L.P.

Q:	What is the recommendation of the Zamba board of directors?

A:	The Zamba board of directors has unanimously determined that the proposed merger is advisable, fair to and in the best interests of Zamba and its stockholders and unanimously recommends that you vote FOR the adoption of the Merger Agreement, thereby approving the proposed merger.

Q:	What are Zamba’s alternatives if the merger is not completed?

A:	Zamba’s net loss in the second quarter of 2004 was $607,000 and its revenues in that quarter decreased to $1.73 million from $2.85 million in the comparable quarter in 2003. As of [ ● ], 2004, Zamba had only $[ ● ] in cash and $[ ● ] in accounts receivable. During the first six months of 2004, Zamba used $964,000 of cash in its operating activities. Zamba’s ability to continue as a going concern depends upon its ability to generate cash from operations and obtain additional funding as needed. If the merger is not completed and Zamba continues as an independent company and if Zamba is unable to increase its revenues significantly or otherwise raise capital, it may not be able to meet its working capital and capital expenditure requirements beyond December 31, 2004.

Q:	Are there risks I should consider in deciding how to vote on the adoption of the Merger Agreement?

A:	Yes, in evaluating the Merger Agreement and the merger, you should carefully read this proxy statement/ prospectus and the accompanying reports, including the factors discussed in the section titled “Risk Factors” beginning on page [ ● ] of this proxy statement/ prospectus.

Q:	What vote is required for approval?

A:	Adoption of the Merger Agreement by the holders of Zamba common stock requires the affirmative vote of at least a majority of the outstanding shares of Zamba common stock. Abstentions and broker non-votes have the effect of votes against the adoption of the Merger Agreement.

Q:	Will Zamba stockholders have appraisal rights as a result of the merger?

A:	Yes. Under Delaware law, rather than accepting the merger consideration, Zamba stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Zamba common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, a dissenting Zamba stockholder must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under “The Proposed Merger — Appraisal Rights for Zamba Stockholders” beginning on page [ ● ] of this proxy statement/ prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/ prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to TSC stockholders?

A:	The completion of the merger is conditioned on the receipt by TSC and Zamba of tax opinions from their respective counsel dated the closing date of the merger to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and as to certain related matters. Assuming the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, a holder of Zamba common stock will not recognize any gain or loss for federal income tax purposes upon the exchange of the holder’s shares of Zamba common stock for shares of TSC common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of TSC common stock. Your tax basis in the shares of TSC stock that you receive in the merger in general will be the same as your basis in the shares of Zamba stock given in exchange therefor. The foregoing opinions will be based, in part, on customary factual assumptions and written factual representations.

For a more detailed description of the U.S. federal income tax consequences of the merger, see “The Proposed Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ● ] of this proxy statement/ prospectus. The U.S. federal income tax consequences described above may not apply to some holders of Zamba common stock, including some types of holders specifically referred to on page [ ● ].

Holders of Zamba common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of their particular circumstances.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement/ prospectus and the accompanying reports, please respond by submitting your proxy by telephone or the Internet or by completing, signing, dating and mailing your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person.

Q:	Why is my vote important?

A:	You are being asked to adopt the Merger Agreement and thereby approve the proposed merger. If you do not submit your proxy by telephone or the Internet, or return your proxy card by mail or vote in person at the special meeting, it will be more difficult for Zamba to obtain the necessary quorum to hold the special meeting. If you fail to submit your proxy or attend the special meeting or you abstain from voting on the adoption of the Merger Agreement, your failure to submit your proxy or attend the special meeting or your abstention will have the same effect as a vote against the adoption of the Merger Agreement.

Q:	How will my proxy be voted?

A:	If you vote by telephone or the Internet or by completing, signing, dating and mailing your signed proxy card, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card but do not indicate how you want to vote, your shares will be voted FOR the adoption of the Merger Agreement. If you vote your shares for the adoption of the Merger Agreement, you will lose the appraisal rights to which you would otherwise be entitled.

Q:	May I vote in person?

A:	Yes. If you are a stockholder of record as of [ ● ], 2004, you may attend the special meeting and vote your shares in person, instead of submitting your proxy by telephone or the Internet or returning your signed proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the proposal to adopt the Merger Agreement. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of voting instructions.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the special meeting but it will have the same effect as a vote against the adoption of the Merger Agreement.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Zamba that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	Can I revoke my proxy and change my vote?

A:	Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a stockholder of record, your proxy can be revoked in several ways:

• by entering a new vote by telephone or the Internet;

• by delivery of a written revocation to Zamba’s secretary prior to the special meeting;

• by submitting another valid proxy card bearing a later date prior to the special meeting; or

• by attending the special meeting and voting your shares in person.

However, if your shares are held in “street name” through a bank, broker, custodian or other record holder, you must check with your bank, broker, custodian or other record holder to determine how to revoke your proxy.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [ ● ], 2004, at [ ● ] local time, at [ ● ].

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, TSC will send you written instructions for exchanging your Zamba stock certificates for the merger consideration.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger promptly following the special meeting if the Merger Agreement is approved. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete it at all.

Q:	Who can answer any questions I may have about the special meeting or the merger?

A:	You may call Zamba’s secretary, Ian Nemerov, at (952) 832-9800.

SUMMARY

      This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. This proxy statement/ prospectus is accompanied by reports containing important business and financial information about TSC and Zamba. See “Where You Can Find More Information” beginning on page [ ● ]. To understand the merger fully and for a more complete description of the terms of the Merger Agreement, you should carefully read this entire proxy statement/ prospectus and the accompanying documents.

The Companies Involved in the Proposed Merger (see page [ ● ])

Technology Solutions Company

205 North Michigan Avenue, Suite 1500
Chicago, Illinois 60601
(312) 228-4500
Internet address: www.techsol.com

      Technology Solutions Company (“TSC”) is a consulting company that delivers business benefits to its clients through the application of information technology. TSC helps its clients select, install, upgrade and optimize the software systems that run their business operations. TSC specializes in the areas of manufacturing and distribution, supply chain, financial, human resources and customer service systems, and has recently added new service offerings such as Sarbanes-Oxley compliance, use tax technology, healthcare and consumer products and retail systems. TSC’s principal expertise is system integration services for business-critical enterprise applications, including core enterprise software solutions from SAP AG and its U.S. subsidiary SAP America, Inc. and PeopleSoft, Inc. Historically, these services have been the cornerstone of TSC’s solutions and currently represent approximately 80% of TSC’s revenue.

      TSC provides services on a client-specific basis that allows it to focus on each client’s needs. Its range of services includes project planning, software selection, reengineering, implementation, upgrades, training and outsourcing, with specialized expertise in product configuration solutions, forensic technology consulting and project turn-arounds. Working side-by-side in a collaborative environment with the client, TSC typically assigns small, experienced teams with senior-level involvement, helping to provide a cost-effective and successful completion of the project, along with an efficient transfer of knowledge to the client.

      TSC’s business is primarily focused on the commercial market. TSC primarily serves customers based in the United States.

      TSC has worked with more than 800 clients worldwide, including the majority of the Fortune 500. TSC is headquartered in Chicago, with additional offices in Atlanta, New York and Herndon, Virginia.

      Shares of TSC common stock are traded on the Nasdaq National Market under the symbol “TSCC.”

      Z Acquisition Corp., a wholly owned subsidiary of TSC, was formed on August 3, 2004, for the purpose of effecting the merger.

Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416
(952) 832-9800
Internet address: www.zambasolutions.com

      Zamba Corporation (“Zamba”) is a customer relationship management company that helps its clients to be more successful in acquiring, servicing and retaining their customers. Having served over 300 clients, Zamba is focused on customer-centric services by leveraging best practices and technology to enable interactions across all customer touchpoints. Zamba’s clients have included Best Buy, Canon, GE Medical Systems, Direct Energy Essential Home Services, Fleet Bank, Hertz, General Mills, Microsoft Great Plains, Nikon, Northrop Grumman, Symbol Technologies, Union Bank of California and Volkswagen of America.

      Zamba provides strategy and business process consulting, as well as customization and systems integration for software applications that its clients purchase from third parties. Based on its expertise and experience, Zamba has created a framework of interdependent processes and technologies to help its clients. This framework includes services Zamba provides in the areas of strategy and alignment, analytics and marketing, contact center, content and commerce, field sales and field service. Zamba’s services help its clients implement standard methods for interacting with their customers by integrating multiple technology-based channels for sales, marketing and customer service, including the Internet, telephone, fax, email, wireless and direct personal contact.

      Prior to 1998, Zamba derived a substantial amount of its revenue from the sales of proprietary hardware and software that originally enabled data communication over specialized mobile radio technology and, eventually, most types of wireless networks. In September 1998, Zamba completed its acquisition of the QuickSilver Group, Inc., a customer care consulting company specializing in software package implementation for call center management, sales automation, marketing automation and automated field service and field sales. That acquisition enabled Zamba to expand its consulting and systems integration capabilities and geographic presence.

      Less than 1% of Zamba’s revenue since 1999 has been derived from the sale of proprietary hardware and software. Zamba now exclusively provides customer care services as described above.

      Zamba is headquartered in Minneapolis, Minnesota.

      Shares of Zamba common stock are quoted on the over-the-counter bulletin board under the symbol “ZMBA.”

Additional Information about Zamba and TSC

      For more detailed information about Zamba and TSC, including financial information about each company as of and for the years ended December 31, 2003, and 2002 and the six months ended June 30, 2004, and 2003, we urge you to read the most recent annual and quarterly reports of Zamba and TSC that have been filed with the SEC and that accompany this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page [ ● ].

The Merger (see page [ ● ])

      Under the terms of the proposed merger, Z Acquisition Corp., a wholly owned subsidiary of TSC formed for the purpose of effecting the merger, will merge with and into Zamba, with Zamba continuing as the surviving corporation. Immediately following the merger, the surviving corporation will merge with and into a newly created limited liability company wholly owned by TSC in a second merger which is referred to as the “subsequent merger.”

      The Merger Agreement is included as Annex A to this proxy statement/ prospectus and is incorporated by reference herein. TSC and Zamba urge you to read the Merger Agreement carefully and fully, as it is the legal document that governs the merger.

Zamba Stockholders Will Receive 0.15 Shares of TSC Common Stock for Each Share of Zamba Common Stock (see page [ ● ])

      If you have not perfected appraisal rights you will receive 0.15 shares of TSC common stock for each share of Zamba common stock you hold. TSC will not issue fractional shares pursuant to the merger. As a result, the total number of shares of TSC common stock that you will receive pursuant to the merger will be rounded down to the nearest whole number, and you will receive a cash payment for the remaining fraction of a share of TSC common stock that you would otherwise receive, if any, based on the last reported sale price per share of TSC common stock on the Nasdaq National Market at the close of business on the closing date of the merger, rounded down to the nearest cent.

      Example: If you currently own 1,555 shares of Zamba common stock, you will be entitled to receive 233 shares of TSC common stock plus the market value of 0.25 shares of TSC common stock at the close of business on the closing date of the merger.

Each Outstanding Option and Warrant to Purchase Zamba Common Stock Will be Converted into an Option or Warrant to Purchase TSC Common Stock at the 0.15 Exchange Ratio (see page [ ● ])

      Upon completion of the merger, each outstanding stock option and each outstanding warrant to purchase Zamba common stock, other than the warrant issued on May 14, 2004, to Pandora Select Partners, L.P., will become an option or warrant, as the case may be, to purchase TSC common stock, exercisable on generally the same terms and conditions that applied before the merger. The number of shares of TSC common stock subject to each substitute TSC option or warrant will be equal to the number of shares of Zamba common stock subject to the option or warrant immediately prior to the merger, multiplied by 0.15, rounded down to the nearest whole share. The per share exercise price of each substitute TSC option or warrant will be equal to the exercise price of the option or warrant immediately prior to the merger, divided by 0.15, rounded up to the nearest whole cent. For a description of the treatment of the warrant issued to Pandora Select Partners, L.P., see “The Pandora Warrant Amendment Agreement” beginning on page [ ● ].

      As of the record date for the special meeting there were [       ●       ] shares of Zamba common stock subject to options to purchase Zamba common stock and [       ●       ] shares of Zamba common stock subject to warrants to purchase Zamba common stock, other than the warrant held by Pandora Select Partners, L.P. Except to the extent they are exercised, expire or otherwise terminate before the merger is completed, these options and warrants will become, in the aggregate, options to purchase [       ●       ] shares of TSC common stock and warrants to purchase [       ●       ] shares of TSC common stock.

The Merger Consideration is Fixed and Will Not Be Adjusted in Response to Changes in TSC’s Stock Price (see page [ ● ])

      Because the merger consideration is fixed in the Merger Agreement and Zamba has no right to terminate the Merger Agreement based on changes in TSC’s stock price, the market value of the TSC common stock that you will receive in the merger may fluctuate significantly from its current value.

      The table below shows the per share closing price of TSC common stock, as reported on the Nasdaq National Market, the last reported per share bid price of Zamba common stock as reported on the over-the-counter bulletin board and the pro forma Zamba “equivalent stock price” at the close of the regular trading session on August 6, 2004, the last trading day prior to our public announcement of the merger, and on [       ●       ], 2004, the most recent trading day for which such information was available prior to the mailing of this proxy statement/ prospectus. The “equivalent stock price” of a share of Zamba common stock represents the closing price per share of TSC common stock on the Nasdaq National Market as of the applicable date, multiplied by 0.15, and rounded down to the nearest cent.

	TSC Common Stock	Last Reported Zamba	Zamba Equivalent
	Closing Price	Bid Price	Stock Price

August 6, 2004	$0.88	$0.12	$0.13
[ ● ], 2004	$ [ ● ]	$ [ ● ]	$ [ ● ]

      The value of the merger consideration you will receive will fluctuate with changes in the price of TSC common stock. You are urged to obtain current market quotations for shares of both companies.

Zamba Stockholders Will Hold Approximately 12.5% of the Outstanding Shares of TSC Common Stock Following Completion of the Merger (see page [ ● ])

      TSC will issue up to [       ●       ] million shares of TSC common stock to Zamba stockholders as contemplated by the Merger Agreement, excluding [       ●       ] million shares of TSC common stock which may be issuable pursuant to Zamba stock options and warrants to be assumed by TSC and substituted with options and warrants to purchase shares of TSC common stock. The substitute options and warrants will generally have the same vesting rights and other terms as the original Zamba options and warrants. Immediately following completion of the merger, it is expected that there will be approximately [       ●       ] million shares of TSC common stock issued and outstanding. In addition, it is expected that options and warrants to purchase an additional [       ●       ] shares of TSC common stock will be outstanding immediately following completion of the merger. The shares of TSC common stock to be issued as contemplated by the Merger Agreement to holders of currently outstanding shares of Zamba common stock will represent approximately 12.5% of the outstanding TSC common stock after the merger.

TSC Does not Anticipate Paying a Cash Dividend Following Completion of the Merger

      TSC has never paid cash dividends and does not anticipate paying a cash dividend in the foreseeable future following the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page [ ● ])

      The completion of the merger is conditioned on the receipt by TSC and Zamba of tax opinions from their respective counsel dated the closing date of the merger to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and as to certain related matters. Assuming the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, a holder of Zamba common stock will not recognize any gain or loss for federal income tax purposes upon the exchange of the holder’s shares of Zamba common stock for shares of TSC common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of TSC common stock. Your tax basis in the shares of TSC stock that you receive in the merger in general will be the same as your basis in the shares of Zamba stock you exchange in the merger. The foregoing opinions will be based, in part, on customary factual assumptions and written factual representations from TSC and Zamba management.

      You should carefully read the discussion under the heading “The Proposed Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ● ]. The federal income tax consequences described above may not apply to some holders of Zamba common stock, including some types of holders specifically referred to on page [ ● ].

      Holders of Zamba common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of their particular circumstances.

Due to Variances Between the Certificates of Incorporation, By-Laws and Other Corporate Documents of TSC and Zamba, Differences Exist Between the Rights of TSC Stockholders and Zamba Stockholders (see page [ ● ])

      The rights of stockholders of both companies are governed by Delaware law. However, there are differences in the rights of TSC stockholders and Zamba stockholders as a result of the provisions of the certificate of incorporation, by-laws and other corporate documents of each company. See “Certain Legal Information — Comparison of TSC/ Zamba Stockholder Rights” beginning on page [ ● ].

Recommendation of Zamba Board of Directors to Stockholders (see page [ ● ])

      The Zamba board of directors has reviewed and considered the terms of the merger and the Merger Agreement and has unanimously determined that the proposed merger is advisable, fair to and in the best interests of Zamba and its stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and thereby approve the proposed merger.

Executive Officers and Directors of Zamba Have Interests in the Merger that May Be Different from, or in Addition to, the Interests of Zamba Stockholders (see page [ ● ])

      When you consider the recommendation of Zamba’s board of directors to vote in favor of the adoption of the Merger Agreement, you should be aware that Zamba’s executive officers and directors may have interests in the merger that are different from, or in addition to, your interests. See “Interests of Zamba’s Directors and Executive Officers in the Merger” beginning on page [ ● ]. These interests include:

•	the employment agreements that TSC has entered into with Michael H. Carrel, Zamba’s President and Chief Executive Officer, and Paul McLean, Zamba’s Executive Vice President, that will become effective upon completion of the merger;

•	the options to purchase 1,400,000 shares of Zamba common stock granted to Mr. Carrel in connection with the execution of the Merger Agreement;

•	the warrants to acquire 1,489,723 shares of Zamba common stock currently held by Joseph Costello, the Chairman of the Zamba board of directors; and

•	TSC’s agreement to provide directors and officers of Zamba with continuing indemnification rights and directors’ and officers’ insurance for six years following the merger.

      As a result, the directors and executive officers of Zamba may be more likely to recommend the adoption of the Merger Agreement than if they did not have these interests.

Zamba’s Financial Advisor Delivered its Opinion to Zamba’s Board of Directors to the Effect that, as of August 6, 2004, the Merger Consideration Was Fair, from a Financial Point of View, to Zamba’s Stockholders (see page [ ● ])

      SG Capital delivered its oral opinion (subsequently confirmed in writing) to Zamba’s board of directors to the effect that, as of August 6, 2004, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration of 0.15 shares of TSC common stock to be paid for each share of Zamba common stock in the proposed merger was fair, from a financial point of view, to the holders of Zamba common stock. The full text of the written opinion of SG Capital dated August 6, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with such opinion, is included as Annex B to this proxy statement/ prospectus. Zamba stockholders are urged to, and should, read this opinion in its entirety.

      The SG Capital opinion is addressed to Zamba’s board of directors and is directed to the fairness, from a financial point of view, to Zamba stockholders of the merger consideration to be paid in the proposed merger. The SG Capital opinion, however, does not constitute a recommendation to any Zamba stockholder as to how you should vote or act with respect to the proposed merger or any other matter.

TSC’s Financial Advisor Delivered its Opinion to TSC’s Board of Directors to the Effect that, as of August 5, 2004, the Merger Consideration Was Fair, from a Financial Point of View, to TSC (see page [ ● ])

      Broadview International delivered its oral opinion (subsequently confirmed in writing) to TSC’s board of directors to the effect that, as of August 5, 2004, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration of 0.15 shares of TSC common stock to be paid for each share of Zamba common stock in the proposed merger was fair, from a financial point of view, to TSC. The full text of the written opinion of Broadview International dated August 5, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with such opinion, is included as Annex C to this proxy statement/ prospectus.

      The Broadview International opinion was provided solely to TSC’s board of directors in connection with and for the purposes of its evaluation of the merger and is directed to the fairness, from a financial point of view, to TSC of the merger consideration to be paid in the proposed merger. The Broadview International opinion was not delivered to any other person, including, without limitation, Zamba, does not address the fairness to Zamba stockholders of the merger or the merger consideration (which is addressed in SG Capital’s opinion attached to this proxy statement/prospectus as Annex B), and does not constitute a recommendation to any Zamba stockholder or any other person as to how they should vote or act with respect to the proposed merger or any other matter.

Zamba Stockholder Approval Will Be Required to Complete the Merger (see page [ ● ])

      Adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Zamba common stock. On [       ●       ], 2004, which is the record date for determining those Zamba stockholders who are entitled to vote at the special meeting, directors and executive officers of Zamba beneficially owned and had the right to vote [       ●       ] shares of Zamba common stock, or approximately [ ● ]% of the outstanding shares of Zamba common stock entitled to vote at the special meeting. Each member of the Zamba board of directors has executed an agreement to vote in favor of the adoption of the Merger Agreement. See “Stockholder Support and Voting Agreements” beginning on page [ ● ]. To Zamba’s knowledge, all of the directors and executive officers of Zamba and their affiliates intend to vote their common stock in favor of the adoption of the Merger Agreement.

Zamba Stockholders Will Have Appraisal Rights in Connection with the Merger (see page [ ● ])

      Under Delaware law, rather than accepting the merger consideration, Zamba stockholders have the right to demand payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court. Any Zamba stockholder who desires to exercise appraisal rights must not vote in favor of the merger and must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under “The Proposed Merger — Appraisal Rights for Zamba Stockholders.” In addition, the text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/ prospectus.

The Completion of the Merger is Subject to the Satisfaction or Waiver of a Number of Conditions (see page [ ● ])

      The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	Zamba stockholders having approved and adopted the Merger Agreement;

•	all authorizations, consents, orders, declarations or approvals of governmental entities, the failure of which to obtain would have the effect of making the merger illegal or would, individually or in the aggregate, have a material adverse effect on TSC (assuming the merger had taken place), having been obtained;

•	the absence of any law, judgment, injunction or other order by a governmental entity prohibiting the completion of the merger;

•	each party to the Merger Agreement complying, in all material respects, with its obligations under the Merger Agreement;

•	the absence of breaches of the representations and warranties in the Merger Agreement;

•	the receipt of opinions of counsel to TSC and Zamba that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•	the absence of a material adverse effect having occurred to Zamba since the date of the Merger Agreement;

•	the holders of not more than 12% of the shares of Zamba common stock outstanding immediately prior to the effective time having properly exercised appraisal rights;

•	none of the employment agreements that TSC entered into with Zamba employees in connection with the signing of the Merger Agreement having been terminated;

•	the warrant held by Pandora Select Partners, L.P. having been terminated; and

•	Zamba revenue for each of the third and fourth quarters of 2004 (if closing has not occurred before then) having been at least $1,500,000.

How the Merger Agreement May Be Terminated by TSC and Zamba (see page [ ● ])

      TSC and Zamba may agree to terminate the Merger Agreement and abandon the merger at any time prior to completion of the merger, whether before or after Zamba’s stockholders have adopted the Merger Agreement.

      In addition, either party could decide, without the consent of the other, to terminate the Merger Agreement in a number of situations, including:

•	if the merger is not completed by January 31, 2005;

•	if Zamba’s stockholders do not adopt the Merger Agreement at the special meeting; or

•	if the other party breaches a representation, warranty or covenant in the Merger Agreement, which breach results in a failure of one of the conditions to the completion of the merger being satisfied.

      The Merger Agreement may be terminated by TSC prior to completion of the merger if:

•	the Zamba board of directors or a committee thereof does not recommend, or has qualified its recommendation, that Zamba’s stockholders adopt the Merger Agreement;

•	the Zamba board of directors or a committee thereof recommends to Zamba stockholders a takeover proposal other than the merger;

•	a person other than TSC or its affiliates becomes the beneficial owner of 10% or more of the outstanding shares of Zamba common stock;

•	a tender offer or exchange offer for 10% or more of the outstanding shares of Zamba common stock is commenced and the Zamba board of directors fails to recommend against acceptance; or

•	the Zamba board of directors fails to affirm its recommendation of the merger within five days after TSC so requests in writing.

Termination Fees and Expenses May Be Payable Under Some Circumstances (see page [ ● ])

      Generally, if Zamba or TSC terminates the Merger Agreement because the merger has not been completed by January 31, 2005, or because Zamba’s stockholders have failed to approve the merger, and, in either case, a takeover proposal (as defined in the Merger Agreement) exists, Zamba will be required to reimburse TSC’s reasonable costs and expenses relating to the merger. In addition, if within 12 months after termination of the Merger Agreement Zamba enters into a letter of intent, agreement or similar transaction with respect to the takeover proposal, Zamba will be required to pay TSC a termination fee of $240,000.

      Zamba will also be required to pay TSC a termination fee of $240,000 and reimburse TSC’s reasonable costs and expenses if TSC terminates the Merger Agreement as a result of certain actions by Zamba’s board of directors or a third party acquiring or commencing a transaction to acquire 10% or more of the outstanding shares of Zamba common stock.

TSC Common Stock Is Quoted on the Nasdaq National Market (see page [ ● ])

      The TSC common stock to be issued pursuant to the merger is quoted on the Nasdaq National Market under the symbol “TSCC.” However, TSC’s common stock could be delisted from the Nasdaq National Market. See “Risk Factors — Risks Relating to the Merger — TSC’s common stock is subject to the risk of delisting from the Nasdaq National Market” beginning on page [ ● ].

Accounting Treatment of the Merger (see page [ ● ])

      TSC will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States.

The Merger and the Performance of the Combined Company are Subject to a Number of Risks (see page [ ● ])

      There are a number of risks relating to the merger and to the businesses of TSC, Zamba and the combined company following the merger. See “Risk Factors” beginning on page [ ● ] of this proxy statement/ prospectus for a discussion of these and other risks, and see also the reports that we have filed with the SEC, including those described under “Where You Can Find More Information,” beginning on page [ ● ].

Selected Historical Financial Information

      The following selected historical consolidated financial information is being provided to assist you in your analysis of the financial aspects of the merger. The annual TSC historical information is derived from the consolidated financial statements of TSC as of and for each of the years in the five-year period ended December 31, 2003. The annual Zamba historical information is derived from the consolidated financial statements of Zamba as of and for each of the years in the five-year period ended December 31, 2003. The data as of and for the six months ended June 30, 2004, and June 30, 2003, for each of TSC and Zamba, has been derived from unaudited interim financial statements of TSC or Zamba, as the case may be. The unaudited interim financial information is not necessarily indicative of the results to be expected for any other interim period or for fiscal year 2004 as a whole. However, in the opinion of each company’s management, the unaudited interim financial information presented includes all adjustments (consisting of normal recurring accruals) that are necessary for the fair presentation of the results for the relevant company for the interim period. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in TSC’s and Zamba’s annual reports on Form 10-K for the year ended December 31, 2003, and quarterly reports on Form 10-Q for the quarter ended June 30, 2004, as well as other information that each company has filed with the SEC. See “Where You Can Find More Information” beginning on page [ ● ]. The historical results included below and elsewhere in this proxy statement/ prospectus are not necessarily indicative of the future performance of TSC, Zamba or the combined company.

Selected Historical Financial Information of TSC

	As of and For the

	Six Months Ended		Year Ended

	June 30,	June 30,	December 31,		December 31,	December 31,		December 31,		December 31,
	2004	2003	2003		2002	2001		2000		1999

	(In thousands, except per share data)
Statement of Operations Information
Revenues	$18,451	$27,511	$45,640		$92,368	$143,317		$151,130		$179,523
Operating (loss) income	$(3,925)	$(8,823)	$(13,690	)(1)	$981	$(14,439	)(2)	$(7,525	)(3)	$(20,697	)(4)
(Loss) income from continuing operations	$(3,610)	$(8,376)	$(29,503	)(1)	$1,230	$(8,910	)(2)	$(2,662	)(3)	$(11,578	)(4)
Income from discontinued operations, net	—	—	—		—	—		—		$5,133	(5)
Loss on distribution of discontinued operations, net	—	—	—		—	—		—		$(6,789	)(5)
Net (loss) income	$(3,610)	$(24,987)	$(29,503	)(1)	$1,230	$(8,910	)(2)	$(2,662	)(3)	$(13,234	)(4)

Basic net (loss) earnings per common share:
Continuing operations	$(0.09)	$(0.62)	$(0.73)		$0.03	$(0.20)		$(0.06)		$(0.27)
Discontinued operations	—	—	—		—	—		—		$(0.04)

Net (loss) earnings per common share	$(0.09)	$(0.62)	$(0.73)		$0.03	$(0.20)		$(0.06)		$(0.31)

Diluted net (loss) earnings per common share:
Continuing operations	$(0.09)	$(0.62)	$(0.73)		$0.03	$(0.20)		$(0.06)		$(0.27)
Discontinued operations	—	—	—		—	—		—		$(0.04)

Net (loss) earnings per common share	$(0.09)	$(0.62)	$(0.73)		$0.03	$(0.20)		$(0.06)		$(0.31)

Balance Sheet Information
Total assets	$48,828	$70,014	$60,169		$99,244	$113,933		$127,638		$223,309
Total liabilities	$7,984	$21,281	$15,778		$25,752	$37,811		$41,265		$49,698
Stockholders’ equity	$40,844	$48,733	$44,391		$73,492	$76,122		$86,373	(5)	$173,611

(1)	Includes $5.2 million of restructuring and other charges as well as a $16.6 million tax provision resulting from a full valuation allowance against the entire deferred tax assets of $21.7 million net of a $5.1 million tax benefit resulting from operating losses during the year.

(2)	Includes $9.2 million of restructuring and other charges comprised of $6.9 million related to the closure of TSC’s Peer 3 software development operation and $2.3 million in non-Peer severance related costs.

(3)	Includes charge of $4.3 million for closure of Latin American operations.

(4)	Includes $17.5 million in restructuring and other charges consisting of $12.3 million in severance costs, $3.0 million in lease terminations, $1.3 million in CourseNet Systems, Inc. acquisition costs and $0.9 million for write-offs of other assets.

(5)	On February 15, 2000, TSC distributed the common stock of eLoyalty Corporation, its wholly-owned subsidiary, to TSC’s stockholders.

Selected Historical Financial Information of Zamba

	As of and For the

	Six Months Ended		Year Ended

	June 30,	June 30,	December 31,	December 31,		December 31,		December 31,	December 31,
	2004	2003	2003	2002		2001		2000	1999

	(In thousands, except per share data)
Statement of Operations Information
Revenues	$4,080	$5,628	$10,017	$11,099		$36,788		$46,166	$31,519
Costs and expenses	$4,570	$5,542	$10,943	$22,643	(1)	$46,268	(2)	$49,024	$33,615
Operating profit (loss)	$(490)	$86	$(926)	$(11,544	)(1)	$(9,480	)(2)	$(2,858)	$(2,096)
Other income (expense)
— Gain on sale of NextNet shares	$743	$2,603	$2,603	$5,199		—		—	—
— Interest income				$12		$139		$251	$97
— Interest expense	$(86)	$(47)	$(132)	$(280)		$(188)		$(69)	$(107)
Other income (expense), net	$657	$2,556	$2,471	$4,931		$(49)		$182	$(10)

Income (loss) before extraordinary gain	$167	$2,642	$1,545	$(6,613	)(1)	$(9,529	)(2)	$(2,676)	$(2,106)
Extraordinary gain from debt extinguishment	—	$198	$198	—		—		—	—

Net income (loss)	$167	$2,840	$1,743	$(6,613	)(1)	$(9,529	)(2)	$(2,676)	$(2,106)

Income (loss) per share, before extraordinary gain, assuming dilution	$0.00	$0.07	$0.04	$(0.17)		$(0.28)		$(0.08)	$(0.07)

Income (loss) per share, assuming dilution	$0.00	$0.07	$0.04	$(0.17)		$(0.28)		$(0.08)	$(0.07)

Average number of common shares outstanding, assuming dilution	38,920	40,125	41,320	38,419		33,568		31,572	30,628
Balance Sheet Information
Total assets	$1,584	$3,276	$1,887	$2,821		$7,668		$16,513	$16,511
Total liabilities	$1,681	$2,760	$2,453	$5,151		$5,580		$7,451	$6,260
Stockholders’ equity (deficit)	$(97)	$516	$(566)	$(2,330)		$2,088		$9,062	$10,251

(1)	Includes $3.34 million of restructuring and other special charges.

(2)	Includes $2.24 million of restructuring and other special charges.

Comparative Historical and Unaudited Pro Forma Per Share Information

      The following table sets forth selected (1) audited and unaudited historical per share information of TSC and Zamba, (2) unaudited TSC pro forma condensed consolidated per share information after giving effect to the proposed merger between TSC and Zamba, under the purchase method of accounting and (3) unaudited Zamba pro forma condensed consolidated per share information, which is calculated by multiplying the unaudited TSC pro forma condensed consolidated per share information by the exchange ratio of 0.15. You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/ prospectus, and the historical financial statements of TSC and Zamba and related notes that are incorporated in this proxy statement/ prospectus by reference. The historical per share information is derived from audited financial statements of TSC and Zamba as of and for the year ended December 31, 2003, and unaudited financial statements of TSC and Zamba as of and for the six months ended June 30, 2004.

      The unaudited pro forma condensed consolidated per share information does not purport to represent what the actual results of operations of TSC and Zamba would have been had the companies been combined during the periods presented or to project TSC’s and Zamba’s results of operations that may be achieved after the completion of the merger.

	As of and For the

	Six Months
	Ended	Year Ended
	June 30, 2004	December 31, 2003

	(Unaudited)
Unaudited TSC Pro Forma Consolidated
Per share data:
Income:
Basic	$(0.09)	$(0.64)
Diluted	$(0.09)	$(0.64)
Stockholders’ equity	$0.99	$1.08

TSC — Historical
Per share data:
Income:
Basic	$(0.09)	$(0.73)
Diluted	$(0.09)	$(0.73)
Stockholders’ equity	$1.00	$1.09

Unaudited Zamba Pro Forma Consolidated
Per share data:
Income:
Basic	$(0.01)	$(0.10)
Diluted	$(0.01)	$(0.10)
Stockholders’ equity	$0.15	$0.16

Zamba — Historical
Per share data:
Income:
Basic	$0.00	$0.04
Diluted	$0.00	$0.04
Stockholders’ equity	$0.00	$(0.01)

Comparative Per Share Market Price And Dividend Information

      TSC common stock is quoted on the Nasdaq National Market. Zamba common stock is quoted on the over-the-counter bulletin board. TSC’s and Zamba’s ticker symbols are “TSCC” and “ZMBA,” respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of TSC common stock as reported on the Nasdaq National Market and the high and low bid quotations for Zamba common stock on the over-the-counter bulletin board, as reported by Reuters. The quotations for Zamba reflect inter-dealer prices and do not include retail markups, markdowns or commissions.

	TSC		Zamba
	Common Stock		Common Stock

	High	Low	High		Low

2002
First Quarter	$2.25	$1.57	$0.75		$0.26
Second Quarter	$1.85	$1.13	$0.80		$0.14
Third Quarter	$1.40	$0.74	$0.34		$0.06
Fourth Quarter	$1.46	$0.74	$0.26		$0.05
2003
First Quarter	$1.30	$0.95	$0.29		$0.05
Second Quarter	$1.31	$0.85	$0.22		$0.14
Third Quarter	$1.37	$0.91	$0.52		$0.15
Fourth Quarter	$1.80	$1.04	$0.34		$0.12
2004
First Quarter	$1.50	$0.99	$0.25		$0.12
Second Quarter	$1.18	$0.91	$0.31		$0.15
Third Quarter	$1.10	$0.75	$0.20		$0.10
Fourth Quarter (through [ ● ], 2004)	[ ● ]	[ ● ]	[ ●	]	[ ●	]

      Neither TSC nor Zamba has ever paid cash dividends on its common stock.

RISK FACTORS

      TSC and Zamba will operate as a combined company in an environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company’s control. In addition to the other information contained in or incorporated by reference in this proxy statement/ prospectus, including the accompanying reports, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to TSC or Zamba or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and TSC and Zamba as a combined company.

      In addition, the respective businesses of TSC and Zamba are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of TSC, in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Assumptions Underlying Certain Forward-Looking Statements and Factors that May Affect Future Results” of its Annual Report on Form 10-K for the year ended December 31, 2003, and, in the case of Zamba, in “Risk Factors” contained in Item 2 of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These risks and uncertainties will continue to apply to TSC and Zamba as independent companies if the merger is not consummated.

Risks Relating to the Merger

The value of TSC shares to be received by Zamba stockholders will fluctuate.

      Upon consummation of the merger, each share of Zamba common stock will be converted into the right to receive 0.15 shares of TSC common stock. The number of shares of TSC common stock to be issued pursuant to the merger for each share of Zamba common stock is fixed. The market price of TSC common stock when the merger is completed may fluctuate significantly from its market price at the date of this proxy statement/ prospectus and at the date of the special meeting. For example, during the 12-month period ended on [       ●       ], 2004, the most recent practicable date prior to the mailing of this proxy statement/ prospectus, TSC common stock traded in a range from a low of $[       ●       ] to a high of $[       ●       ] and ended that period at $[       ●       ]. See “Summary — Comparative Per Share Market Price And Dividend Information” on page [ ● ] for more detailed share price information.

      The market price for TSC’s common stock may be significantly affected by factors such as the announcement of new products or services by TSC or its competitors, TSC’s rate of cash consumption and resulting cash levels, technological innovation by TSC, its competitors or other vendors, quarterly variations in TSC’s operating results or the operating results of its competitors, general economic and market conditions affecting TSC and its clients, and changes in earnings estimates by TSC or analysts or reported results that vary materially from these estimates. In addition, from time to time the stock market experiences significant price fluctuations that affect the market prices of equity securities of many companies and that often are unrelated to their operating performances. These broad market fluctuations may materially and adversely affect the market price of TSC’s common stock.

TSC’s common stock is subject to the risk of delisting from the Nasdaq National Market.

      TSC’s common stock is listed on the Nasdaq National Market, which requires that listed stocks maintain a minimum per share closing bid price of $1. The closing bid price of TSC’s stock has been below $1 from time to time in the past. If TSC fails to satisfy NASDAQ’s minimum per share closing bid requirements, it could face the possibility of delisting under NASDAQ rules. However, there are a variety of actions that could be taken to prevent a delisting.

The anticipated benefits of combining Zamba and TSC may not be realized.

      TSC and Zamba entered into the Merger Agreement with the expectation that the merger would result in various benefits, including, among other things, expansion of TSC’s capabilities in customer relationship management, diversification of TSC’s market position, cross-selling opportunities, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether TSC integrates Zamba in an efficient and effective manner and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the combined company’s business, financial condition, operating results and prospects.

      Among the factors considered by the boards of directors of TSC and Zamba in connection with their respective approvals of the Merger Agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

The integration of the operations of TSC and Zamba may not be successful.

      The merger involves the integration of two companies that previously operated independently. The difficulties of combining each company’s operations include:

•	coordinating previously separate organizations, systems, facilities and service offerings;

•	preserving client and other important relationships of both TSC and Zamba;

•	retaining key Zamba employees; and

•	integrating personnel with different business backgrounds and organizational cultures.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of clients and key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, financial condition, operating results and prospects of the combined company after the merger, and could impair the combined company’s ability to realize the anticipated benefits of the merger.

                  Some of the directors and executive officers of Zamba have interests and arrangements that could have affected their decision to support or approve the merger.

      The interests of some of the directors and executive officers of Zamba in the merger are different from, and may be in addition to, those of Zamba stockholders generally and could have affected their decision to support or approve the merger. These interests include:

•	the employment agreements that TSC has entered into with Mr. Carrel and Mr. McLean that will become effective upon completion of the merger;

•	the options to purchase 1,400,000 shares of Zamba common stock granted to Mr. Carrel in connection with the execution of the Merger Agreement;

•	the warrants to acquire 1,489,723 shares of Zamba common stock currently held by Mr. Costello; and

•	TSC’s agreement to provide directors and officers of Zamba with continuing indemnification rights and directors’ and officers’ insurance for six years following the merger.

      As a result, the directors and executive officers of Zamba may be more likely to recommend the adoption of the Merger Agreement than if they did not have these interests.

                  Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of TSC’s common stock following the merger.

      In accordance with generally accepted accounting principles in the United States, the merger will be accounted for using the purchase method of accounting, which will result in charges to earnings of the combined company that could have an adverse impact on the market value of TSC common stock following completion of the merger. Under the purchase method of accounting, the total purchase price will be allocated to Zamba’s net tangible assets and identifiable intangible assets, excluding goodwill, based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired in connection with the merger. Additionally, to the extent the value of goodwill or intangibles becomes impaired, the combined company may incur charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company’s operating results.

      TSC estimates the amortization expense for identifiable intangible assets acquired from Zamba will be approximately $150,000 per month for 24 months following completion of the merger. This incremental expense will result in a reduction in earnings per share which could adversely affect the trading price of the TSC common stock. The estimate of identifiable intangibles and amortization thereof is preliminary and is subject to future adjustment based on the completion of an independent appraisal.

                  The purchase accounting adjustments required for the merger could have the effect of increasing TSC’s future effective tax rate for financial reporting purposes.

      In accounting for the merger under the purchase method of accounting, TSC could record additional deferred tax liabilities associated primarily with the allocation of purchase price to Zamba’s identifiable intangible assets. These deferred tax liabilities would result in a reduction of the valuation allowance TSC currently maintains against its deferred tax assets. Although the underlying deductions, losses and tax credit carry forwards which make up TSC deferred tax assets will continue to be available to reduce current taxes payable on future pretax income, the purchase accounting adjustments described in the preceding sentence could have the effect of increasing TSC’s future effective tax rate for financial reporting purposes. This increase in TSC’s effective tax rate could result in a reduction in its earnings per share, which could adversely affect the trading price of the TSC common stock.

      As a result of the merger, the accumulated net operating losses of Zamba will be limited and may not be available to offset future income of the combined company.

                  Significant transaction and merger-related integration costs will be incurred in connection with the merger.

      TSC and Zamba expect to incur fees and expenses associated with consummating the merger of approximately $3.3 million, including investment banking fees, legal and accounting fees, filing fees, proxy solicitation fees, loan termination costs, costs associated with the termination of the warrant issued on May 14, 2004, to Pandora Select Partners, L.P. (see “The Pandora Warrant Amendment Agreement” beginning on page [ ● ]), severance and related employee benefit expenses, errors and omissions insurance coverage and a directors’ and officers’ “tail” insurance policy for current directors and officers of Zamba. These transaction fees and expenses, which are incremental to the consideration that TSC will issue to Zamba stockholders, represent costs of completing the proposed merger and will be included as a component of the purchase price for purposes of purchase accounting. The amount of transaction fees expected to be incurred is a preliminary estimate and subject to change. In addition, TSC and Zamba expect to incur significant costs associated with integrating the operations of the two companies. TSC is in the early stages of assessing the magnitude of the integration costs that will be required and, therefore, is unable to provide an estimate of these costs at this time. Additional unanticipated costs may be incurred in the integration of the businesses of TSC and Zamba. Although TSC and Zamba expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

                  Zamba will be subject to business uncertainties and contractual restrictions while the merger is pending.

      Uncertainty about the effect of the merger on employees and clients may have an adverse effect on Zamba and consequently the combined company. These uncertainties may impair Zamba’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause clients, vendors and others that deal with Zamba to defer decisions concerning Zamba, or to seek to change existing business relationships with Zamba. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be seriously harmed. In addition, the Merger Agreement restricts Zamba from making certain acquisitions and taking other specified actions until the merger occurs or the Merger Agreement terminates. These restrictions may prevent Zamba from pursuing attractive business opportunities that may arise prior to the completion of the merger or termination of the Merger Agreement. See “The Merger Agreement — Covenants” beginning on page [ ● ] of this proxy statement/ prospectus for a description of the restrictive covenants applicable to Zamba.

Risks Relating to the Business of the Combined Company

                  The business of the combined company will be subject to risks currently affecting the businesses of TSC and Zamba.

      After the completion of the merger, the business of the combined company, as well as the price of TSC common stock, will be subject to many of the risks currently affecting the respective businesses of TSC and Zamba, including, without limitation:

•	the rapidly changing nature of information technology services, including the ability of TSC and Zamba to keep pace with technological and market changes and the ability to refine and add to existing service offerings;

•	the ability to manage the current downturn in the businesses of TSC and Zamba as well as the industry and the economy in general;

•	the ability of TSC and Zamba to manage current decreased revenue levels;

•	the ability of TSC and Zamba to attract new business and increase revenues;

•	the ability of TSC and Zamba to successfully introduce new service offerings;

•	the dependence of TSC and Zamba on a limited number of clients for a large portion of the combined company’s revenue;

•	the potential loss of significant clients;

•	the ability of TSC and Zamba to attract new clients and sell additional work to existing clients;

•	the ability of TSC and Zamba to manage costs and headcount relative to expected revenues;

•	the ability of TSC and Zamba to attract and retain employees;

•	the decreasing level of options available for grants by TSC to attract new employees and to retain existing employees; and

•	changing business, economic or market conditions and changes in competitive and other factors.

The combined company’s operating results will fluctuate, which may cause volatility in its stock price.

      TSC’s and Zamba’s operating results have varied significantly from quarter to quarter in the past, and the combined company’s operating results can be expected to continue to fluctuate, due to a variety of factors, many of which are beyond TSC’s and Zamba’s, and will be beyond the combined company’s, control. These factors include, but are not limited to:

•	changing conditions in the information technology market and in the U.S. and global economies in general;

•	the number and timing of new clients and new projects for existing clients;

•	the ability of the combined company to replace completed projects with new projects in a timely fashion;

•	differences in the number of billing days and/or holidays between quarters;

•	the number of vacation days and sick days taken by employees of the combined company in a particular quarter;

•	the combined company’s utilization of employees, and its ability to match available employee resources with client service requirements;

•	introductions or announcements of new service offerings;

•	changes in accounting rules, such as expensing employee stock option grants;

•	TSC’s ability to integrate and operate the Zamba business;

•	increased competition from low-priced overseas technology consultants; and

•	the costs related to meeting new regulations.

      The failure to meet the expectations of the investment community may cause the combined company’s stock price to decline, possibly substantially. A significant stock price decline could result in litigation, which could be costly, lengthy and divert management’s attention and resources from business operations.

The market for information technology services is rapidly changing.

      The systems consulting and implementation market and the customer relationship consulting market are characterized by rapid technological advances and developments, including the development of new software products, applications and services. The introduction of new services can make existing services unmarketable. In order to grow and remain competitive, the combined company will need to adapt to these rapidly changing technologies, to enhance its existing solutions and to introduce new solutions to address its clients’ changing demands. The combined company’s success will depend in part on its ability to stay abreast of these advances and developments and failure to do so could materially and adversely affect its business.

      The combined company will utilize a number of different technologies in developing and providing IT and customer relationship solutions for its clients. The technologies it will use are developing rapidly and are characterized by evolving industry standards in a wide variety of areas. While these technologies will be evaluated on an ongoing basis and we will endeavor to utilize those that are most effective in developing IT solutions for our clients, there can be no assurance that the technologies utilized and the expertise gained in those technologies will continue to be applicable in the future. There can be no assurance that new technologies will be made available to the combined company or that it will be able to economically apply them. The inability to apply existing technologies and expertise to subsequent projects could have a material adverse effect on the business, operating results and financial condition of the combined company.

The combined company must increase its revenues in order to return to profitability.

      In recent periods, both TSC and Zamba have experienced decreased demand for their services resulting in declining revenues and recurring operating losses. In the year ended December 31, 2003, TSC and Zamba had operating losses of $13,690,000 and $926,000, respectively, and for the six months ended June 30, 2004, TSC and Zamba had operating losses of $3,925,000 and $490,000, respectively. The ability of the combined company to attract business from new clients through sales and marketing efforts and through specialty services that address targeted industry and business concerns, and the ability of the combined company to successfully manage fluctuations in demand, will be key to its success in the future.

      Among the strategic initiatives that TSC has taken to address the need for increased revenues has been the introduction of new service offerings. The acquisition of Zamba is part of that strategy, as are the introduction of TSC’s healthcare, consumer products and retail service offerings. No assurance can be given that these or any future service offerings will gain acceptance with existing or prospective clients of the combined company. The absence of successful new service offerings or substantial expansion of existing service lines will have an adverse impact on the future revenues of the combined company.

      In addition, in recent years no major technological developments have been introduced that could replace the applications with respect to which TSC and Zamba currently provide services and could render some of the existing expertise of TSC and Zamba obsolete. If such developments occur there can be no assurance that the combined company will have the technological expertise to provide services covering such developments.

      If the combined company is unable to increase its revenues, manage its growth and projects effectively and regain profitability, it may realize a material adverse effect in the quality of its services and products, its ability to retain key personnel and its business, financial condition and results of operations.

                  The combined company must manage its costs to match the level of demand for its services, and failure to do so will adversely affect its business.

      The combined company will continue to evaluate its business needs and the skill sets of its employees in order to balance its resources and costs. Any failure to effectively manage costs and resources will adversely affect the business of the combined company. While both TSC and Zamba have taken steps to reduce their costs, the combined company may be required to take further actions to reduce its costs if revenues are insufficient to support its cost structure, and no assurance can be given that the combined company will be able to implement additional cost reductions necessary to match declining demand. Any unexpected decline in demand without a corresponding and timely reduction in staffing and other expenses, or a staffing increase that is not accompanied by a corresponding increase in demand, could have a material adverse effect on the combined company’s business, operating results and financial condition. Additionally, any future increase in demand without a corresponding increase in staffing may render the combined company unable to maintain or improve its market share and/or strain or overwhelm existing management resources, operational resources, financial resources and management information systems. There can be no assurance that the combined company will be able to successfully manage future fluctuation in demand.

      TSC’s and Zamba’s expense levels are based, in part, on expectations of future revenues. In addition, a significant percentage of the combined company’s operating expenses, particularly rent and depreciation, will be fixed. Accordingly, an unanticipated decrease in the number or average size of, or an unanticipated delay in the scheduling for, projects, or other decrease in revenues, could materially and adversely affect the operating results and otherwise adversely affect the operations of the combined company.

      An unanticipated termination or decrease in the size or scope of a major project, a client’s decision not to proceed with a project as anticipated or the completion during a quarter of a major client project could diminish employee utilization and have a material adverse effect on the combined company’s business, financial condition and results of operations. Revenues and earnings may also fluctuate from quarter to quarter because of such factors as:

•	the contractual terms and timing of completion of projects, including achievement of certain business results;

•	any delays incurred in connection with projects;

•	the adequacy of provisions for losses and bad debts;

•	the accuracy of our estimates of resources required to complete ongoing projects;

•	the loss of key highly skilled personnel necessary to complete projects;

•	increases in expenditures related to growing the business, e.g., acquisitions of people and technology; and

•	general economic conditions.

                  The combined company may not realize expected benefits from any restructuring initiatives.

      In response to industry and market conditions, each of TSC and Zamba has restructured its business and reduced its workforce. In light of current depressed demand in the market for many of its information technology services, the combined company may have to restructure in the future to achieve additional cost savings or to strategically realign its resources. The combined company cannot predict whether it will realize synergies and improved operating performance as a result of any such restructuring. The combined company also cannot predict whether any restructuring will adversely affect its ability to retain key employees which, in turn, could adversely affect its operating results.

                  If the combined company continues to experience operating losses, its cash resources could be depleted and additional sources of cash would be required.

      The combined company is expected to experience continued operating losses until revenues increase sufficiently to cover operating costs. Until such time, operating losses and the associated cash requirements of the combined company are expected to be funded from existing cash resources. If the combined company is not successful in increasing its revenues and eliminating negative cash flows, it could become necessary to raise additional capital to offset losses from operations. There can be no assurance that the combined company will be able to obtain any financing or that, if it were to be successful in finding financing, it would be on favorable terms. In addition, the decreasing level of cash available to the combined company could have an adverse impact on the market value of the TSC common stock as well as the combined company’s ability to continue as a going concern.

The inability of the combined company to achieve appropriate utilization rates or charge acceptable rates for its services could adversely affect the profitability of the combined company.

      Our current profit margins are largely a function of the respective rates we are able to recover for our services and the utilization rate, or chargeability, of our professionals. Accordingly, if the combined company is not able to maintain or improve current pricing for services or an appropriate utilization rate for its professionals, the profit margin and profitability of the combined company will suffer in the absence of corresponding cost reductions.

      The rates the combined company will be able to recover for its services will be affected by a number of factors, including:

•	the demand for its services compared to the supply of consultants available to deliver the services;

•	its clients’ perceptions of the combined company’s ability to add value through its services;

•	the sensitivity of the combined company’s clients to changes in prices for its services;

•	the reputation for delivering quality work in a timely manner;

•	introduction of new in-demand services or products by the combined company or its competitors;

•	competitors’ pricing policies; and

•	the use of globally sourced, lower-cost service delivery capabilities by competitors and clients of the combined company.

      TSC and Zamba have faced, and the combined company will face, continuous pressure from several directions on the rates charged to clients. Many of the combined company’s competitors, including larger consulting firms with greater financial and personnel resources, smaller consulting firms with lower cost structures and large consulting firms in offshore locations such as India that have access to pools of technical consultants at lower costs than consultants based in the United States may be willing to provide the services at a lower incremental cost than the combined company.

      Utilization rates are affected by a number of factors, including:

•	the ability of the combined company to transition employees from completed projects to new engagements;

•	the ability of the combined company to enter into long-term contractual relationships with clients;

•	the ability of the combined company to forecast demand for its services and thereby maintain an appropriate headcount;

•	the ability of the combined company to increase the ratio of billable employees to non-billable employees; and

•	the ability of the combined company to manage attrition.

      The combined company must balance its supply of consultants skilled in a particular service with the demand for that service. If the combined utilization rate of these consultants is very high it may be difficult to add new clients for these services. Conversely, if the combined utilization rate is too low the profitability of the business will be adversely impacted.

      Any negative changes to the combined company’s retention of consultants, utilization rates or billable rates could materially adversely affect its business, financial condition and results of operations.

                  Unanticipated cancellations or suspensions of projects could adversely affect the combined company’s operating results.

      Because of the project-based nature of the work of the combined company and the fact that many of the projects it will undertake are large, there is a risk of a material adverse impact on operating results if there is an unanticipated suspension or cancellation of a large project or a client refuses to pay fees and expenses when due. A project cancellation or suspension or a refusal or failure to pay can be based on any number of causes, many of which will be beyond the control of the combined company. These include financial difficulties of a client, a change in client priorities, client management or client strategies and a change in client ownership. The suspension or cancellation of a project or a failure or refusal to pay fees and expenses when due could result in a decrease or adjustment in revenues, the need to reassign staff and damage to the reputation of the combined company. Because many projects are high profile, mission critical projects for major clients, a failure or inability to meet a client’s expectations for the amounts budgeted, timing and deliverables for the project could damage the reputation of the combined company and adversely affect its ability to attract new business.

      In addition, the contracts with many of the clients of the combined company are short-term and the clients will be able to reduce or cancel services without incurring any penalty. Unanticipated project cancellations could result in the loss of substantial anticipated revenues and could require the combined company to maintain or terminate a significant number of underutilized employees, resulting in a higher number of unassigned people and/or higher severance expenses. The uncertain economic environment may increase the probability that services may be reduced or canceled.

                  Certain engagements of the combined company will be on a fixed cost basis which will result in additional operating risks.

      Services will be contracted by the combined company on either a time-and-materials basis or a fixed price basis. Most of the combined company’s contracts will be contracts in which the client pays on a time-and-materials basis rather than fixed-price contracts. However, both forms of contracts will require the combined company to estimate the number of hours and the materials required before entering into the contract. In the case of a time-and-materials contract, failure to achieve the estimated results could subject the combined company to pricing pressures from clients (even though there is no legal obligation to complete the work within the estimates) or could lead to the loss of future work from the client. Failure to complete fixed-price contracts within the contractual parameters will expose the combined company to unrecoverable cost overruns. In either case, these failures could have a material adverse effect on the business, operating results and financial condition of the combined company.

                  The failure of the combined company to perform its services properly could result in substantial claims from clients.

      Many of the projects of the combined company will involve technology applications or systems that are critical to the operations of a client’s business and handle very large volumes of transactions. Failure to deliver applications or systems to clients with the promised functionality or within the promised time frame, or to satisfy the required service levels for support and maintenance, could result in substantial claims from clients. While the combined company intends to take precautionary actions to create redundancy and back-up systems, any such failures could result in claims by clients for substantial damages. Although the combined company will attempt to limit the amount and type of its contractual liability for defects in the applications, systems or services provided, and carry errors and omission insurance coverage, there can be no assurance that these limitations and insurance coverage will be applicable and enforceable in all cases. Even if these limitations and insurance coverage are found to be applicable and enforceable, the liability of the combined company to its clients for these types of claims could be material in amount and could affect the business, financial condition and results of operations of the combined company.

                  On occasion, the combined company may be subject to project risks arising in connection with incentive provisions in contracts with clients.

      Certain clients require payment incentives related to factors such as costs incurred, benefits produced, goals attained and adherence to schedule. In these contracts, payment of all or a portion of the fees owing to the combined company will be contingent upon meeting revenue-enhancement, cost-saving or other contractually defined goals which are often complex and may often be dependent in some measure on the client’s actual levels of business activity. The insistence by clients of the combined company to include in contracts incentives related to additional revenues generated, costs incurred, benefits produced or adherence to schedule or other benchmarks could increase the variability of revenues and margins earned by the combined company on such contracts.

The combined company will be dependent on the products of third parties.

      Third party products are integral to the success of many of the projects of the combined company. To the extent that third parties do not deliver effective products on a timely basis, project results could be negatively impacted.

                  A limited number of the combined company’s clients will comprise a large portion of its revenues and any decrease in revenues from these clients could have an adverse effect on the combined company’s business, financial condition, operating results and prospects.

      A large portion of the combined company’s revenue will likely continue to depend on a limited number of clients.

      During the quarter ended June 30, 2004, TSC’s top two clients and top five clients accounted for 22% and 47% of its revenues before reimbursements, respectively. For 2003, TSC’s top two clients accounted for 26% of its revenues before reimbursements and its top five clients accounted for 43% of its revenues before reimbursements. For 2002, TSC’s top two clients accounted for 37% of its revenues before reimbursements and its top five clients accounted for 59% of its revenues before reimbursements.

      During the quarter ended June 30, 2004, four clients each accounted for more than 10% of Zamba’s revenues before reimbursements, its top five clients accounted for 85% of its revenues before reimbursements, and its top ten clients accounted for 98% of its revenues before reimbursements. For 2003, three clients each accounted for more than 10% of Zamba’s revenues before reimbursements, its top five clients accounted for 70% of its revenues before reimbursements, and its top ten clients accounted for 92% of its revenues before reimbursements. For 2002, four clients each accounted for more than 10% of Zamba’s revenues before reimbursements, its top five clients accounted for 63% of its revenues before reimbursements, and its top ten clients accounted for 86% of its revenues before reimbursements.

      If the merger had been completed before the start of the quarter ended June 30, 2004, and, assuming that the merger would not have had an impact on the operating results of the combined company for that period, during the quarter ended June 30, 2004, the combined company’s top client and top five clients would have accounted for 10% and 39% of its revenues before reimbursements, respectively.

      The loss of one or more of these clients could materially adversely affect the business, financial condition and results of operations of the combined company. Although these large clients vary from time to time and long-term revenues do not rely on any one client, revenues of the combined company could be negatively affected if it were to lose one or more of its top clients or if it were to fail to collect a large account receivable.

The combined company will operate in a highly competitive industry.

      The systems consulting and implementation market and the customer relationship consulting market include a large number of participants, are subject to rapid changes and are highly competitive. The services offered by the combined company will continue to face competitive pressures. Pricing pressures could increase from current and future competitors and clients. The combined company will compete with and face potential competition from a number of companies that have significantly greater financial, technical and marketing resources and greater name recognition. The combined company will also compete with globally sourced, lower-cost service providers as well as smaller service providers with specific, more narrowly focused service offerings. TSC’s and Zamba’s clients primarily consist of Fortune 1000 and other large corporations and there are an increasing number of professional services firms seeking consulting engagements from that client base. TSC and Zamba management believe that the ability of the combined company to compete will depend in part on a number of factors outside the combined company’s control, including the ability of competitors to hire, retain and motivate project managers and staff, the long-term relationships that major competitors may have with potential clients, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with the products and services of the combined company and the price at which others offer comparable services.

      In addition, clients could develop or acquire in-house expertise in services similar to those provided by the combined company, which would significantly reduce demand for its services. No assurance can be given that the combined company will be able to maintain its existing client base, maintain or increase the level of revenue generated by its existing clients or be able to attract new clients.

                  The combined company may encounter difficulties in hiring and retaining the personnel required to deliver its services.

      The business of the combined company consists mainly of professional services and is inherently labor intensive. Success in this business will depend in large part upon the ability of the combined company to attract, retain and motivate highly skilled employees, particularly project managers and other senior personnel. Qualified project managers are often in high demand and are likely to remain a limited resource in the future. Several attributes of the work environment of the combined company may pose challenges to the ability of the combined company to attract and retain employees, including extensive travel requirements, an intense work environment and culture, high standards for employee technical skills and job performance, TSC’s historical practice of adjusting the number of technical personnel to reflect active project levels and the decline in demand for the services of TSC and Zamba.

      In addition, the number of stock options available for grant by TSC to new and existing employees has decreased in recent periods due to grants made to date. The reduced number of available options could have an adverse impact on the ability of the combined company to attract and retain the necessary professional personnel. The approval of the stockholders of TSC will be required to increase the number of available options. No assurance can be given that such approval would be granted if requested or that the number of options could otherwise be increased.

      Although both TSC and Zamba expect to continue to attract sufficient numbers of highly skilled employees and to retain many of their existing project managers and other senior personnel for the foreseeable future, there can be no assurance that the combined company will be able to do so. Failure to attract and retain key personnel could have a material adverse effect upon the business, operating results and financial condition of the combined company and inhibit the ability of the combined company to regain revenues.

      The loss of some or all of the management personnel or project managers of the combined company could have a material adverse impact on its business, including its ability to secure and complete engagements.

Intellectual property rights may not be adequate to protect the combined company’s business.

      The combined company’s future success depends in part upon its proprietary technology. Although both Zamba and TSC have attempted to protect their proprietary technology through various mechanisms, including copyrights, trademarks, contractual obligations and trade secrets, third parties nevertheless may attempt to use the combined company’s technology without authorization.

      Many of TSC’s and Zamba’s clients have required them to grant all proprietary and intellectual property rights with respect to the work product resulting from their services, including the intellectual property rights to any custom software developed for their clients. Each such grant will limit the ability of the combined company to reuse work product components and work product solutions with other clients. In some situations, TSC and Zamba have obtained either an ownership interest or a license from clients to permit them to market and sell to others the custom software developed for the clients. There can be no assurance, however, that the combined company will be able to obtain similar rights in the future.

      From time to time, TSC and Zamba may develop certain software tools, methodologies and products that they own and license to their clients. These software tools, methodologies and products are regarded as proprietary and the combined company intends to protect its rights, where appropriate, with registered copyrights, registered trademarks, trade secret laws and contractual restrictions on disclosure and transferring title. However, there can be no assurance that any of these steps will be adequate to deter misappropriation of the combined company’s proprietary rights or independent third party development of functionally equivalent products.

      In addition, the success of the combined company will be dependent upon its specialized expertise and methodologies. To protect its proprietary information, the combined company will rely on a combination of trade secret and common law employee non-disclosure policies and third-party confidentiality agreements. However, there can be no assurance that any of these steps will be adequate to deter misappropriation of the combined company’s specialized expertise and methodologies.

      Although TSC and Zamba believe that their respective services and products do not infringe on the intellectual property rights of others, there can be no assurance that others will not assert infringement claims against us in the future. Any such claim asserted against the combined company may harm its reputation, cost it money, prevent it from offering some services or solutions and divert management’s attention from the operation and growth of its business.

The combined company may engage in strategic acquisitions, investments and dispositions.

      The combined company may consider acquiring other businesses. The combined company cannot assure that it will be able to identify suitable acquisitions or investment candidates. Even if the combined company identifies suitable candidates, the combined company cannot assure that it will be able to make acquisitions or investments on commercially acceptable terms, if at all.

      The success of any acquisition will depend upon, among other things, the ability of the combined company’s management and employees to integrate acquired personnel, operations, products and technologies into its organization effectively, to retain and motivate key personnel of acquired businesses and to retain clients of acquired firms. There can be no assurance that the combined company will be able to identify suitable acquisition opportunities, consummate acquisitions or successfully integrate acquired personnel and operations. In addition, any acquisitions undertaken may involve certain other risks, including consumption of available cash resources, potentially dilutive issuances of equity securities or the diminishment of cash and the diversion of management’s attention from other business concerns. The combined company may also need to make further investments to support the acquired company and may have difficulty identifying and acquiring the appropriate resources.

      In addition, the combined company may enter, on its own or through acquisitions, into new lines of business or initiate new service offerings. The success in any such endeavor will depend upon, among other things, the ability of management of the combined company to identify suitable opportunities, successfully implement sound business strategies and avoid the legal and business risks of any new line of business or service offering and/or an acquisition related thereto. There can be no assurance that the combined company will be able to do any of the foregoing. In addition, any such undertakings may result in additional costs without an immediate increase in revenues and may divert management’s attention from the operation and growth of the core business.

      The combined company may also decide to dispose or otherwise exit businesses, which may result in the recording of accrued liabilities for special one-time charges, such as workforce reduction costs and closure of excess facilities.

The combined company is subject to numerous and changing economic and industry conditions.

      The revenues and results of operations of the combined company will be subject to fluctuations based on the economic conditions in which it operates. During periods of economic uncertainty or downturn, businesses typically reduce or eliminate their spending on discretionary items such as the services provided by the combined company. Under these conditions, the business, operating results and financial condition of the combined company could be materially adversely affected.

      Certain of our clients and potential clients are in industries that experience cyclical variations in profitability, which may in turn affect their willingness or ability to fund systems projects. During the downturn of such cycles many of these customers may reduce or eliminate their spending on our services.

The combined company may be subject to litigation from time to time.

      From time to time, TSC and Zamba have been subject to litigation and the combined company may be subject to litigation in the future. Where a reasonable estimate of the probable liability relating to pending litigation can be made, a related liability will be recorded. As additional information becomes available, the potential liability will be assessed and estimates will be revised as appropriate. However, because of uncertainties relating to litigation, in some cases it is impossible to reasonably estimate the probable liability. Furthermore, in many cases, where an estimate is made the amount of the estimate could be wrong. In addition to the potential cost and use of cash, pending or future litigation could divert management’s attention and resources causing a material adverse impact on the results of operations and financial condition of the combined company.

      Because of the increase in litigation risk associated with the technology markets, both directors and officers and errors and omissions insurance rates have increased significantly in the past several years. The combined company may be subject to further rate increases for both types of insurance.

      Following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company and its officers and directors. Any such litigation against TSC could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on the business, financial condition, operating results and cash flows of the combined company.

                  TSC’s rights plan as well as provisions of its charter and bylaws may discourage certain extraordinary transactions.

      TSC has adopted a stockholder rights plan which may discourage, delay or prevent a merger or acquisition. In addition, provisions of TSC’s charter and by-laws may have a similar effect. These provisions include the following:

•	TSC’s board of directors is staggered into three classes, with one class of directors up for election each year; and

•	TSC’s board of directors has the authority, without further action by the stockholders, to fix the rights and preferences and issue shares of preferred stock.

FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this proxy statement/ prospectus, including in the documents that accompany and are incorporated by reference in this proxy statement/ prospectus. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of TSC, Zamba and the combined company. Forward-looking statements include the information in this proxy statement/ prospectus regarding:

•	management forecasts;

•	efficiencies/cost avoidance;

•	cost savings;

•	growth and revenue synergies;

•	economies of scale;

•	combined operations;

•	the economy;

•	future economic performance;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	taxes; and

•	merger and integration-related expenses.

      Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “should,” “could,” “would,” “potential,” “possible,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “hopes” or similar expressions.

      These forward-looking statements involve significant risks and uncertainties. Although TSC and Zamba believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that the expectations will prove correct and that actual results and developments may differ materially from those conveyed in the forward-looking statements. TSC and Zamba claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

      Forward-looking statements are not guarantees of performance. Forward-looking statements speak only as of the date on which they are made and, except as may be otherwise required by law, we do not undertake any obligation to update any forward-looking statement to reflect subsequent events or circumstances. If TSC or Zamba does update or correct one or more forward-looking statements, investors and others should not conclude that TSC or Zamba will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. The outcomes expressed or implied in these forward-looking statements could be affected by many important factors, including those described above under “Risk Factors” and elsewhere in this proxy statement/ prospectus, and in the documents that accompany this proxy statement/ prospectus. These factors could affect the future results of TSC and Zamba, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements.

THE COMPANIES

Technology Solutions Company

      Technology Solutions Company (“TSC”) is a consulting company that delivers business benefits to its clients through the application of information technology. TSC helps its clients select, install, upgrade and optimize the software systems that run their business operations. TSC specializes in the areas of manufacturing and distribution, supply chain, financial, human resources and customer service systems, and has recently added new service offerings such as Sarbanes-Oxley compliance, use tax technology, healthcare and consumer products and retail systems. TSC’s principal expertise is system integration services for business-critical enterprise applications, including core enterprise software solutions from SAP AG and its U.S. subsidiary SAP America, Inc. and PeopleSoft, Inc. Historically, these services have been the cornerstone of TSC’s solutions and currently represent approximately 80% of TSC’s revenue.

      TSC provides services on a client-specific basis that allows it to focus on each client’s needs. Its range of services include project planning, software selection, reengineering, implementation, upgrades, training and outsourcing, with specialized expertise in product configuration solutions, forensic technology consulting and project turn-arounds. Working side-by-side in a collaborative environment with the client, TSC typically assigns small, experienced teams with senior-level involvement, helping to provide a cost-effective and successful completion of the project, along with an efficient transfer of knowledge to the client.

      TSC’s business is primarily focused on the commercial market. TSC primarily serves customers based in the United States.

      TSC has worked with more than 800 clients worldwide, including the majority of the Fortune 500. TSC is headquartered in Chicago, with additional offices in Atlanta, New York and Herndon, Virginia.

      Shares of TSC common stock are traded on the Nasdaq National Market under the symbol “TSCC.”

      Z Acquisition Corp., a wholly owned subsidiary of TSC, was formed on August 3, 2004, for the purpose of effecting the merger.

Zamba Corporation

      Zamba Corporation (“Zamba”) is a customer relationship management company that helps its clients to be more successful in acquiring, servicing and retaining their customers. Having served over 300 clients, Zamba is focused on customer-centric services by leveraging best practices and technology to enable interactions across all customer touchpoints. Zamba’s clients have included Best Buy, Canon, GE Medical Systems, Direct Energy Essential Home Services, Fleet Bank, Hertz, General Mills, Microsoft Great Plains, Nikon, Northrop Grumman, Symbol Technologies, Union Bank of California and Volkswagen of America.

      Zamba provides strategy and business process consulting, as well as customization and systems integration for software applications that its clients purchase from third parties. Based on its expertise and experience, Zamba has created a framework of interdependent processes and technologies to help its clients. This framework includes services Zamba provides in the areas of strategy and alignment, analytics and marketing, contact center, content and commerce, field sales and field service. Zamba’s services help its clients implement standard methods for interacting with their customers by integrating multiple technology-based channels for sales, marketing and customer service, including the Internet, telephone, fax, email, wireless and direct personal contact.

      Prior to 1998, Zamba derived a substantial amount of its revenue from the sales of proprietary hardware and software that originally enabled data communication over specialized mobile radio technology and, eventually, most types of wireless networks. In September 1998, Zamba completed its acquisition of the QuickSilver Group, Inc., a customer care consulting company specializing in software package implementation for call center management, sales automation, marketing automation and automated field service and field sales. That acquisition enabled Zamba to expand its consulting and systems integration capabilities and geographic presence.

      Less than 1% of Zamba’s revenue since 1999 has been derived from the sale of proprietary hardware and software. Zamba now exclusively provides customer care services as described above.

      Zamba is headquartered in Minneapolis, Minnesota.

      Shares of Zamba common stock are quoted on the over-the-counter bulletin board under the symbol “ZMBA.”

CHAPTER TWO

INFORMATION ABOUT THE MEETING AND VOTING

      The Zamba board of directors is using this proxy statement/ prospectus to solicit proxies from the holders of Zamba common stock for use at the special meeting of Zamba’s stockholders. We are first mailing this proxy statement/ prospectus and accompanying proxy cards and SEC reports to Zamba stockholders on or about [       ●       ], 2004.

Matters Relating to The Meeting

Time and Place:	[ ● ], 2004, at [ ● ], local time, at [ ● ].

Purpose of Meeting is to Vote on the Following Items:	1. To adopt the Merger Agreement and thereby approve the proposed merger; and

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Record Date:	The record date for holders of shares entitled to notice of and to vote at the special meeting is [ ● ], 2004.

Shares Entitled to Vote:	Shares of Zamba common stock that were outstanding as of the close of business on the record date are entitled to be voted at the special meeting.

Each share of Zamba common stock is entitled to one vote. Shares held by Zamba in its treasury are not voted.

Outstanding Shares Held:	As of the record date for the special meeting, there were [ ● ] shares of Zamba common stock outstanding.

Quorum Requirement:	A quorum of Zamba stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the special meeting of holders of a majority of the issued and outstanding shares entitled to vote at the meeting is a quorum.

Abstentions and broker non-votes count as present for establishing a quorum. Shares held by Zamba in its treasury do not count toward a quorum.

Shares Held by Zamba Directors and Executive Officers as of [ ● ], 2004:	Zamba directors and executive officers beneficially owned [ ● ] shares of Zamba common stock that were outstanding on the record date. These shares represent approximately [ ● ]% of the outstanding shares entitled to vote at the special meeting.

Stockholder Support and Voting Agreements:	Concurrent with the signing of the Merger Agreement, each member of the Zamba board of directors entered into an agreement to vote in favor of the adoption of the Merger Agreement. Collectively, these individuals owned an aggregate of [5,220,534] (approximately [13.4%]) of the outstanding shares of Zamba common stock on the record date. See “Stockholder Support and Voting Agreements” on page [ ● ] of this proxy statement/ prospectus.

Vote Necessary to Adopt the Merger Agreement

      Adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Zamba common stock. Abstentions and broker non-votes have the effect of a vote against the adoption of the Merger Agreement. A broker non-vote occurs on an item when a bank, broker, custodian or other record holder is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Proxies

      Submitting Your Proxy. If you are a stockholder of record, you may vote in person by ballot at the special meeting or by submitting a proxy. We recommend you submit your proxy promptly even if you plan to attend the special meeting. If you attend the special meeting and wish to change your vote, you may vote by ballot, thereby canceling any proxy previously submitted.

      Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the adoption of the Merger Agreement or abstain from voting.

How To Vote By Proxy

By Telephone or Internet:	If you are a stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number 1-800-560-1965 or by the Internet by accessing the website www.eproxy.com/zmba/. Telephone and Internet voting are available 24 hours a day and will be accessible until [ ● ] p.m. on [ ● ], 2004. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you hold your shares through a bank, broker, custodian or other record holder, please refer to your proxy card or the information provided by your bank, broker, custodian or other record holder for information on telephone or Internet voting. If you submit your proxy by telephone or Internet, please do not mail your proxy card. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions with respect to voting by telephone.

If you hold your shares through a bank, broker, custodian or other record holder, please check the voting form used by that bank, broker, custodian or other record holder to see if it offers telephone or Internet voting.

By Mail:	If you are a stockholder of record and choose to submit your proxy by mail, please mark each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card.

If you hold your shares through a bank, broker, custodian or other record holder, please refer to your proxy card or the information provided to you by your bank, broker, custodian or other record holder.

      If you sign and date your proxy but do not make specific choices, your proxy will follow the recommendation of the Zamba board of directors and vote your shares “FOR” the adoption of the Merger Agreement and “FOR” any proposal by the Zamba board of directors to adjourn the meeting.

      Revoking Your Proxy. You may revoke your proxy at any time prior to the time your shares are voted. If you are a stockholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivery of a written revocation to Zamba’s secretary that is received prior to the meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.

      If your shares are held in the name of your bank, broker, custodian or other record holder, you must contact the holder of record to determine how to revoke your proxy.

      Voting in Person. If you are a stockholder of record and you wish to vote in person at the meeting, you will be given a ballot at the meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

      Proxy Solicitation. Zamba will pay its own costs of soliciting proxies.

      In addition to this mailing, proxies may be solicited by directors, officers or employees of Zamba in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

      The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by telephone, by the Internet or by mail. Zamba will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

      Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Zamba common stock to former Zamba stockholders as soon as practicable after the completion of the merger.

Other Business; Adjournments

      We are not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the meeting.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Zamba does not currently intend to seek an adjournment of the meeting.

Zamba Stockholder Account Maintenance

      Zamba’s transfer agent is Wells Fargo Bank, N.A. All communications concerning accounts of Zamba stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Wells Fargo Bank at 1-800-468-9716. For other information about Zamba, stockholders can visit Zamba’s web site at www.zambasolutions.com.

CHAPTER THREE

THE PROPOSED MERGER

General

      The Zamba board of directors is using this proxy statement/ prospectus to solicit proxies from the holders of Zamba common stock for use at the special meeting. At the special meeting, holders of Zamba common stock will be asked to vote on the adoption of the Merger Agreement.

      The merger will not be completed unless Zamba’s stockholders adopt the Merger Agreement and thereby approve the proposed merger.

Background of the Merger

      During the summer of 2003, the officers and directors of Zamba began exploring alternatives to enhance stockholder value, including the possibility of a business combination or sale of the business to a third party. On October 3, 2003, Zamba retained SG Capital (“SG Capital”) to act as its exclusive financial advisor in connection with that process.

      At special board meetings held on November 14, 2003, December 9, 2003, and January 22, 2004, Zamba’s board of directors was updated and consulted regarding the progress of Zamba’s activities toward identifying strategic options, including potential transactions that either had been proposed or for which Zamba was having discussions as of those dates. During those meetings, the Zamba board reviewed industry conditions, Zamba’s business and prospects and its strategic alternatives. The Zamba board considered strategic alternatives, including acquisitions by Zamba as well as business combinations with similarly sized or larger participants in the consulting industry.

      SG Capital contacted numerous prospects (including, on a blind basis, TSC) on Zamba’s behalf and representatives of Zamba and its advisor had discussions with three companies other than TSC regarding the potential for a business combination. Zamba engaged in preliminary discussions with each of these companies at various times between December 2003 and early June 2004. In each case, the discussions were terminated by the other party or by Zamba prior to the execution of any definitive agreement. The development of those discussions is summarized in the following paragraphs.

      At the January 22, 2004, meeting, the Zamba board of directors was informed that SG Capital had contacted a number of third parties regarding a potential strategic transaction, and that Zamba was having meaningful discussions with two parties. Negotiations with both of those parties were unsuccessful in reaching any proposal that was acceptable to Zamba’s board and discussions with those parties terminated. During February 2004, negotiations began with a party that was affiliated with certain members of Zamba’s board; however, in mid-March 2004, discussions with that party were terminated as well.

      In the meantime, two other unrelated parties identified by SG Capital began discussions with Zamba about a potential strategic transaction, one of which was brought to the attention of the Zamba board of directors at a special meeting on March 11, 2004, while the other was brought to the attention of Zamba’s board of directors at a special meeting on March 30, 2004.

      On April 23, 2004, the Zamba board of directors met in a special meeting to review Zamba’s negotiations with both parties. Between March 30 and April 23, 2004, Mr. Carrel, at that time Zamba’s Chief Financial Officer and currently its President, Chief Executive Officer and Chief Financial Officer, had held a series of discussions with executives from both companies, and with investors from one of the companies, and informed Zamba’s board of directors of the substance of those discussions. The Zamba board discussed several criteria by which to judge the relative value to the stockholders of both possible transactions, and instructed Zamba’s Chairman, Joseph Costello, and Mr. Carrel to conduct final negotiations with both companies, stressing the importance of maximizing the value of a transaction to Zamba stockholders.

      On May 5, 2004, at a special meeting of the Zamba board of directors, the board authorized Zamba’s officers to execute a letter of intent for a strategic transaction with one of the two parties that had submitted letters of intent. Promptly following execution of the letter of intent, Zamba and that party began conducting due diligence and negotiating a definitive agreement for the transaction. However, on June 9, 2004, before any definitive agreement was reached, both parties agreed to terminate discussions.

      After those negotiations terminated, Zamba renewed discussions with the party that had submitted the other letter of intent in May that had previously been rejected. This party was urged to submit a revised term sheet, which it did on July 20, 2004.

      Meanwhile, earlier in the year at a February 9, 2004, board meeting, TSC management briefed the TSC board of directors on its interest in exploring possible business combinations and on March 4, 2004, TSC engaged Broadview International (“Broadview”) to act as its financial advisor in connection with that process. Thereafter, Broadview analyzed a number of potential possibilities and reviewed the results of its analysis, including with regard to a potential combination with Zamba, with TSC management.

      On June 28, 2004, a representative of Broadview contacted Mr. Carrel at the direction of TSC management to determine Zamba’s interest in discussing a possible strategic business combination. Mr. Carrel and the Broadview representative discussed the companies’ objectives and identified a possible fit between TSC and Zamba. Mr. Carrel then traveled to TSC’s headquarters in Chicago to meet with TSC’s Chairman of the Board, Stephen B. Oresman, on July 14, 2004. The two companies signed a confidentiality agreement, and Mr. Carrel and Mr. Oresman met for several hours, discussing the consulting industry, each company’s business and business strategy and considering on a preliminary basis the benefits, synergies and structure of a combination between the two companies. At the conclusion of their meeting, Mr. Carrel and Mr. Oresman each expressed interest in continuing discussions, and on July 19, 2004, Michael R. Gorsage, who had been recently appointed President and Chief Executive Officer and elected as a director of TSC, traveled to Zamba’s headquarters in Minneapolis to meet with Mr. Carrel and to commence due diligence.

      After Mr. Gorsage’s meeting with Mr. Carrel on July 19, the companies decided to introduce additional levels of persons from each company to the discussions. On July 21, 2004, Mr. Carrel again traveled to TSC’s headquarters in Chicago with other executives from Zamba and a representative from SG Capital. They met with Mr. Gorsage and other executives from TSC, and with a representative from Broadview. These meetings focused on each company’s business and strategy and the business opportunities potentially available to the combined company in the event of a merger.

      Mr. Gorsage and other TSC executives then returned to Minneapolis on Sunday, July 25, 2004, to present Mr. Carrel and SG Capital with a term sheet setting forth the proposed terms of a merger between Zamba and a subsidiary of TSC. That initial proposal was for an all-stock merger with Zamba valued at a fixed price of $5.8 million. Following discussions with representatives of SG Capital and Zamba’s board of directors, Mr. Carrel informed Mr. Gorsage that Zamba would be interested in an all-stock merger at a fixed exchange ratio.

      On July 25 and July 26, 2004, representatives of Broadview and SG Capital had further telephone discussions on behalf of TSC and Zamba, respectively, to explain each party’s rationale for its position.

      After further negotiations, Mr. Gorsage and Mr. Carrel agreed to an all-stock merger at a fixed exchange ratio equal to the companies’ relative market valuations, resulting in one share of TSC common stock being issued in exchange for each 6.66 shares of Zamba capital stock (or 0.15 shares of TSC stock per share of Zamba stock), subject to approval by each party’s board of directors, mutually satisfactory due diligence and negotiation of appropriate agreements. The parties also agreed to allow TSC the exclusive right to negotiate an agreement with Zamba for a period beginning on July 27, 2004, and ending at midnight on August 5, 2004.

      On July 27, 2004, the Zamba board of directors held a special meeting to discuss the proposed business combination with TSC and the alternative revised term sheet received on July 20, 2004, from the previously rejected party. At that meeting, the Zamba board received a report from representatives of SG Capital. Mr. Carrel and the representative of SG Capital compared the competing proposals and reviewed with the Zamba board the strategic fit between Zamba and various similarly sized or larger participants in the consulting industry and the potential interest of these companies in a business combination with Zamba. The Zamba board first concluded that the TSC proposal was superior to the alternative based on value to the stockholders, certainty of completion and strategic fit. Mr. Carrel and SG Capital then reviewed the strategic focus of each company and other factors that would bear on a potential business combination with Zamba. Mr. Carrel and the representative of SG Capital also reviewed with the Zamba board TSC’s business and operations, TSC’s financial performance and the strategic rationale for a merger. Having rejected the alternative proposal, the Zamba board considered the advisability of pursuing a business combination in view of the benefits and risks associated with continuing to operate Zamba on a stand-alone basis. At the conclusion of the meeting, the Zamba board of directors authorized management to agree to the letter of intent with TSC, engage in further due diligence and negotiate a definitive merger agreement.

      From July 27 through July 30, 2004, TSC and Zamba and their respective representatives engaged in further due diligence and on July 30, 2004, TSC provided Zamba with a draft of the merger agreement between the companies. On August 1, 2004, Zamba and TSC management and their respective advisors met in Chicago to negotiate the terms of the merger agreement. The parties worked from August 1 to August 5, 2004, to finalize the merger agreement, disclosure schedules and supporting agreements, and Zamba negotiated an amendment to the agreement with a secured debt lender, Pandora Select Partners, L.P., which was a condition to the TSC board of directors’ approval of the merger agreement.

      On August 3, 2004, Mr. Carrel and Mr. Gorsage went to New York City to prepare for a scheduled meeting of the TSC board of directors, while the companies’ respective legal advisors continued to finalize the terms of the definitive merger agreement.

      The TSC board of directors held a special meeting on August 3, 2004, to discuss the potential transaction. TSC’s financial advisors and outside legal counsel also attended the meeting. Outside counsel reviewed with the TSC board their fiduciary duties under the circumstances. Messrs. Oresman and Gorsage reviewed with the TSC board certain information pertaining to Zamba that had been distributed in advance of the meeting, strategic matters relating to the potential combination, management’s plans for the conduct of Zamba’s business if TSC were to complete the acquisition and the course of negotiations between the parties to date. TSC management reviewed with the TSC board the due diligence it had completed with respect to Zamba. Representatives from Broadview International discussed with the TSC board a number of matters pertaining to Zamba and the transaction. Outside counsel reviewed the terms of the transaction documents as well as outstanding issues to be resolved.

      The TSC board of directors held a regularly scheduled meeting on August 5, 2004, a portion of which was devoted to considering the potential transaction. TSC’s financial advisors and outside legal counsel attended the portion of the meeting relating to Zamba. Mr. Gorsage, other members of TSC’s management and outside counsel reviewed with the TSC board the course of negotiations since the August 3, 2004, TSC board meeting, including changes in the transaction documents previously discussed with the TSC board, as well as due diligence that had been completed since the August 3, 2004, meeting. Outside legal counsel again reviewed with the TSC board their fiduciary duties under the circumstances. Representatives from Broadview reviewed with the TSC board Broadview’s financial analysis pertaining to the transaction and rendered their firm’s oral opinion, subsequently confirmed in writing, that, as of August 5, 2004, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration of 0.15 shares of TSC common stock to be paid for each share of Zamba common stock was fair, from a financial point of view, to TSC. TSC management recommended to the TSC board that TSC proceed with the transaction and discussed with the TSC board the reasons for that recommendation. Following further discussion, the TSC board of directors approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of TSC’s shares in connection therewith.

      On August 6, 2004, the Zamba board of directors met to review and vote on the proposed merger with TSC. All members of the Zamba board were present, as were Zamba’s legal counsel and financial advisors. Counsel reviewed the Zamba board’s fiduciary duties and described the terms of the merger agreement that had previously been delivered to all board members. Representatives of SG Capital reviewed their financial analysis of the proposed merger and rendered their firm’s oral opinion, subsequently confirmed in writing, that, as of August 6, 2004, the merger consideration was fair, from a financial point of view, to the stockholders of Zamba. After discussion, the Zamba board determined that the proposed merger was fair to, and in the best interests of, Zamba and its stockholders, unanimously approved the terms of the merger agreement and resolved to recommend that Zamba stockholders approve the merger.

      Following the meetings of their respective boards of directors, TSC and Zamba executed the Merger Agreement as of August 6, 2004.

      On August 9, 2004, TSC and Zamba issued a joint press release announcing the signing of the Merger Agreement.

Recommendation of Zamba Board; Zamba’s Reasons for the Merger

                  The Zamba board of directors has unanimously approved the Merger Agreement, has unanimously determined that the Merger Agreement and the merger are advisable and fair to and in the best interests of Zamba and the holders of Zamba common stock and unanimously recommends that Zamba stockholders vote “FOR” the adoption of the Merger Agreement, thereby approving the merger.

      In reaching its determination to recommend the adoption of the Merger Agreement and the merger, the Zamba board of directors consulted with management, as well as its financial and legal advisors, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the Zamba board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the merger, Zamba’s board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Zamba board may have given different weight to different factors. The Zamba board considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Zamba board were the factors described below.

Strategic Advantages of the Merger

      Enhanced Strategic Position of Zamba. The Zamba board believed that TSC’s substantial resources and experience in information technology consulting services would give Zamba a stronger competitive position and greater opportunities for growth than Zamba would have by operating independently. In particular, the board considered the strategic benefits of combining TSC’s larger number of consulting service offerings with Zamba’s focused offerings in customer relationship management consulting services. Among the material information and factors considered by the Zamba board and which supported the merger were the following:

•	increased certainty and efficiency in pursuing initiatives to serve clients through the greater scale and increased resources offered by a combined company;

•	access to TSC’s larger sales and distribution channels;

•	expanded service offerings resulting from the companies’ complementary businesses and products;

•	diversification of revenue streams for both companies;

•	alignment with some customers’ desires to purchase services from fewer vendors;

•	the potential for cost savings by combining the two companies’ operations; and

•	the financial resources of TSC and the quality and experience of TSC’s management team.

      Zamba’s Business, Financial Condition and Prospects. The Zamba board of directors considered information with respect to the financial condition, results of operations and business of Zamba, on both a historical and prospective basis, and current industry, economic and market conditions. In particular, the board considered:

•	Zamba’s position as a relatively under-funded consulting firm, with access to capital generally only on limited or disadvantageous terms;

•	Zamba’s declining revenue base and dependence on several large customers;

•	the expanded sales and distribution channels available to a combined company, as compared to Zamba’s relatively limited distribution channel;

•	the potential benefits associated with having a more diversified service line; and

•	the fact that Zamba may be unable to meet its working capital and capital expenditure requirements beyond 2004 unless it can increase its revenues significantly or otherwise raise capital.

      TSC’s Business, Financial Condition and Prospects. The Zamba board of directors considered information with respect to the financial condition, results of operations and business of TSC, including the due diligence review by Zamba’s management regarding TSC’s business, operations, financial condition and prospects.

Terms of the Merger Agreement and Merger Consideration

      The Zamba board also considered:

•	SG Capital’s opinion, described below, that as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration is fair from a financial point of view to Zamba’s stockholders. For a more detailed discussion regarding the SG Capital opinion, please see the section below titled “— Opinions of Financial Advisors — Opinion of Zamba’s Financial Advisor”;

•	the fact that the merger consideration to be received by Zamba stockholders will allow them a meaningful opportunity to participate in the potential growth and success of the combined company through ownership of approximately 12.5% of the combined company;

•	the relationship of the exchange ratio of 0.15 shares of TSC stock per Zamba share to historical market prices and trading information with respect to Zamba common stock, which reflected an implied merger consideration of $0.132 per share, approximating Zamba’s market price at the time the board approved the Merger Agreement;

•	the fact that the Merger Agreement provides that, under certain circumstances and subject to certain conditions more fully described under “The Merger Agreement — Covenants — No Solicitation,” Zamba can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for an alternative business combination and, subject to the obligation to hold the special meeting of Zamba stockholders, that Zamba’s board of directors may withdraw its recommendation of the Merger Agreement to Zamba stockholders;

•	its view that the amount of any termination expenses and fees payable to TSC pursuant to the Merger Agreement, and the circumstances under which such expenses and fees would be payable, are reasonable considering that:

•	TSC was only willing to enter into the Merger Agreement on the express condition that Zamba agree to those termination expense and fee provisions; and

•	the Zamba board believed that the amount of those expenses and fees would not be likely to preclude potentially interested third parties from pursuing a strategic transaction with Zamba;

•	the other terms and conditions of the Merger Agreement, as reviewed by the board with Zamba’s legal and financial advisors; and

•	Zamba’s analysis of its strategic alternatives, including prior discussions by Zamba and its financial advisors with third parties regarding possible strategic transactions, as described under “— Background of the Merger,” and the view of the Zamba board that the proposed transaction with TSC was the most attractive strategy for Zamba stockholders.

Risks of the Proposed Merger

      In the course of legal, accounting and business due diligence and during the negotiation of the Merger Agreement, the Zamba board of directors also considered challenges and risks inherent in the proposed transaction. The board considered each of the material risks which were known to it, including:

•	the risk that the merger would not be completed, the possibility of a material change in Zamba’s business, the conditions to TSC’s obligations to complete the merger and TSC’s right to terminate the Merger Agreement, as stated in the Merger Agreement;

•	the risk that the expected benefits of the merger may not be realized;

•	the potential effect of public announcement of the merger on Zamba’s customers and employees;

•	the transaction costs associated with the merger;

•	the limitations imposed on the conduct of Zamba’s business and the solicitation of alternative business transactions prior to the completion of the merger; and

•	the fact that the value of the consideration to be received by Zamba stockholders in the merger will depend on the value of TSC’s common stock at the time the merger is completed, due to the fixed exchange ratio.

      The Zamba board concluded that the potential positive factors outweighed the potential risks inherent in the proposed merger. It should be noted that this explanation of the Zamba board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

TSC’s Reasons for the Merger

                  The TSC board of directors has unanimously approved the Merger Agreement and has unanimously determined that the proposed merger, including the share issuance, is advisable, fair to and in the best interests of TSC and its stockholders.

      In reaching its decision, the TSC board of directors consulted with TSC management, as well as with Broadview, TSC’s financial advisor, and Sidley Austin Brown & Wood LLP, TSC’s outside legal counsel, and considered various material factors which are described below. The following discussion of the information and factors considered by the TSC board of directors is not exhaustive, but includes the most significant factors considered by the TSC board. In view of the wide variety of factors considered by the TSC board in connection with its evaluation of the merger, the TSC board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the TSC board of directors may have given different weight to different factors. The TSC board considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations. Among the material information and factors considered by the TSC board were the factors described below.

Complementary Nature of Businesses. The TSC board of directors considered TSC’s prior experience in the customer relationship management business and recognized the complementary nature of Zamba’s business with that of TSC and the potential for creating significant opportunities for development of the companies on a combined basis without the need for significant restructuring or redirection.

Additional Service Offering. The TSC board of directors considered that the acquisition of Zamba would provide TSC with an additional service offering, which, if successful, would provide TSC with additional revenue opportunities consistent with TSC’s strategy for revenue enhancement.

Client Base. The TSC board of directors considered Zamba’s clients and concluded that they would be attractive clients for TSC. The TSC board also considered Zamba’s reputation with its clients and its strength in the health care and financial services industries.

Market Opportunity. The TSC board of directors considered growth opportunities in the customer relationship management market and the likelihood that Zamba would be well positioned to benefit from them.

Market Reputation. The TSC board of directors considered Zamba’s reputation in the customer relationship management market generally and, more specifically, the positive recognition that Zamba has received from Gartner Group.

Internal Processes. The TSC board of directors considered Zamba’s project management reporting and tracking processes and tools and concluded that they should be useful to the combined company and could serve to differentiate the combined company from its competitors.

Management and Senior Professionals. The TSC board of directors considered the experience and capabilities of Zamba’s management, sales team and consultants, as well as the employment agreements that certain key Zamba employees would enter into with TSC.

Synergies. The TSC board of directors considered that, although no assurances could be given that any particular level of cost synergies or additional revenue opportunities will be achieved, the management of TSC had identified the possibility of cost synergies and revenue opportunities.

Financial Considerations. The TSC board of directors considered the financial terms of the merger. The board of directors took note of the historic and current market prices of TSC common stock and Zamba common stock. The TSC board of directors considered its evaluation of the historic financial condition, operating results and businesses of TSC and Zamba, including, but not limited to, information with respect to the respective earnings history and performance of the companies. The TSC board also took into account the detailed financial analyses and pro forma and other information with respect to the merger presented by Broadview and the management of TSC.

Opinion of Financial Advisor. The TSC board of directors evaluated the financial presentation of Broadview (including the assumptions and methodologies underlying its analyses in connection therewith) and the oral opinion of Broadview (subsequently confirmed in writing) to the TSC board of directors to the effect that, as of August 5, 2004, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration of 0.15 shares of TSC to be paid for each share of Zamba common stock in the proposed merger was fair, from a financial point of view, to TSC.

Strategic Alternatives. The TSC board of directors considered how the acquisition of Zamba fit within its strategic plan and the ability of TSC to build a business similar to Zamba’s through internal growth.

Results of Due Diligence. The TSC board of directors evaluated the results of the due diligence investigation of Zamba’s businesses and operations and information concerning Zamba’s businesses and operations disclosed in its public filings with the SEC and in the disclosure schedules to the merger agreement.

Merger Agreement. The TSC board of directors considered the terms and conditions of the merger agreement, including the fact that if the closing occurs after September 30, 2004, it is a condition to TSC’s obligation to close the merger that Zamba’s consolidated revenues for the three months then ended shall have been at least $1,500,000 and, in addition, if the closing occurs after December 31, 2004, it is a condition to TSC’s obligation to close the merger that Zamba’s consolidated revenues for the three months then ended shall also have been at least $1,500,000.

Recommendation of Management. The TSC board of directors took into account TSC management’s recommendation in favor of the merger.

Likelihood of Completion of the Merger. The TSC board of directors considered the likelihood that the merger would be consummated.

      The TSC board of directors also considered the potential risks of the merger, including the following:

Limited Revenue Base and Historical Losses. The TSC board of directors considered Zamba’s lack of profitability and projections for when Zamba might become profitable.

Small Provider. The TSC board of directors considered that Zamba is a small provider in the customer relationship management market and that its lack of size could limit the scope of its projects, its ability to serve the needs of its clients and also its ability to attract new clients.

Competition. The TSC board of directors considered the level of competition in the customer relationship management market and the impact on the rates that Zamba has been able to charge its clients, and recognized that some competitors have significant financial, technical and marketing resources, greater name recognition and a larger customer base.

Integration. The TSC board of directors evaluated the challenges inherent in the combination of two business enterprises, including the possible resulting diversion of management attention for a period of time and the possibility of not achieving anticipated cost synergies and revenue enhancements following the merger.

Loss of Clients and Employees. The TSC board of directors considered the possibility that, pending the effectiveness of the merger and thereafter during the period required to integrate the Zamba operations with those of TSC, Zamba could have difficulty preserving client relationships and retaining employees.

Transaction Costs. The TSC board of directors considered the costs to be incurred by TSC in connection with the merger, including the repayment of certain Zamba indebtedness, which costs are estimated to be approximately $3.3 million.

Appraisal Rights. The TSC board of directors considered the fact that Zamba’s stockholders would have the right to demand appraisal rights in connection with the merger and that the effect of such demands would be to increase the cash paid by TSC to complete the merger. The TSC board of directors took note of the fact that it is a condition to TSC’s obligation to close the merger that not more than 12% of the outstanding shares of Zamba common stock will have demanded appraisal rights.

      The TSC board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential additional revenue opportunities or cost synergies. It should be noted that this explanation of the TSC board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Opinions of Financial Advisors

Opinion of Zamba’s Financial Advisor

      At the meeting of the Zamba board of directors on August 6, 2004, SG Capital delivered its oral opinion, subsequently confirmed in writing, that as of August 6, 2004, the merger consideration to be received by Zamba’s stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to Zamba’s stockholders. A copy of SG Capital’s opinion is included as Annex B to this proxy statement/ prospectus.

      Although SG Capital rendered its opinion and provided certain financial analyses to Zamba’s board of directors, SG Capital was not requested to and did not make any recommendations to the board as to the specific form or amount of the consideration to be received by Zamba stockholders in the proposed merger with TSC, which were determined through negotiations between Zamba and TSC. SG Capital’s written opinion, which was delivered for use and considered by Zamba’s board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by Zamba stockholders (other than TSC and its affiliates) in the proposed merger. It does not address the value of a share of Zamba common stock or TSC common stock, does not address Zamba’s underlying business decision to participate in the merger and does not constitute a recommendation to any Zamba stockholder as to how a stockholder should vote with respect to the merger.

      In arriving at its opinion, SG Capital reviewed:

•	a draft of the merger agreement dated August 4, 2004, and drafts of other documents related to the merger;

•	publicly available financial statements and other information of Zamba and TSC;

•	internal financial statements and other financial or operating data concerning Zamba prepared by the management of Zamba;

•	financial projections prepared by the management of Zamba;

•	internal financial statements and other financial or operating data concerning TSC prepared by the management of TSC; and

•	financial projections prepared by the management of TSC.

      In conducting its review and in arriving at its opinion, SG Capital relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not assume any responsibility for independently verifying the same. With respect to financial forecasts, estimates and analyses, SG Capital assumed that such data had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Zamba and TSC, and SG Capital expressed no opinion with respect to such data or the assumptions on which they were based. SG Capital did not assume any responsibility for making or obtaining any evaluations or appraisals of the properties, assets, liabilities or reserves of Zamba or TSC. SG Capital’s opinion necessarily was based only upon business, market, economic and other conditions as they existed and could be evaluated on the date of the opinion.

      SG Capital also discussed the past and current operations and financial condition and prospects of Zamba with its senior management. In addition, SG Capital reviewed the nature and terms of certain recent transactions it believed to be reasonably comparable to the merger or otherwise relevant to its inquiry and certain publicly available information regarding certain other companies which it believed to be comparable to Zamba and TSC and the trading markets for such other companies’ securities. SG Capital also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that it deemed relevant.

      The following is a summary of the material portions of the analyses presented by SG Capital to the Zamba board of directors on August 6, 2004, in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the financial analyses conducted by SG Capital. The order of analyses described does not represent relative importance or weight given to those analyses by SG Capital. Some of the summaries of financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of SG Capital’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before August 5, 2004, and is not necessarily indicative of current market conditions.

      Illustrative Multiple Analysis. SG Capital performed certain analyses based on historical information and financial forecasts of Zamba and TSC management for 2004 and 2005. Assuming the last bid price of $0.13 for shares of Zamba common stock and the closing share price of $0.88 for shares of TSC common stock on August 5, 2004, and the exchange ratio, SG Capital calculated for Zamba the implied equity consideration (on a fully-diluted basis), the implied enterprise value and the implied enterprise value to estimated revenue for calendar years 2004 and 2005. The following table presents the results of SG Capital’s analysis:

Enterprise Value/Revenue Multiples

2004 (estimated)	0.8x
2005 (estimated)	0.7x

      Selected Company Analyses. SG Capital reviewed and compared certain financial information for Zamba and TSC to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the information technology services industry:

•	Braun Consulting, Inc.

•	Edgewater Technology Inc.

•	eLoyalty Corp.

•	Inforte Corp.

•	Perficient Inc.

      SG Capital also calculated and compared various financial multiples and ratios for the selected companies, Zamba and TSC based upon financial data as of August 5, 2004, information it obtained from the public filings and estimates of the Institutional Brokers Estimate Systems. With respect to the selected companies, Zamba and TSC, SG Capital calculated enterprise value of estimated revenue for calendar years 2004 and 2005 and the means and medians of such multiples. The following table presents the results of SG Capital’s analysis for the last twelve months ended June 30, 2004 (“LTM”), and for 2005 estimated:

Enterprise/ Revenue Ratios of Selected Information Technology Services Companies

	Selected Other IT Companies

	Range	Median		Mean		Zamba		TSC

LTM Revenues	0.3x - 1.1x	0.6	x	0.7	x	0.8	x	0.1	x
2005 (estimated)	0.3x - 0.9x	0.7	x	0.6	x	0.7	x	0.1	x

      Comparable Acquisition Analysis. SG Capital analyzed certain information relating to the following selected transactions in the information technology services industry since 2003:

Date Announced	Acquiror	Target

04/05/2004	Perficient Inc.	Genisys Consulting Inc.
03/04/2004	Inforte Corp.	COMPENDIT, Inc.
02/11/2004	Keane Inc.	Nims Associates, Inc.
01/23/2004	CIBER, Inc.	FullTilt Solutions, Inc., (Services Division)
12/31/2003	TechTeam Global Inc.	Digital Support Corporation
10/27/2003	CIBER, Inc.	SCB Computer Technology Inc.
04/21/2003	CIBER, Inc.	AlphaNet Solutions, Inc.

      For each of the selected transactions, SG Capital calculated and compared the enterprise value as a multiple of LTM Revenues. The following table presents the results of SG Capital’s analysis:

	Range	Median

LTM Revenues	0.3x - 1.1x	0.6x

      Relative Ownership Analysis. SG Capital reviewed specific historical and estimated future operating and financial information for 2003, the most recent quarter ended June 30, 2004 (“MRQ”), 2004 and 2005, including among other things, revenue, gross profit and net cash for Zamba and TSC and the combined entity resulting from the merger and the exchange ratio implied by such information based on financial forecasts of

Zamba and TSC management for 2004 and 2005. The following table presents the results of SG Capital’s analysis:

	Implied Equity
	Ownership		Implied	Implied
			Exchange	Zamba Price
Key Metric	TSC	Zamba	Ratio	Per Share

Revenues
2003 Revenue	89.4%	10.6%	0.1264	$0.111
MRQ Revenue	91.6%	8.4%	0.0975	$0.086
2004 Revenue (estimated)	91.0%	9.0%	0.1058	$0.093
2005 Revenue (estimated)	91.6%	8.4%	0.0976	$0.086
Gross Profit
2003 Gross Profit	89.2%	10.8%	0.1299	$0.114
MRQ Gross Profit	89.0%	11.0%	0.1315	$0.116
2004 Gross Profit (estimated)	90.2%	9.8%	0.1155	$0.102
2005 Gross Profit (estimated)	91.0%	9.0%	0.1059	$0.093

      Illustrative Premia Analysis. SG Capital reviewed and analyzed the consideration to be received by holders of Zamba common stock pursuant to the merger agreement in relation to the current, ten day, and one month (1) average exchange ratio (Zamba’s stock price divided by TSC’s stock price) between Zamba common stock and TSC common stock and (2) average closing price of Zamba’s common stock. This analysis indicated that the price per share to be paid to Zamba stockholders pursuant to the Merger Agreement represented the following:

Premium to Average Exchange Ratio

	Exchange
Time Period	Ratio		Premium

As of August 5, 2004	0.1477	x	1.6%
Ten Trading Day Average	0.1447	x	3.8%
One Month Average	0.1535	x	(2.2)%

Premium to Average Closing Share Price

	Zamba
Time Period	Share Price	Premium

As of August 5, 2004	$0.132	1.6%
Ten Trading Day Average	$0.126	(2.8)%
One Month Average	$0.112	(14.2)%

      The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying SG Capital’s opinion or of SG Capital’s presentation to the Zamba board of directors. SG Capital believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. SG Capital has not indicated that any of the analyses that it performed had a greater significance than any other. The ranges of valuations resulting from any particular analysis should not be taken to be the view of SG Capital of the actual value of Zamba, TSC or the combined entity.

      In performing its analyses, SG Capital made numerous assumptions with respect to industry performance, general business, financial market and economic conditions and other matters, many of which are beyond the control of Zamba or TSC. The analyses that SG Capital performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

      Pursuant to an engagement letter dated October 3, 2003, as amended July 29, 2004, Zamba agreed to pay SG Capital a customary advisory fee and a customary fee upon consummation of the merger. Zamba also agreed to reimburse SG Capital for its out-of-pocket expenses incurred in connection with its engagement.

Opinion of TSC’s Financial Advisor

      Broadview delivered its oral opinion (subsequently confirmed in writing) to the TSC board of directors that, as of August 5, 2004, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration of 0.15 shares of TSC Common Stock to be paid for each share of Zamba common stock in the proposed merger was fair, from a financial point of view, to TSC. The full text of the written opinion of Broadview, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this proxy statement/ prospectus.

      Broadview’s opinion does not address the underlying business decision to enter into the Merger Agreement or the merger, nor does it evaluate alternative transaction structures or other financial or strategic alternatives.

      Broadview, a division of Jefferies & Company, Inc., a nationally recognized investment banking firm, is regularly engaged in providing merger and acquisition advisory and valuation services to information technology, communication, healthcare technology and media companies. Broadview was selected based upon these qualifications.

      In reading the discussion of the fairness opinion set forth below, you should be aware that Broadview’s opinion:

•	was provided solely to TSC’s board of directors in connection with and for the purposes of its evaluation of the merger;

•	does not address the fairness to Zamba stockholders of the merger or the merger consideration (which is addressed in SG Capital’s opinion attached to this proxy statement/prospectus as Annex B); and

•	does not constitute a recommendation to any Zamba stockholder or any other person as to how they should vote or act with respect to the proposed merger or any other matter.

      In connection with the rendering of its opinion, Broadview, among other things:

•	reviewed a draft of the merger agreement dated August 4, 2004;

•	reviewed certain public filings, including reports on Forms 10-K and 10-Q, of each of TSC and Zamba;

•	reviewed certain financial projections for Zamba as prepared by Zamba management;

•	discussed certain aspects of Zamba management, operations, strategy and financial performance and prospects with Zamba management;

•	reviewed the reported prices and historical trading activity of TSC and Zamba common stocks;

•	compared certain aspects of Zamba’s and TSC’s financial performance with certain publicly traded companies;

•	reviewed the financial terms to the extent available for certain precedent transactions;

•	reviewed certain financial projections for TSC as prepared by TSC management;

•	discussed certain aspects of TSC management, operations, strategy and financial performance and prospects with TSC management; and

•	conducted other financial studies and analyses and investigations as it deemed appropriate for purposes of its opinion.

      In rendering its opinion, Broadview relied, without an independent verification, on the accuracy and completeness of all financial and other information (including, without limitation, the representations and warranties contained in a draft of the merger agreement dated August 4, 2004) that was publicly available or furnished to Broadview by TSC, Zamba or their respective advisors.

      Broadview also assumed that neither TSC nor Zamba is currently involved in any material transaction other than the merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses.

      Broadview did not make or assume any responsibility for making an independent valuation or appraisal of TSC’s or Zamba’s assets, nor was Broadview furnished with any such appraisals, nor did Broadview evaluate the solvency or fair value of TSC or Zamba under any state or federal securities laws relating to bankruptcy, insolvency or similar matters. Broadview’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Broadview as of, August 5, 2004. It should be understood that, although subsequent developments may affect Broadview’s opinion, Broadview has not updated, reviewed or reaffirmed its opinion and does not have any obligation to do so. Moreover, you should note that Broadview’s opinion does not address the price at which TSC’s common stock will trade at any time nor does it address the impact of the merger on the future financial performance of TSC.

      The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering its opinion. Broadview analyses included: (1) an evaluation of Zamba’s stock trading history and public company comparables; (2) public company comparables; (3) transaction comparables; (4) transaction premiums paid; (5) discounted cash flows analysis; (6) exchange ratio analysis; (7) relative contribution analysis; (8) an evaluation of TSC stock trading history and public company comparables; and (9) pro forma combination analysis.

      Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Broadview’s financial analyses.

      Zamba Stock Performance Analysis. For comparative purposes, Broadview examined the following:

1) Zamba common stock daily historical volume and trading prices from August 4, 2003, through August 4, 2004;

2) Zamba common stock daily historical volume and trading prices from August 4, 2001, through August 4, 2004; and

3) Relative daily closing prices for an index of public companies deemed comparable to Zamba compared to Zamba and the NASDAQ Composite from August 4, 2003, through August 4, 2004.

      Public Company Comparables Analysis. Ratios of a company’s common stock share price and Equity Market Capitalization (“EMC”), adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. A select group of companies are comparable to Zamba based on market focus, business model and size. Broadview reviewed, from a financial point of view, six public company comparables in the North American eServices Businesses with Trailing Twelve Month (“TTM”) revenue of less than $250 million, including each company’s: TTM Revenue; TTM Revenue Growth; TTM Gross Margin; Projected 12/31/04 Revenue; Projected 12/31/05 Revenue; Projected 12/31/04 Gross Profit; Projected 12/31/05 Gross Profit; Projected 12/31/05 Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”); Projected 12/31/05 Diluted EPS; EMC, Net Cash (defined as cash minus debt); Total Market Capitalization (“TMC” defined as EMC minus Net Cash); TMC/ TTM Revenue ratio (“TTM TMC/ R”); TMC/ Projected 12/31/04 Revenue ratio (“Projected 12/31/04 TMC/ R”); TMC/ Projected 12/31/05 Revenue ratio (“Projected 12/31/05 TMC/ R”); TMC/ TTM Gross Profit ratio (“TTM TMC/ Gross Profit”); TMC/ Projected

12/31/04 Gross Profit ratio (“Projected 12/31/04 TMC/ Gross Profit”); TMC/ Projected 12/31/05 Gross Profit ratio (“Projected 12/31/05 TMC/ Gross Profit”); TMC/ Projected 12/31/05 EBITDA ratio (“Projected 12/31/05 TMC/ EBITDA”); and Price/ Projected 12/31/05 Earnings ratio (“Projected 12/31/05 P/ E”). The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded information technology, communications, healthcare technology and media companies maintained by Broadview and broken down by industry segment.

      In order of descending TTM TMC/R, the public company comparables consist of:

(1) Sapient, Inc.;

(2) DiamondCluster, Inc.;

(3) Answerthink, Inc.;

(4) Inforte Corp.;

(5) eLoyalty Corp.; and

(6) Braun Consulting, Inc.

      These comparables exhibit the following medians and ranges for the applicable multiples:

	Median
	Multiple		Range of Multiples

TTM TMC/R	1.05	x	0.29x - 3.18x
Projected 12/31/04 TMC/R	0.97	x	0.27x - 2.79x
Projected 12/31/05 TMC/R	0.80	x	0.23x - 2.41x
TTM TMC/ Gross Profit	2.70	x	0.96x - 7.63x
Projected 12/31/04 TMC/ Gross Profit	2.70	x	0.63x - 6.85x
Projected 12/31/05 TMC/ Gross Profit	2.13	x	0.53x - 5.76x
Projected 12/31/05 TMC/ EBITDA	6.05	x	3.04x - 16.81x
Projected 12/31/05 P/E	17.34	x	12.45x - 28.28x

      These comparables imply the following medians and ranges for per share value:

	Median	Range of
	Implied Value	Implied Values

TTM TMC/R	$0.20	$0.05 - $0.62
Projected 12/31/04 TMC/R	$0.18	$0.04 - $0.53
Projected 12/31/05 TMC/R	$0.18	$0.04 - $0.55
TTM TMC/ Gross Profit	$0.17	$0.05 - $0.50
Projected 12/31/04 TMC/ Gross Profit	$0.19	$0.04 - $0.50
Projected 12/31/05 TMC/ Gross Profit	$0.19	$0.04 - $0.53
Projected 12/31/05 TMC/ EBITDA	$0.10	$0.05 - $0.30
Projected 12/31/05 P/ E	$0.22	$0.16 - $0.36

      Transaction Comparables Analysis. Ratios of Equity Price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating metrics indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. A handful of companies involved in recent transactions were judged comparable to TSC based on market focus, business model and size. Broadview reviewed, from a financial point of view, 12 comparable merger and acquisition (“M&A”) transactions announced from January 1, 2003, through August 4, 2004, involving sellers in the IT Services industries, including each transaction’s: Adjusted Price (Equity Price minus Net Cash); Seller TTM Revenue (“Seller Revenue”); and Adjusted Price/ TTM Revenue ratio (“Adjusted Price/ Revenue”). Transactions were selected from Broadview’s proprietary database of published and confidential M&A transactions in the IT, communications, healthcare technology and media industries. In order of descending Adjusted Price/ Revenue multiple, the transactions used are the acquisition of:

(1) Tigris Corp. by Verticalnet, Inc.;

(2) APAR Infotech, Inc. by Ness Technologies, Inc.;

(3) COMPENDIT, Inc. by Inforte Corp.;

(4) SCB Computer Technology, Inc. by CIBER, Inc.;

(5) FullTilt Solutions, Inc. (Services Division) by CIBER, Inc.;

(6) Meritage Technologies, Inc. by Perficient, Inc.;

(7) Nims Associates, Inc. by Keane, Inc.;

(8) Genisys Consulting, Inc. by Perficient, Inc.;

(9) Atlantic Data Services, Inc. by ADS Acquisition Company, LLC (MBO);

(10) AlphaNet Solutions, Inc. by CIBER, Inc.;

(11) RWD Technologies, Inc. by Research Park Acquisitions, Inc. (MBO); and

(12) Tanning Technology Corp. by Platinum Equity, LLC;

      These comparables exhibit the following median and range for the applicable multiple:

	Median
	Multiple		Range of Multiples

Adjusted Price/ Revenue	0.62	x	0.19x - 1.36x

      These comparables imply the following median and range for per share value:

	Median	Range of
	Implied Value	Implied Values

Adjusted Price/ Revenue	$0.11	$0.03 - $0.26

      Transaction Premiums Paid Analysis. Premiums paid above the seller’s stock price indicate the additional value, as compared to public shareholders, strategic and financial acquirers are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s stock price one trading day prior to announcement is calculated using the seller’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s stock price 20 trading days prior to announcement is calculated using the seller’s closing price (on the appropriate exchange) on the first day of that period which: (1) consists of 20 consecutive days during which the appropriate exchange conducts trading activity and (2) ends on the day of the last reported closing price prior to announcement. Broadview reviewed 18 comparable M&A transactions involving North American IT Services vendors from January 1, 2001, to August 4, 2004, with equity consideration less than $250 million. Transactions were selected from Broadview’s proprietary database of published and confidential M&A transactions in the IT, communications, healthcare technology and media industries. In order of descending premium paid to seller’s stock price twenty trading days prior to the date of announcement, the North American IT services transactions used are the acquisitions of:

(1) AlphaNet Solutions, Inc. by CIBER, Inc.;

(2) RWD Technologies, Inc. by Research Park Acquisition, Inc.;

(3) Command Systems, Inc. by ICICI Ltd.;

(4) PrimeSource Corporation by Fuji Photo Film U.S.A., Inc.;

(5) Metro Information Services, Inc. by Keane, Inc.;

(6) Software Spectrum, Inc. by Level 3 Communications, Inc.;

(7) Technisource, Inc. by Intellimark Holdings, Inc.;

(8) Viant Corp. by Divine, Inc.;

(9) Mainspring, Inc. by IBM Corp.;

(10) Tanning Technology Corp. by Platinum Equity, LLC;

(11) Lante Corporation by SBI and Company;

(12) BTG, Inc. by Titan Corp.;

(13) Acenetx Inc. by dxstorm.com, Inc.;

(14) RMH Teleservices, Inc. by NCO Group, Inc.;

(15) SCB Computer Technology, Inc. by CIBER, Inc.;

(16) Modem Media Inc. by Digitas, Inc.;

(17) Atlantic Data Services, Inc. by ADS Acquisition Company, LLC (MBO);

(18) Hall, Kinion & Associates by Kforce, Inc.;

      These comparables exhibit the following medians and ranges for the applicable premiums (discounts):

	Median
	Premium	Range of Premiums

Premium Paid to Seller’s Stock Price 1 Trading Day Prior to Announcement	44.2%	(3.1%) - 139.5%
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	55.9%	(1.2%) - 183.2%

      These comparables imply the following medians and ranges for per share value:

	Median	Range of
	Implied Value	Implied Values

Premium Paid to Seller’s Stock Price 1 Trading Day Prior to Announcement	$0.20	$0.14 - $0.34
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	$0.28	$0.18 - $0.51

      Discounted Cash Flow Valuation Analysis. Broadview examined the value of Zamba based on projected free cash flow estimates, derived from discussions with Zamba management, on a standalone basis. The free cash flow estimates were generated by applying financial projections from December 31, 2004, through December 31, 2008. A range of terminal values at December 31, 2008, was determined by ascribing terminal growth rates, which ranged from 3.0% to 9.0%, to the annual free cash flow for the twelve months ending December 31, 2008. Broadview calculated a discount rate of 24.29% based on the Capital Asset Pricing Model (“CAPM”) using the calculated median capital-structure adjusted beta for the public company comparables, adjusting by a market risk premium of 7.8% and then adding a small company premium of 3.5%.

      Based on a range of terminal growth rates, Broadview calculated values ranging from $0.18 to $0.23 per share with a median implied equity value of $0.19 per share, calculated using a discount rate of 24.29% and a terminal growth rate of 5.0% (which rate SG Capital considered appropriate).

      While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. Thus, it is not necessarily indicative of actual, present or future value or results, which may be significantly more or less favorable than suggested by such analyses.

      Exchange Ratio Analysis. Broadview considered the relative value public equity markets have placed on TSC common stock and Zamba common stock from August 4, 2003, through August 4, 2004. For comparative purposes, the implied historical relative share price was examined in contrast with a 0.15 exchange ratio contemplated by the Merger Agreement. Based on this analysis the historical relative share price has ranged from 0.09 to 0.40 with an average of 0.19.

      Relative Contribution Analysis. A relative contribution analysis measures each of the merging companies’ contribution to selected historical and projected operating metrics on a percentage basis. In this analysis, all projected figures for Zamba and TSC are derived from management estimates. Broadview performed the relative contribution analysis for: Fiscal Year (“FY”) 2003 Revenue, FY 2003 Gross Margin, FY 2003 EBITDA, most recent quarter (“MRQ”) Revenue, MRQ Gross Profit, MRQ EBITDA, TTM Revenue; TTM Gross Profit, TTM EBITDA; Projected FY 2004 Revenue; Projected FY 2004 Gross Margin; Projected FY 2004 EBITDA; Projected FY 2005 Revenue; Projected FY 2005 Gross Margin; Projected FY 2005 EBITDA; and Projected FY 2005 Net Income.

      The following reflect the relative contributions of Zamba and TSC for each operating metric:

	TSC	Zamba

FY 2003 Revenue	81.8%	18.2%
FY 2003 Gross Margin	69.0%	31.0%
FY 2003 EBITDA	NM	NM
MRQ Revenue	82.7%	17.3%
MRQ Gross Margin	71.3%	28.7%
MRQ EBITDA	NM	NM
TTM Revenue	80.7%	19.3%
TTM Gross Margin	66.8%	33.2%
TTM EBITDA	NM	NM
Projected FY 2004 Revenue	81.2%	18.8%
Projected FY 2004 Gross Margin	66.6%	33.4%
Projected FY 2004 EBITDA	NM	NM
Projected FY 2005 Revenue	85.9%	14.1%
Projected FY 2005 Gross Margin	80.4%	19.6%
Projected FY 2005 EBITDA	70.8%	29.2%
Projected FY 2005 Net Income	78.9%	21.1%

      Relative Ownership Analysis. A relative ownership analysis measures each of the merging companies’ relative equity ownership and relative entity values (net of cash) to selected historical and projected operating metrics on a percentage basis. At the exchange ratio contemplated in the Merger Agreement of 0.15 shares of TSC common stock for each share of Zamba common stock, the implied equity ownership is 12.3% for Zamba and 87.7% for TSC, with the corresponding implied entity ownership (EMC plus debt, minus cash) of 71.3% for Zamba and 28.7% for TSC.

      TSC Stock Performance Analysis. For comparative purposes, Broadview examined the following:

(1) TSC Common Stock daily historical volume and trading prices from August 4, 2003, through August 4, 2004;

(2) TSC Common Stock weekly historical volume and trading prices from August 4, 2001, through August 4, 2004; and

(3) Relative daily closing prices for an index of public companies deemed comparable to TSC compared to TSC and the NASDAQ Composite from August 4, 2003, through August 4, 2004.

      Evaluation of TSC Public Company Comparables. Broadview compared selected operating and valuation metrics for public companies deemed comparable to TSC based on market focus, business model and size with the ratios implied by TSC’s share price of $0.89, and its current and projected performance. Broadview reviewed, from a financial point of view, eight public companies in the North American Systems Integrators with Trailing Twelve Month revenue less than $250 million. In order of descending TTM TMC/R, the public company comparables consist of:

(1) Sapient, Inc.;

(2) DiamondCluster, Inc.;

(3) Answerthink, Inc.;

(4) Inforte Corp.;

(5) Edgewater Technology, Inc.;

(6) Superior Consultant Holdings Corp.;

(7) eLoyalty Corp.; and

(8) Braun Consulting, Inc.

      Pro Forma Combination Analyses. Broadview calculated the EPS accretion or dilution of the pro forma combined entity taking into consideration various financial effects which will result from a consummation of the merger. This analysis relies upon certain financial and operating assumptions provided by TSC and Zamba management, including the assumption that there would be opportunities for cost savings of $234,000 in 2004 and $1 million in 2005, with zero revenue enhancements. Based on this scenario, the pro forma purchase model indicates EPS accretion of $0.00 for the fiscal year ending December 31, 2004, and accretion of $0.01 for the fiscal year ending December 31, 2005, representing an accretion of 0.8% and 35.3%, respectively.

      Broadview noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Broadview also noted that no company or transaction reviewed was identical to the proposed transaction and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

      The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Broadview. In arriving at its fairness determination, Broadview considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Broadview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain Broadview analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Broadview. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      As described above, Broadview’s opinion to the TSC board of directors was among many factors taken into consideration by the TSC board in making its determination to approve the Merger Agreement. Such decisions were solely those of the TSC board of directors. The opinion of Broadview was provided solely to the TSC board and does not constitute a recommendation to any person, including the holders of Zamba common stock, as to how such person should vote or act on any matter related to the merger.

      Summary of Valuation Analyses. Taken together, the information and analyses employed by Broadview led to Broadview’s overall opinion that the merger consideration of 0.15 shares of TSC Common Stock to be paid for each share of Zamba common stock in the proposed merger was fair, from a financial point of view, to TSC.

      Fees Paid by TSC to Broadview Relating to the Merger Agreement. Pursuant to an engagement letter dated March 4, 2004, as amended August 4, 2004, TSC paid Broadview a customary fee upon delivery of its fairness opinion with respect to the transactions contemplated by the Merger Agreement and will pay Broadview an additional customary fee upon consummation of the merger.

      Broadview will also be reimbursed for its reasonable and customary expenses, and it and related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection therewith. No limitations were imposed on Broadview by TSC with respect to the investigations made or procedures followed by it in rendering its opinion.

      Broadview and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, financial and advisory services to TSC and certain of its affiliates unrelated to the proposed merger, for which services they have received, and expect to receive, compensation.

      In the ordinary course of business Broadview and its affiliates, including Jefferies Group, Inc., Broadview’s parent company, may actively trade or hold the securities of TSC, Zamba or certain of their respective affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Transactions Following the Merger

      Immediately after the effective time of the merger, TSC will cause the surviving corporation in the merger to merge, in a second merger, which we refer to as the “subsequent merger,” with and into a newly created limited liability company wholly owned by TSC. From time to time thereafter, TSC may transfer all or a portion of the assets, business and employees of that limited liability company to TSC.

      In connection with the completion of the merger, TSC will pay $810,000 to Pandora to retire the Pandora Note and repurchase the Pandora Warrant. See “The Pandora Warrant Amendment Agreement.” TSC also expects that in connection with the completion of the merger it will repay all amounts then owed by Zamba to Silicon Valley Bank. As of [ ● ], 2004, Zamba’s indebtedness to Silicon Valley Bank totaled $[       ●       ].

Accounting Treatment

      The merger will be accounted for as a purchase by TSC under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Zamba will be recorded, as of completion of the merger, at their respective fair values and added to those of TSC. The reported financial condition and results of operations of TSC issued after completion of the merger will reflect Zamba’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Zamba. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets. The total estimated purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimate of their fair value with the excess costs over the net tangible and identifiable intangible assets acquired allocated to goodwill. This allocation is subject to change pending final analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

Material U.S. Federal Income Tax Consequences of the Merger

General

      The following discussion sets forth the anticipated material U.S. federal income tax consequences of the exchange of shares of Zamba common stock for shares of TSC common stock pursuant to the merger. This discussion, insofar as it relates to U.S. federal income tax law and legal conclusions, represents the opinions of Sidley Austin Brown & Wood LLP, counsel to TSC, and Leonard, Street and Deinard Professional Association, counsel to Zamba. The opinions of counsel are based, in part, upon certain assumptions and upon certain written representations received from TSC and Zamba, which representations Sidley Austin Brown & Wood LLP and Leonard, Street and Deinard Professional Association will assume to be true and correct.

      The following discussion is not binding on the Internal Revenue Service. It is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/ prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

      Generally, the following discussion does not address any aspects of (1) U.S. taxation other than U.S. federal income taxation, or (2) any state, local, foreign or other taxation. Furthermore, this discussion does not address those Zamba stockholders that do not hold their Zamba common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of federal income taxation that might be relevant to a holder of Zamba common stock in light of that stockholder’s particular circumstances or to a stockholder subject to special rules, such as:

•	a stockholder that is not a citizen or resident of the United States for U.S. federal income tax purposes or otherwise not a U.S. person for such purposes;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-deferred or other retirement account;

•	a tax-exempt organization;

•	a broker or dealer in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a stockholder that holds its Zamba common stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	a stockholder whose functional currency is not the U.S. dollar;

•	a person that is, or who holds its common stock through, a partnership or other pass-through entity; or

•	a stockholder that acquired its Zamba common stock pursuant to the exercise of an option or otherwise as compensation.

      Holders of Zamba common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of their particular circumstances.

U.S. Federal Income Tax Characterization of the Transactions Contemplated by the Merger Agreement

      It is a condition to the obligation of TSC to complete the merger that it receive an opinion, dated the closing date of the merger, from its counsel, Sidley Austin Brown & Wood LLP, and it is a condition to the obligation of Zamba to complete the merger that it receive an opinion, dated the closing date of the merger, from its counsel, Leonard, Street and Deinard Professional Association, each to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the effective time of the merger, for U.S. federal income tax purposes the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and as to certain other matters relating to the reorganization.

      The opinions described above will be based, in part, on customary factual assumptions and written factual representations that will be received from TSC and Zamba, including those contained in the Merger Agreement and in certificates of officers of TSC and Zamba, each of which must be accurate as of the effective time of the merger. If any of those assumptions or representations is inaccurate as of the effective time of the merger, the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/ prospectus.

      Opinions of counsel neither bind the Internal Revenue Service or any court, nor preclude the Internal Revenue Service from adopting a contrary position. No ruling has been or will be sought from the Internal Revenue Service on the tax consequences of the transaction. No assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below.

      Assuming the merger will constitute a “reorganization” within the meaning of section 368(a) of the Code, the following will be the material U.S. federal income tax consequences of the transaction to a Zamba stockholder:

Exchange for TSC Common Stock. A Zamba stockholder exchanging all of its shares of Zamba common stock for shares of TSC common stock will not recognize gain or loss upon the exchange pursuant to the merger, except with respect to cash received in lieu of a fractional share of TSC common stock, as discussed below.

Tax Basis for TSC Common Stock. The aggregate tax basis of any shares of TSC common stock received in the merger by a Zamba stockholder (including fractional shares of TSC common stock for which cash is ultimately received) will be equal to the aggregate adjusted tax basis of the shares of Zamba common stock surrendered in the merger.

Holding Period for TSC Common Stock. The holding period for any shares of TSC common stock received in the merger by a Zamba stockholder will include the holding period of the shares of Zamba common stock surrendered in the merger.

Cash Received In Lieu of a Fractional Share. A Zamba stockholder who receives cash in lieu of a fractional share of TSC common stock will generally be treated as having received a fractional share (with a tax basis and holding period determined under the foregoing rules) and then as having received cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in redemption of the fractional share and the portion of the stockholder’s aggregate adjusted tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the holder’s shares of Zamba common stock is more than one year at the effective time of the merger.

Tax Treatment of the Entities

      In general, as a result of the merger, no gain or loss will be recognized for U.S. federal income tax purposes by TSC or Zamba.

Stockholders Exercising Appraisal Rights

      Zamba stockholders who perfect appraisal rights with respect to the merger as discussed in the section titled “— Appraisal Rights for Zamba Stockholders” beginning on page [ ● ] and who receive cash in respect of their shares of Zamba common stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate adjusted tax basis in their shares of Zamba common stock. Any capital gain or loss generally will be long-term capital gain or loss if the holding period for the holder’s Zamba common stock is more than one year as of the date of the exchange.

Information Reporting and Backup Withholding

      Holders of Zamba common stock might be subject to backup withholding and information reporting on cash payments received in lieu of a fractional share of TSC common stock. In general, information reporting requirements and backup withholding tax will apply in the case of any non-corporate Zamba stockholder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

      A stockholder who fails to provide the correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld as backup withholding from payments to an exchanging Zamba stockholder will be credited against the stockholder’s U.S. federal income tax liability, provided that the stockholder timely furnishes the required information to the Internal Revenue Service. Zamba stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Appraisal Rights for Zamba Stockholders

      Under Delaware law, holders of Zamba common stock who do not wish to accept the merger consideration may elect to have the fair value of their Zamba common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the General Corporation Law of the State of Delaware (“DGCL”).

      The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is included as Annex D to this proxy statement/ prospectus. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor.

      All references in Section 262 and in this summary to a “stockholder” are to the record holder of Zamba common stock as to which appraisal rights are asserted. A person having a beneficial interest in Zamba common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Zamba’s special meeting, Zamba, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/ prospectus constitutes notice to the Zamba stockholders and the applicable statutory provisions of the DGCL are included as Annex D to this proxy statement/ prospectus.

      If you wish to exercise the right to demand appraisal under Section 262 of the DGCL you must satisfy each of the following conditions:

•	You must deliver to Zamba a written demand for appraisal of your shares before the vote on the Merger Agreement at the special meeting. This demand will be sufficient if it reasonably informs Zamba of your identity and that you intend by that writing to demand the appraisal of your shares. Voting against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

•	You must not vote your shares of common stock in favor of the Merger Agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a Zamba stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement.

•	You must continuously hold your shares from the date of making the demand through the completion of the merger. If you are the record holder of shares of Zamba common stock on the date the written demand for appraisal is made but you thereafter transfer those shares prior to the completion of the merger, you will lose any right to appraisal in respect of those shares.

      Only a holder of record of shares of Zamba common stock is entitled to demand an exercise of appraisal rights for those shares registered in that holder’s name. Therefore, demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the share transfer records of Zamba.

      If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

      Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

      A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Zamba Corporation

3033 Excelsior Boulevard
Suite 200
Minneapolis, Minnesota 55416
Attention: Secretary

      Within ten days after the completion of the merger, TSC must send a notice as to the completion of the merger to each of Zamba’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and not voted to adopt the Merger Agreement. Within 120 days after the completion of the merger, but not after that date, either TSC or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of common stock held by all stockholders demanding appraisal of their shares. TSC is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that TSC will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since TSC has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal.

      Under the Merger Agreement, Zamba has agreed to give TSC prompt notice of any written demand for fair value it receives. Zamba will not, except with the prior written consent of TSC, voluntarily make any payment with respect to any demand for fair value or offer to settle, or settle or negotiate in respect of any such demands.

      Within 120 days after the completion of the merger, any stockholder who complies with the provisions of Section 262 to that point in time will be entitled to receive from TSC, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Zamba received demands for appraisal and the aggregate number of holders of those shares. TSC must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

      A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon TSC. TSC must, within 20 days, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys’ or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

      Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record shares as of a record date prior to the completion of the merger.

      Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to TSC a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require written approval of TSC and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If TSC does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

      Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal advisor.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

      The registration statement of which this proxy statement/ prospectus is a part does not cover any resales of the TSC common stock to be received by the stockholders of Zamba upon completion of the merger, and no person is authorized to make any use of this proxy statement/ prospectus in connection with any such resale.

      All shares of TSC common stock received by Zamba stockholders pursuant to the merger will be freely transferable, except that shares of TSC common stock received by persons who are deemed to be “affiliates” of Zamba under the Securities Act of 1933, as amended (the “Securities Act”), at the time of the special meeting of Zamba stockholders may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Zamba for such purposes generally include individuals or entities that control, are controlled by or are under common control with Zamba, as the case may be, and include directors and certain executive officers of Zamba. The Merger Agreement requires that Zamba use reasonable best efforts to cause each affiliate to execute a written agreement to the effect that such person will not offer, sell or otherwise dispose of any of the shares of TSC common stock issued to them pursuant to the merger in violation of the Securities Act, or the related SEC rules and regulations promulgated thereunder.

No Market for Zamba Common Stock After the Merger

      If the merger is completed, Zamba common stock will cease to be traded on the over-the-counter bulletin board and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Amendment to Zamba Rights Agreement

      In 1994, Zamba adopted a rights agreement (the “Zamba Rights Agreement”) that granted to its stockholders the right to receive Zamba Series A Junior Participating Preferred Stock upon the occurrence of certain events, including transactions that resulted in anyone becoming an Acquiring Person (as defined in the Zamba Rights Agreement). In connection with the signing of the Merger Agreement, the Zamba Rights Agreement was amended to accommodate the merger with TSC. By its terms the Zamba Rights Agreement expired on September 12, 2004.

INTERESTS OF ZAMBA’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

      Some of the directors and executive officers of Zamba have interests in the merger that are different from, and may be in addition to, your interests as a Zamba stockholder. The Zamba board of directors was aware of and considered these interests when it considered and unanimously approved the Merger Agreement. These interests include the following:

Stock Options and Warrants

      Merger-Related Option Grant. Concurrent with its approval of the Merger Agreement, on August 6, 2004, the Zamba board of directors granted to Michael H. Carrel options to acquire 750,000 shares of Zamba common stock and agreed to grant to Mr. Carrel options to acquire an additional 650,000 shares of Zamba common stock, which it granted on October 4, 2004. All of the options granted to Mr. Carrel will be converted into options to purchase shares of TSC common stock pursuant to the Merger Agreement.

      Substitution of Current Zamba Options. The executive officers and directors of Zamba have received grants of stock options under Zamba’s various stock option plans. Pursuant to the terms of the applicable stock option plan and the Merger Agreement, each outstanding option to purchase shares of Zamba common stock, including those held by Zamba executive officers and directors, will be substituted with an option to acquire TSC common stock. For more detail on the determination of the number of shares of TSC common stock subject to those stock options, the exercise price for those stock options and the other terms of those stock options, see “The Merger Agreement — Consideration to be Received Pursuant to the Merger; Treatment of Stock Options; Treatment of Warrants” on page [ ● ].

      Substitution of Current Zamba Warrants. Joseph Costello, the Chairman of the Zamba board of directors, currently holds warrants to acquire 1,489,723 shares of Zamba common stock. Pursuant to the terms of the applicable warrant agreement and the Merger Agreement, each outstanding warrant to acquire shares of Zamba common stock, including those held by Zamba executive officers and directors, will be substituted with a warrant to acquire TSC common stock. For more detail on the determination of the number of shares of TSC common stock subject to those warrants, the exercise price for those warrants and the other terms of those warrant, see “The Merger Agreement — Consideration to be Received Pursuant to the Merger; Treatment of Stock Options; Treatment of Warrants” on page [ ● ].

Employment Agreements with TSC

      Zamba’s executive officers, Mr. Carrel and Mr. McLean, have each entered into new employment agreements with TSC that will become effective if and when the merger is completed.

      TSC has entered into an employment agreement with Mr. Carrel to serve as one of its Senior Vice Presidents. Mr. Carrel’s initial annual base salary under the agreement will be $270,000. If Zamba’s revenues for each of the three months ended September 30, 2004, and December 31, 2004, are at least $1.7 million, Mr. Carrel will receive a special bonus of $100,000. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days written notice. The agreement provides that, upon a Change in Control of TSC (as defined in the employment agreement), Mr. Carrel’s options to purchase TSC common stock that are not then exercisable will become exercisable. If Mr. Carrel’s employment is terminated by TSC for any reason other than because Mr. Carrel has engaged in Serious Misconduct (as defined in the employment agreement), he will be entitled to receive a bonus payment equal to his then current annual base salary as well as his salary and health insurance benefits for a one-year period following the termination or, if sooner, until he commences employment with another employer. If Mr. Carrel voluntarily terminates his employment during the one-year period commencing with the completion of the merger, he will be entitled to receive his salary and health insurance benefits for a one-year period following the termination; however, if following a Change in Control of TSC, (1) Mr. Carrel’s title, position, duties or salary are diminished and, within 90 days of that event TSC accepts his resignation or (2) his employment with TSC is terminated following his refusal to relocate from his permanent place of residence as of the Change in Control, he will be entitled to receive his annual base salary as of the Change in Control, a bonus equal to his average annual bonus earned during the two years preceding the Change in Control and health insurance benefits for a one-

year period. Upon completion of the merger, the employment agreement will supersede Mr. Carrel’s current Change in Control Employment and Severance Agreement with Zamba.

      TSC has entered into an employment agreement with Paul McLean, Zamba’s Executive Vice President, to serve as one of TSC’s Senior Vice Presidents. Mr. McLean’s initial annual base salary under the agreement will be $220,000. If Zamba’s revenues for each of the three months ended September 30, 2004, and December 31, 2004, are at least $1.7 million, Mr. McLean will receive a special bonus of $20,000. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days written notice. If Mr. McLean’s employment is terminated by TSC for any reason other than because Mr. McLean has engaged in Serious Misconduct (as defined in the employment agreement) he will be entitled to continue to receive his salary and health insurance benefits for a one-year period following the termination or, if sooner, until he commences employment with another employer. Upon completion of the merger, the employment agreement will supersede Mr. McLean’s current Change in Control Employment and Severance Agreement with Zamba.

      Except with respect to Messrs. Carrel and McLean or as otherwise agreed to between an individual and TSC, all change in control, severance and employment agreements entered into by Zamba will remain in effect in accordance with their terms following completion of the merger.

Directors and Officers Indemnification and Insurance

      TSC has agreed that, for six years after completion of the merger, it will:

•	subject to applicable law, cause the surviving corporation to indemnify and hold harmless all past and present officers and directors of Zamba and its subsidiaries to the same extent they are indemnified as of the date of the Merger Agreement pursuant to Zamba’s fifth amended and restated certificate of incorporation and Zamba’s by-laws for acts or omissions occurring at or prior to the completion of the merger; and

•	provide, or cause the surviving corporation to provide, Zamba’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the merger that is substantially similar (with respect to limits and deductibles) to Zamba’s existing policy or, if substantially similar coverage is unavailable, the best available coverage, so long as the annual premium for such insurance does not exceed 150% of the last annual premium that Zamba paid prior to the date of the Merger Agreement. If the annual premium for such insurance would at any time exceed 150% of the last annual premium paid by Zamba, TSC will use its reasonable efforts to cause to be maintained policies of insurance which, in TSC’s good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the last annual premium paid by Zamba.

      TSC may satisfy its obligation to provide the insurance and indemnification policy described above by providing a “tail” coverage directors’ and officers’ liability insurance policy that is substantially similar (with respect to limits and deductibles) to Zamba’s existing policy and that covers claims made for a period of six years after the completion of the merger which arise out of events occurring prior to the completion of the merger.

Assignment of Zamba’s Interest in Clearwire Corporation

      In connection with Mr. Carrel’s promotion to President and Chief Executive Officer of Zamba on June 30, 2004, Zamba’s board of directors, by action dated July 27, 2004, agreed to assign to Mr. Carrel all of the outstanding warrants held by Zamba to purchase up to 59,114 shares of common stock of Clearwire Corporation (“Clearwire”) at an exercise price of $4.00 per share (the “Clearwire Warrants”). Zamba and Mr. Carrel have entered into an agreement to assign the Clearwire Warrants effective as of January 3, 2005.

      Zamba obtained the Clearwire Warrants after Clearwire purchased NextNet Wireless, Inc. (“NextNet”) in April 2004. At the time of the purchase, Mr. Carrel had been performing the role of Chief Financial Officer for Zamba and for NextNet, and two members of Zamba’s board of directors, Joseph

Costello and Dixon Doll, were also directors of NextNet, with Mr. Costello serving as Chairman of the board of directors of both Zamba and NextNet. Immediately prior to Clearwire’s acquisition of NextNet, Zamba owned an aggregate of 84,715 shares of NextNet Series A Preferred Stock. Pursuant to the acquisition, each share of NextNet Series A Preferred Stock was exchanged for warrants to purchase shares of Clearwire common stock at an exercise price of $4.00 per share.

      Zamba originally owned 2,400,000 shares of NextNet Series A Preferred Stock, which it received in September 1998 when NextNet’s initial technology and personnel were divested by Zamba into a standalone company with independent venture financing. At that time, NextNet was functioning as an autonomous unit within Zamba, and Zamba’s board of directors determined that the costs to continue to develop NextNet’s technology into a viable product would be more than Zamba could afford, and that divesting the operations into a standalone company with independent venture financing, while retaining an equity interest in NextNet, would be the best opportunity for Zamba’s stockholders to realize any value from NextNet.

      By March 2002, Zamba was in need of additional funds to continue its operations, and Zamba’s board of directors decided to begin selling its NextNet Series A Preferred Stock. Mr. Carrel was responsible for finding purchasers. Between March 2002 and March 2004, Zamba received a total of approximately $8.5 million from the sale, in the aggregate, of over 90% of its NextNet Series A Preferred Stock.

      Mr. Carrel did not receive an increase in cash compensation upon his promotion to become Zamba’s President and Chief Executive Officer, even though he retained his prior responsibilities as Zamba’s Chief Financial Officer. In lieu of increasing his cash compensation, and in recognition of Mr. Carrel’s performance in his prior role as Chief Financial Officer, which included his success in disposing of the shares of NextNet Series A Preferred Stock, Zamba’s board of directors believed that it was appropriate to assign the Clearwire Warrants to Mr. Carrel.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the full text of the Merger Agreement which is included as Annex A to this proxy statement/ prospectus and incorporated by reference. All stockholders of Zamba are urged to read the Merger Agreement carefully and in its entirety.

General

      The Merger Agreement provides for the merger of a newly-formed, wholly owned subsidiary of TSC with and into Zamba, with Zamba continuing as the surviving corporation. As a result of the merger, Zamba will become a wholly owned subsidiary of TSC.

Closing Matters

      Closing. Unless the parties agree otherwise, the closing of the merger will take place not later than the second business day after all closing conditions have been satisfied or waived. See “— Conditions” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

      Completion of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, TSC and Zamba will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed or at such later time as TSC and Zamba agree and specify in the certificate of merger.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options; Treatment of Warrants

      The Merger Agreement provides that, upon completion of the merger:

•	Each share of Zamba common stock issued and outstanding immediately prior to the completion of the merger, together with the associated preferred stock purchase rights, if any, but excluding shares of Zamba common stock owned by TSC, Zamba or any of their respective subsidiaries and shares for which appraisal rights have been perfected, will be converted into the right to receive 0.15 shares of TSC common stock, together with the associated preferred stock purchase rights.

•	Each outstanding option to purchase shares of Zamba common stock will become an option to purchase shares of TSC common stock on generally the same terms and conditions that applied before the merger. The number of shares of TSC common stock subject to each such stock option will be equal to the number of shares of Zamba common stock subject to the stock option immediately prior to the merger multiplied by 0.15, rounded down to the nearest whole share. The per share exercise price of each such stock option will be equal to the per share exercise price immediately prior to the merger divided by 0.15, rounded up to the nearest whole cent.

•	Each outstanding warrant to purchase shares of Zamba common stock, other than the warrant issued on May 14, 2004 (the “Pandora Warrant”), to Pandora Select Partners L.P. (“Pandora”), will become a warrant to purchase shares of TSC common stock on generally the same terms and conditions that applied before the merger. The number of shares of TSC common stock subject to each such warrant will be equal to the number of shares of Zamba common stock subject to the warrant immediately prior to the merger multiplied by 0.15, rounded down to the nearest whole share. The per share exercise price of each such warrant will be equal to the per share exercise price immediately prior to the merger divided by 0.15, rounded up to the nearest whole cent.

      Zamba and Pandora have entered into an agreement pursuant to which, among other things, Zamba will repurchase the Pandora Warrant for $60,000 upon completion of the merger, at which time the Pandora Warrant will be terminated. See “The Pandora Warrant Amendment Agreement” below.

Exchange of Certificates Pursuant to the Merger

      Before the closing of the merger, TSC will appoint Mellon Investor Services LLC, or another entity selected by TSC (which entity must be reasonably acceptable to Zamba), as exchange agent to handle the exchange of Zamba stock certificates for certificates representing shares of TSC common stock, together with the associated preferred stock purchase rights, and the payment of cash in lieu of fractional shares. As soon as practicable after the completion of the merger, the exchange agent will send a letter of transmittal to each former Zamba stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering Zamba stock certificates. You should not return stock certificates with the enclosed proxy card.

      Zamba stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive a certificate representing that number of shares of TSC common stock, together with the associated preferred stock purchase rights, into which their shares of Zamba common stock were converted pursuant to the merger.

      After the merger, each certificate that previously represented shares of Zamba common stock will only represent the right to receive:

•	certificates representing the shares of TSC common stock, together with the associated preferred stock purchase rights, into which those shares of Zamba common stock have been converted;

•	cash in lieu of any factional share of TSC common stock; and

•	dividends or other distributions, if any, of TSC common stock to which Zamba stockholders are entitled under the terms of the Merger Agreement.

      TSC will not pay dividends declared with a record date after the completion of the merger to any holder of any Zamba stock certificates until the holder surrenders those Zamba stock certificates. However, once those certificates are surrendered, TSC will pay to the holder, without interest, any dividends that have been declared and paid after the closing date of the merger on the TSC shares into which those Zamba shares have been converted.

Fractional Shares

      No fractional shares of TSC common stock will be issued pursuant to the merger. Instead, the exchange agent will round the number of shares of TSC common stock issuable to each Zamba stockholder down to the next whole share and pay each of those Zamba stockholders who would otherwise have been entitled to a fractional share of TSC common stock an amount in cash determined by multiplying the last reported sale price per share of TSC common stock on the Nasdaq National Market on the date of the completion of the merger by the fractional interest of a share of TSC common stock to which such holder would otherwise be entitled.

Covenants

      TSC and Zamba have each undertaken certain covenants with respect to the period from the date the Merger Agreement was signed until the earlier of the date of the completion of the merger and the date of the termination of the Merger Agreement. The following summarizes the more significant of these covenants:

      No Solicitation. Zamba has agreed that it and its subsidiaries will not, and will not permit their respective officers, directors, employees, agents or representatives to:

•	solicit, initiate or knowingly encourage the submission of any “takeover proposal” of the type described below;

•	enter into any letter of intent or agreement with respect to any takeover proposal;

•	participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, any takeover proposal; or

•	take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

      Under the Merger Agreement, Zamba agreed to cease all existing activities, discussions or negotiations with any third parties with respect to any takeover proposal. Zamba also agreed to notify TSC within 24 hours if it receives a takeover proposal or any inquiry with respect to or which could lead to a takeover proposal, and to inform TSC of the proposed terms and conditions of any such takeover proposal and the identity of the third party making such takeover proposal or inquiry. Zamba has further agreed to keep TSC informed of the status and details of any such takeover proposal or inquiry. Zamba has also agreed to enforce all standstill agreements to which it or any of its subsidiaries is a party.

      However, Zamba is permitted to participate in discussions or negotiations with, or furnish information (including non-public information) regarding Zamba to, a third party making an unsolicited bona fide written takeover proposal, if:

•	the Zamba stockholders’ meeting to vote on the adoption of the Merger Agreement has not yet occurred;

•	the takeover proposal would, if consummated, result in a “superior proposal” of the type described below and in the reasonable good faith judgment of the Zamba board of directors, after consultation with its outside financial advisors, the third party making such superior proposal has the financial means to conclude such transaction;

•	the failure to take such action would in the reasonable good faith judgment of the Zamba board of directors, after consultation with its outside corporate counsel, violate the fiduciary duties of the board of directors to Zamba’s stockholders;

•	prior to furnishing any information (including non-public information) to, or entering into discussions or negotiations with, the third party making the takeover proposal, the third party signs a confidentiality agreement with Zamba containing confidentiality provisions no less favorable to Zamba than those contained in the confidentiality agreement between TSC and Zamba and Zamba gives TSC five days advance written notice of the identity of the third party and the proposed terms and conditions of such takeover proposal;

•	Zamba has provided TSC a copy of all written materials delivered to the third party making the superior proposal and made available to TSC all materials and information made available to the third party making the superior proposal; and

•	Zamba has fully complied with the requirements described above under the heading “— No Solicitation.”

      A “takeover proposal” means any inquiry, offer or proposal by a third party (other than TSC and its affiliates) relating to any transaction or series of related transactions involving:

•	any acquisition or purchase from Zamba by any third party of more than a 15% interest in the total outstanding voting securities of Zamba or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning 15% or more of the total outstanding voting securities of Zamba or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving Zamba pursuant to which the stockholders of Zamba immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Zamba or any of its subsidiaries; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Zamba.

      A “superior proposal” means an unsolicited, bona fide binding written proposal made by a third party (other than TSC and its affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination:

•	all or substantially all of the assets of Zamba and its subsidiaries, taken as a whole; or

•	in excess of 50% of the outstanding voting securities of Zamba and as a result of which Zamba’s stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity, on terms that in the reasonable good faith judgment of Zamba’s board of directors, after consultation with its outside financial advisors, are more favorable to Zamba’s stockholders from a financial point of view than the merger with TSC, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by either party to amend the Merger Agreement).

      Board of Directors’ Covenant to Recommend. Zamba has agreed that its board of directors will recommend the adoption of the Merger Agreement to Zamba’s stockholders and neither the Zamba board of directors nor a committee thereof will withhold, withdraw, qualify, amend or modify in any manner adverse to TSC such recommendation or the Zamba board of directors’ declaration that the Merger Agreement and the merger are advisable and fair to and in the best interest of Zamba and its stockholders, except if:

•	Zamba has complied with the no solicitation requirements described above under the heading “— No Solicitation”; and

•	in the reasonable good faith judgment of Zamba’s board of directors, after consultation with Zamba’s outside corporate counsel, failure to so withhold, withdraw, qualify, amend or modify such recommendation would violate the fiduciary duties of Zamba’s board of directors under applicable law.

      Even if the Zamba board of directors determines that the Merger Agreement is no longer advisable and recommends that Zamba’s stockholders reject it, Zamba is still required to submit the Merger Agreement to its stockholders at the special meeting for their consideration.

      Restrictions on Zamba’s Business Pending Closing. In general, until either the closing of the merger or the termination of the Merger Agreement, Zamba and its subsidiaries are required to carry on their businesses in all material respects in the ordinary course as currently conducted, and to use reasonable best efforts to preserve their business organizations intact, keep available the services of their current officers and employees and preserve their relations with their customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses be unimpaired at the effective time of the merger. Zamba has also agreed that (except as otherwise expressly contemplated by the Merger Agreement), without the prior written consent of TSC, it will not, and will not permit any of its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions from wholly owned subsidiaries of Zamba;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of Zamba or any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	amend its rights agreement with Wells Fargo Bank, N.A., as rights agent;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Zamba common stock (1) upon the exercise of stock options outstanding as of the date of the Merger Agreement and (2) pursuant to Zamba’s 2000 Employee Stock Purchase Plan, in each case in accordance with their terms;

•	amend its certificate of incorporation or by-laws or other comparable organizational documents;

•	acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to Zamba and its subsidiaries, taken as a whole;

•	sell, transfer, lease, license (as licensor), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to Zamba and its subsidiaries, taken as a whole;

•	incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any individual or entity other than indebtedness, loans, advances, capital contributions and investments between Zamba and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•	alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Zamba or any subsidiary;

•	enter into, adopt or amend any severance plan or material contract, benefit plan or employment or consulting contract, except as required by applicable law;

•	increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of Zamba or any of its subsidiaries who are not officers of Zamba or any of its subsidiaries), or grant any severance or termination pay to, or enter into or amend any employment or severance contract with, any current or former director or officer of Zamba or any of its subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

•	make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by generally accepted accounting principles);

•	prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

•	settle or compromise any material federal, state, local or foreign income tax liability;

•	enter into, amend or terminate certain material contracts, other than entering into or amending customer contracts in the ordinary course of business so long as (1) the amount involved does not exceed $150,000 and (2) such customer contract or amendment thereto does not provide for rates which are more than 20% below the average billing rate for the then most recently completed fiscal quarter;

•	enter into any contract that (1) would, after the completion of the merger, restrict TSC and its subsidiaries with respect to engaging in any line of business in any geographical area or (2) contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier that would, after the completion of the merger, apply to TSC or any of its subsidiaries;

•	make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000, or, in the aggregate, are in excess of $50,000;

•	waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in all documents filed by Zamba with the SEC since December 31, 2001, and prior to August 6, 2004, under the Securities Act or the Exchange Act, or incurred in the ordinary course of business consistent with past practice;

•	initiate any litigation or arbitration proceeding, or settle or compromise any material litigation or arbitration proceeding or any claim involving intellectual property; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract to do any of the foregoing.

      Commercially Reasonable Efforts Covenant. TSC and Zamba have agreed to cooperate with each other and to use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including obtaining as promptly as practicable all necessary governmental or non-governmental consents, approvals, authorizations, waivers and orders. However, neither TSC nor any of its affiliates will be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Zamba or any of the businesses, product lines or assets of TSC, Zamba or any of their respective subsidiaries or affiliates, or that otherwise would, individually or in the aggregate, have a material adverse effect on TSC or Zamba, and Zamba may not take or agree to take any such action without TSC’s prior written consent.

      Employee Matters. TSC has agreed that, following the merger, it will:

•	honor all Zamba benefit plans and all employment agreements entered into by Zamba prior to the date of the Merger Agreement; and

•	recognize prior service of employees of Zamba and its subsidiaries as service with TSC and its subsidiaries for purposes of (1) any waiting period and eligibility requirements under any TSC benefit plan that is not a pension plan and (2) eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any TSC plan that is a pension plan.

      Indemnification and Insurance. TSC has agreed that, for six years after completion of the merger, it will:

•	subject to applicable law, cause the surviving corporation to indemnify and hold harmless all past and present officers and directors of Zamba and its subsidiaries to the same extent they are indemnified as of the date of the Merger Agreement pursuant to Zamba’s fifth amended and restated certificate of incorporation and Zamba’s by-laws for acts or omissions occurring at or prior to the completion of the merger; and

•	provide, or cause the surviving corporation to provide, Zamba’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the merger that is substantially similar (with respect to limits and deductibles) to Zamba’s existing policy or, if substantially similar coverage is unavailable, the best available coverage, so long as the annual premium for such insurance does not exceed 150% of the last annual premium that Zamba paid prior to the date of the Merger Agreement. If the annual premium for such insurance would at any time exceed 150% of the last annual premium paid by Zamba, TSC will use its reasonable efforts to cause to be maintained policies of insurance which, in TSC’s good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the last annual premium paid by Zamba.

      TSC may satisfy its obligation to provide the insurance and indemnification policy described above by providing a “tail” coverage directors’ and officers’ liability insurance policy that is substantially similar (with respect to limits and deductibles) to Zamba’s existing policy and that covers claims made for a period of six years after the completion of the merger which arise out of events occurring prior to the completion of the merger.

Representations and Warranties

      The Merger Agreement contains customary representations and warranties, made by each of TSC and Zamba to the other. The representations and warranties relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	capital structure;

•	ownership of subsidiaries;

•	corporate authority to enter into, and carry out the obligations under, the Merger Agreement and enforceability of the Merger Agreement;

•	absence of a breach of certificate of incorporation, by-laws, law or material agreements as a result of the merger;

•	documents filed with the SEC;

•	information supplied for use in this proxy statement/ prospectus;

•	absence of certain changes or events;

•	relationships with key customers;

•	compliance with laws;

•	tax matters;

•	litigation;

•	contracts;

•	employee benefit plans;

•	environmental and worker safety matters;

•	labor matters;

•	intellectual property;

•	opinions of financial advisors;

•	required stockholder votes;

•	inapplicability of anti-takeover statutes;

•	qualification of the merger as a reorganization under the Code;

•	payment of fees to finders or brokers in connection with the Merger Agreement; and

•	stockholder rights agreement.

      The Merger Agreement also contains certain representations and warranties of TSC with respect to its wholly owned merger subsidiary, including corporate authorization, absence of a breach of the certificate of incorporation or the by-laws, capitalization and operations.

Conditions

      TSC’s and Zamba’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval and the adoption of the Merger Agreement by Zamba stockholders;

•	the absence of any law, judgment, injunction or other order by a governmental entity that is in effect prohibiting completion of the merger and the absence of any proceeding by any governmental entity seeking such an order;

•	the absence of a stop order issued by the SEC or initiated or threatened by the SEC seeking to suspend the effectiveness of the TSC registration statement, of which this proxy statement/ prospectus forms a part;

•	the receipt of all necessary state securities or blue sky authorizations; and

•	the receipt of all other governmental consents, registrations, approvals, permits and authorizations necessary for the merger if failure to obtain such consents or approvals would have the effect of making the merger illegal or would have a material adverse effect on TSC, assuming the merger had taken place.

      In addition, TSC’s and Zamba’s respective obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the other party having performed in all material respects all agreements required to be performed by it under the Merger Agreement;

•	each of the other party’s representations and warranties that is qualified by materiality being true and correct upon and as of the completion of the merger as if it was made on and as of such date, and each of the representations and warranties that is not so qualified being true and correct in all material respects upon and as of the completion of the merger as if it was made on and as of such date, except in each case to the extent that the representation or warranty speaks only as of another date, in which case that representation or warranty must be true and correct as of such date; and

•	the receipt of an opinion of the party’s counsel which provides that, for U.S. federal income tax purposes, (1) the merger will constitute a “reorganization within the meaning of Section 368(a) of the Code, and (2) Zamba, TSC and TSC’s merger subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

      TSC’s obligation to complete the merger is subject to the following additional conditions:

•	the absence of any events, changes or developments that would, individually or in the aggregate, have a material adverse effect on Zamba;

•	the receipt by Zamba of consents or approvals of certain third parties;

•	the rights under Zamba’s rights agreement not having become non-redeemable, exercisable, distributed or triggered;

•	none of the employment agreements that TSC entered into with Zamba employees in connection with the signing of the Merger Agreement having been terminated;

•	if the closing of the merger occurs after September 30, 2004, Zamba’s consolidated revenues for the three months ended September 30, 2004, having been at least $1.5 million and, in addition, if the closing of the merger occurs after December 31, 2004, Zamba’s consolidated revenues for the three months ended December 31, 2004, having been at least $1.5 million;

•	the Pandora Warrant having been terminated in accordance with the Pandora Warrant Amendment Agreement (see “The Pandora Warrant Amendment Agreement” below); and

•	no more than 12% of the outstanding shares of Zamba common stock having properly demanded appraisal rights.

Termination of Merger Agreement

      Right to Terminate. The Merger Agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of TSC and Zamba;

•	by either TSC or Zamba:

•	if the merger has not been completed by January 31, 2005, except that a party may not terminate the Merger Agreement if the cause of the merger not being completed is that party’s failure to fulfill its obligations under the Merger Agreement;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree, ruling or other action has become final and non-appealable; or

•	if Zamba’s stockholders fail to adopt the Merger Agreement, except that Zamba may not terminate for such failure if Zamba has failed to comply with its obligations under the Merger Agreement regarding non-solicitation, recommendation of the adoption of the Merger Agreement or preparation of the registration statement and proxy statement;

•	by TSC:

•	if there has been a breach of any representation, warranty, covenant or other agreement made by Zamba in the Merger Agreement, or if any such representation or warranty becomes untrue after the date of the Merger Agreement and, in either case, such breach or failure to be true:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 30 days after written notice is given by TSC to Zamba;

•	if the Zamba board of directors either fails to recommend the adoption of the Merger Agreement to Zamba stockholders, or the board or any committee of the board withdraws, qualifies, amends or modifies such recommendation or its declaration that the Merger Agreement and the merger are advisable, fair to and in the best interest of Zamba and its stockholders in any manner adverse to TSC or takes any other action or makes any other statement inconsistent with such recommendation or declaration or resolves or proposes to do any of the foregoing;

•	if any individual or entity (other than TSC or its affiliates) acquires or becomes the beneficial owner of 10% or more of the outstanding shares of Zamba common stock;

•	if the Zamba board of directors or any committee of the board recommends to Zamba stockholders a takeover proposal other than the merger with TSC or resolves to do so;

•	if a tender offer or exchange offer for 10% or more of the outstanding shares of Zamba capital stock is commenced and the Zamba board of directors fails to recommend against acceptance of such tender offer or exchange offer (including taking no position with respect to such offer); or

•	if the Zamba board of directors fails to reaffirm (publicly, if requested by TSC) its recommendation in favor of the adoption and approval of the Merger Agreement within five days after TSC requests in writing that such recommendation be reaffirmed;

•	by Zamba:

•	if there has been a breach of any representation, warranty, covenant or other agreement made by TSC in the Merger Agreement, or if any such representation or warranty becomes untrue after the date of the Merger Agreement, and, in either case, such breach or failure to be true:

•	would result in the applicable closing condition to the merger not being satisfied; and

•	is not curable or, if curable, is not cured within 30 days after written notice is given by Zamba to TSC.

      Termination Fees and Expenses Payable by Zamba. Zamba has agreed to pay TSC a termination fee of $240,000 if the Merger Agreement is terminated under one of the following circumstances:

•	the Merger Agreement is terminated by TSC because:

•	Zamba’s board of directors either fails to recommend the adoption of the Merger Agreement to Zamba stockholders, or the board or any committee of the board withdraws, qualifies, amends or modifies such recommendation or its declaration that the Merger Agreement and the merger are advisable, fair to and in the best interest of Zamba and its stockholders in any manner adverse to TSC or takes any other action or makes any other statement inconsistent with such recommendation or declaration or resolves or proposes to do any of the foregoing;

•	any individual or entity (other than TSC or its affiliates) acquires or becomes the beneficial owner of 10% or more of the outstanding shares of Zamba common stock;

•	Zamba’s board of directors or any committee of the board recommends to Zamba stockholders a takeover proposal other than the merger with TSC or resolves to do so;

•	a tender offer or exchange offer for 10% or more of the outstanding shares of Zamba capital stock is commenced and Zamba’s board of directors fails to recommend against acceptance of such tender offer or exchange offer (including taking no position with respect to such offer); or

•	Zamba’s board of directors fails to reaffirm (publicly, if requested by TSC) its recommendation in favor of the adoption and approval of the Merger Agreement within five days after TSC requests in writing that such recommendation be reaffirmed; or

•	the Merger Agreement is terminated by TSC or Zamba because (1) Zamba’s stockholders fail to adopt the Merger Agreement or (2) the merger has not been completed by January 31, 2005, and, in either case, a takeover proposal existed after the date of the Merger Agreement and, concurrently with or within 12 months after any such termination an “acquisition transaction” occurs, or Zamba or any of its subsidiaries enters into a letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to an acquisition transaction.

      “Acquisition transaction” means any transaction or series of related transactions involving (1) any acquisition or purchase from Zamba by any third party of more than a 15% interest in the total outstanding voting securities of Zamba or any of its subsidiaries; (2) any tender offer or exchange offer that if consummated would result in any third party beneficially owning 15% or more of the total outstanding voting securities of Zamba or its subsidiaries; (3) any merger, consolidation, business combination or similar transaction involving Zamba pursuant to which the stockholders of Zamba immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (4) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Zamba or any of its subsidiaries; or (5) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Zamba.

      In addition, if the Merger Agreement is terminated (1) by TSC or Zamba because Zamba’s stockholders fail to adopt the Merger Agreement or the merger has not been completed by January 31, 2005, and a takeover proposal (see “— Covenants — No Solicitation” above for the definition of this term) existed after the date of the Merger Agreement, or (2) by TSC under any of the provisions described in the first bullet point above,

Zamba will, in addition to any termination fee that may be payable to TSC, reimburse TSC for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of TSC or any affiliate of TSC in connection with the Merger Agreement and the merger, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

      Termination Fees Payable by TSC. TSC is not required by the Merger Agreement to pay any termination fee to Zamba.

Other Covenants and Agreements

      Expenses. TSC and Zamba have each agreed to pay their own costs and expenses incurred in connection with the Merger Agreement and the merger, whether or not the merger is consummated, except that all printing expenses and all filing fees (including filing fees under the Securities Act and the Exchange Act) shall be divided equally between TSC and Zamba and except for Zamba’s obligations to reimburse TSC for expenses as described above under “— Termination of Merger Agreement — Termination Fees and Expenses Payable by Zamba.”

      Real Estate Transfer and Gains Taxes. TSC and Zamba have agreed that either Zamba or the surviving corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of Zamba’s or its subsidiaries’ real property, if any, payable in connection with the consummation of the merger.

      Other Covenants. The Merger Agreement contains certain other covenants, including covenants relating to public announcements, access to information, state takeover laws and tax matters.

Amendments, Extensions and Waivers

      Amendments. The Merger Agreement may be amended by the parties at any time prior to the completion of the merger, except that after the Zamba stockholders meeting any amendment which requires approval by Zamba’s stockholders may not be made without such approval. All amendments to the Merger Agreement must be in writing and signed by each party.

      Extensions and Waivers. At any time prior to the completion of the merger, any party to the Merger Agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance by any other party with any of the covenants, agreements or conditions contained in the Merger Agreement.

      All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

THE PANDORA WARRANT AMENDMENT AGREEMENT

      On May 14, 2004, Pandora advanced to Zamba $750,000 and Zamba issued and delivered to Pandora a Secured Promissory Note in the principal amount of $750,000 (the “Pandora Note”) and the Pandora Warrant. Subject to certain limitations set forth therein, the Pandora Note can be repaid in shares of Zamba common stock. The Pandora Warrant provides for the purchase of up to 1,339,286 shares of Zamba common stock at a purchase price of $0.28 per share. In connection with the issuance of the Pandora Note and the Pandora Warrant, Zamba and Pandora also entered into a Security Agreement and a Registration Rights Agreement (the “Pandora Registration Rights Agreement”).

      The Pandora Registration Rights Agreement required Zamba to file a registration statement with the SEC no later than August 15, 2004, covering the issuance of shares of Zamba common stock pursuant to either of the Pandora Note and the Pandora Warrant (the “Pandora Registration Statement”). If the Pandora Registration Statement had not become effective by November 15, 2004, Zamba would be required to make certain penalty payments to Pandora pursuant to the Pandora Note.

      In connection with the execution of the Merger Agreement, Zamba and Pandora entered into an agreement (the “Pandora Warrant Amendment Agreement”) pursuant to which Pandora agreed to suspend the obligation that Zamba file the Pandora Registration Statement and Zamba agreed to repay the Pandora Note in full, in cash, upon completion of the merger. Zamba and Pandora also agreed that Zamba will repurchase the Pandora Warrant for $60,000 upon completion of the merger, at which time the Pandora Warrant will be terminated. Zamba has further agreed that, until the merger is completed or the Merger Agreement is terminated, it would make its payments on the Pandora Note in cash only.

      If the Merger Agreement is terminated, Zamba’s right to repurchase the Pandora Warrant will terminate and Zamba’s obligations under the Pandora Registration Rights Agreement will be reinstated, except that the deadline for filing the Pandora Registration Statement will be 45 days following termination of the Merger Agreement and the deadline for effectiveness of the Pandora Registration Statement will be 90 days following filing of the Pandora Registration Statement.

STOCKHOLDER SUPPORT AND VOTING AGREEMENTS

      Concurrently with the execution of the Merger Agreement and in order to induce TSC and its merger subsidiary to enter into the Merger Agreement, each member of the Zamba board of directors entered into a stockholder support and voting agreement (collectively, the “Voting Agreements”), dated as of August 6, 2004, with TSC and its merger subsidiary. The members of the Zamba board owned an aggregate of [5,220,534] shares of Zamba common stock, representing approximately [13.4%] of the shares of Zamba common stock outstanding as of the close of business on the record date for the special meeting.

      Pursuant to the Voting Agreements, each member of the Zamba board has granted an irrevocable proxy to TSC, or its designee, to vote at any meeting of Zamba stockholders and in any action by written consent of Zamba stockholders all of the shares of Zamba common stock held by him:

•	in favor of the Merger Agreement, the merger and all other transactions contemplated by the Merger Agreement and the Voting Agreement;

•	against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposed transaction (including any takeover proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Zamba under the Merger Agreement or that could result in any of the conditions to Zamba’s obligations under the Merger Agreement not being fulfilled or that could reasonably be expected to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement, the merger or the Voting Agreement;

•	in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by Zamba’s stockholders; and

•	against any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization, liquidation or sale of a material amount of assets involving Zamba or its subsidiaries, other than the merger with TSC.

      Each member of the Zamba board has further agreed to cause the shares of Zamba common stock held by him to be voted in accordance with the foregoing.

      Each member of the Zamba board also has agreed not to, directly or indirectly:

•	sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the shares of Zamba common stock held by him or otherwise agree to do any of the foregoing;

•	deposit any shares of Zamba common stock held by him into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to such a voting agreement or arrangement that is inconsistent with the Voting Agreement;

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of the shares of Zamba common stock held by him; or

•	take any action that would make any representation or warranty made by him untrue or incorrect in any material respect or have the effect of preventing or disabling him from performing his obligations under the Voting Agreement.

      In addition, each member of the Zamba board has agreed not to, directly or indirectly, (1) solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or may be reasonably expected to lead to any takeover proposal or (2) participate in any discussions or negotiations regarding a takeover proposal or furnish any confidential information or data or otherwise facilitate any effort or attempt to make or implement a takeover proposal.

      The Voting Agreements terminate upon the earlier of the effective time of the merger and the termination of the Merger Agreement in accordance with its terms.

      The Voting Agreements do not require or limit any action that any member of the Zamba board may take to discharge his fiduciary duties as a member of the Zamba board.

CHAPTER FOUR

CERTAIN LEGAL INFORMATION

COMPARISON OF TSC/ ZAMBA STOCKHOLDER RIGHTS

      The rights of Zamba stockholders under the DGCL, the Zamba fifth amended and restated certificate of incorporation and the Zamba by-laws prior to the completion of the merger are generally similar to the rights that they will have as TSC stockholders following the completion of the merger under the DGCL, the TSC restated certificate of incorporation and the TSC by-laws. Summarized below are the material differences between the current rights of Zamba stockholders and the rights those stockholders will have as TSC stockholders following the merger.

      Copies of the Zamba fifth amended and restated certificate of incorporation, the Zamba by-laws, the TSC restated certificate of incorporation and the TSC by-laws will be sent to Zamba stockholders upon request. See “Where You Can Find More Information.” The comparison that follows is not complete and it does not identify all differences that may, under given situations, be material to stockholders and is subject in all respects, and is qualified by reference, to the DGCL, the Zamba fifth amended and restated certificate of incorporation, the Zamba by-laws, the TSC restated certificate of incorporation and the TSC by-laws.

Authorized Capital Stock

      TSC. The authorized capital stock of TSC is summarized below under “Description of TSC Capital Stock.”

      Zamba. The authorized capital stock of Zamba consists of (1) 120,000,000 shares of common stock, $0.01 par value, [       ●       ] of which were issued and outstanding on the record date, and (2) 5,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding, but 389,004 of which have been designated Series A Junior Participating Preferred Stock.

Number of Directors

      TSC. The TSC board of directors currently consists of six directors. TSC’s by-laws require that the number of directors be not less than six and not more than 12, with the exact number to be determined from time to time by the board of directors. The directors are divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors. Directors are elected for three year terms, with one class of directors up for election each year.

      Zamba. The Zamba board of directors currently consists of five directors. Zamba’s by-laws require that the number of directors be not less than one and not more than 15, with the exact number to be determined by resolution of the board of directors or by the stockholders at an annual meeting of the stockholders.

Nomination of Directors for Election

      TSC. TSC’s by-laws provide that nominations for directors may be made by the board of directors or by any stockholder who provides timely written notice to TSC’s secretary. A stockholder who nominates a director must be a stockholder of record on the date that he or she gives the nomination notice to TSC and on the record date for the determination of stockholders entitled to vote at the meeting where the director will be voted on.

      In order to be timely, the notice must be delivered to or mailed and received at TSC’s principal executive offices:

•	with respect to an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting; or

•	if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, not later than the close of business on the tenth day after the first public announcement of the date of such annual meeting; or

•	with respect to a special meeting, not later than the close of business on the tenth day after the first public announcement of the date of such special meeting.

      To be in proper written form, the notice must include, among other things, information on the nominating stockholder and information regarding the nominee required by the proxy rules of the SEC, and be accompanied by a written consent of the proposed nominee consenting to serve as a director if elected.

      Zamba. Neither Zamba’s fifth amended and restated certificate of incorporation nor its by-laws sets forth procedures for the nomination of directors.

Vacancies on the Board of Directors

      TSC. TSC’s by-laws provide that vacancies of the board of directors, including a vacancy created by an increase in the number of directors, may be filled by the vote of a majority of the directors then in office, although less than a quorum. If the board of directors fills any vacancy, the new director’s term expires at the next election for the director’s class.

      Zamba. Zamba’s by-laws provide that vacancies of the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the board of directors fills a vacancy, the director’s term will be for the remainder of the unexpired term.

      Zamba’s by-laws provide that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such vacancy or increase), the Delaware Court of Chancery may, upon application to it by any stockholder or stockholders holding at least 10% of the total number of shares then outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Call of Special Meetings of Stockholders

      TSC. TSC’s by-laws provide that a special meeting of TSC’s stockholders may be called by the chairman of the board of directors or the President, and will be called by the chairman at the request in writing of a majority of the board of directors. Written notice must be given not less than ten nor more than 60 days before the date of the special meeting.

      Zamba. Zamba’s by-laws provide that a special meeting of Zamba’s stockholders may be called by the board of directors; any two directors; the President; the Vice President in the absence of the President; the Treasurer; or by the President, the Vice President in the absence of the President, or the Treasurer at the request in writing of stockholders holding 10% of the voting power of all shares of the company entitled to vote. Written notice must be given not less than ten nor more than 60 days before the date of the special meeting, or, in the case of a meeting called to act upon a proposed merger or the sale or other disposition of all or substantially all of the assets of Zamba, at least 20 days before the special meeting.

Stockholder Proposals

      TSC. TSC’s by-laws provide that in order for a stockholder to bring business before the annual meeting, the stockholder must give timely notice in proper form to TSC’s secretary. To be timely, a stockholder’s notice must be delivered to TSC’s secretary:

•	not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting; or

•	if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the anniversary of the previous year’s annual meeting date, not later than the close of business on the tenth day following the first public announcement of the date of such annual meeting.

      To be in proper written form, the notice must set forth, among other things, the business desired to be brought forth at the meeting, the reasons for conducting such business at the meeting, and a representation that the stockholder is a holder of record of stock of TSC entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business.

      Zamba. Neither Zamba’s fifth amended and restated certificate of incorporation nor its by-laws contain provisions limiting the ability of stockholders to bring business before an annual meeting. Zamba’s by-laws provide that business to be transacted at any special meeting of stockholders is limited to the purpose or purposes stated in the notice of the special meeting.

Anti-Takeover Provisions and Interested Stockholders

      TSC. TSC has not opted out of the provisions of Section 203 of the DGCL. Section 203 prohibits, in certain circumstances, a business combination between the corporation and an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. An interested stockholder is a person (1) who, directly or indirectly, controls 15% or more of the outstanding voting shares or (2) who is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting shares at any time within the prior three-year period, and the affiliates and associates of this person. A business combination includes (1) a merger or consolidation of the corporation with or caused by an interested stockholder, (2) a sale or other disposition of assets having an aggregate market value equal to 10% or more of (A) the aggregate market value of the consolidated assets of the corporation or (B) the aggregate market value of the outstanding shares of the corporation and (3) certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

      Zamba. Zamba has not opted out of the provisions of Section 203 of the DGCL.

Stockholder Rights Plan

      TSC. For a description of TSC’s stockholder rights plan, see “Description of TSC Capital Stock — TSC Preferred Stock and Rights Plan” below.

      Zamba. Zamba’s stockholder rights plan expired in accordance with its terms on September 12, 2004.

DESCRIPTION OF TSC CAPITAL STOCK

TSC Common Stock

      Pursuant to its restated certificate of incorporation, TSC has the authority to issue 100,000,000 shares of common stock, $0.01 par value. As of [       ●       ], 2004, there were [       ●       ] shares of TSC common stock issued and outstanding. The following summary of the terms of TSC common stock is not meant to be complete and is qualified by reference to TSC’s restated certificate of incorporation and TSC’s by-laws.

      All of the outstanding shares of TSC common stock are, and the shares of TSC common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. Holders of TSC common stock are entitled to (1) one vote per share on all matters to be voted on by stockholders, (2) share ratably in any dividends and (3) share ratably in the remaining assets of TSC upon liquidation after payment to the holders, if any, of the outstanding preferred stock. Holders of TSC common stock have no pre-emptive rights, subscription rights, cumulative voting rights or conversion rights.

      The powers, preferences and rights of holders of TSC common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of TSC preferred stock which TSC may designate and issue. Shares of TSC common stock are represented by certificates in such form as may be determined by the TSC board of directors.

      Mellon Investor Services LLC is the transfer agent and registrar for the TSC common stock.

TSC Preferred Stock and Rights Plan

      Pursuant to its restated certificate of incorporation, TSC has the authority to issue 10,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been designated Series A Junior Participating Preferred Stock (the “TSC Preferred Stock”) and have been reserved for issuance pursuant the Rights Agreement, dated as of October 29, 1998, as amended by the First Amendment, dated as of February 9, 2000, and the Second Amendment, dated as of April 25, 2002 (collectively, the “TSC Rights Agreement”), between TSC and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent. No shares of TSC Preferred Stock are currently outstanding. The following summary of the terms of the TSC Rights Agreement is not meant to be complete and is qualified by reference to the full text of the TSC Rights Agreement and to TSC’s restated certificate of incorporation and TSC’s by-laws.

      On October 29, 1998, the TSC board of directors declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of TSC’s common stock to TSC stockholders of record at the close of business on November 9, 1998. Each Right entitles the registered holder to purchase from TSC a unit consisting of one one-hundredth of a share (a “Unit”) of TSC Preferred Stock, at a purchase price of $100 per Unit, subject to adjustment.

      The Rights are attached to all TSC common stock certificates representing outstanding shares, and no separate Rights certificates have been distributed. The Rights will separate from the TSC common stock and the Distribution Date (as defined in the TSC Rights Agreement) will occur upon the earlier of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (20% or more if the person is the State of Wisconsin Investment Board) of the outstanding shares of TSC common stock (the “Stock Acquisition Date”) or (2) ten business days (or such later date as may be determined by action of the TSC board of directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group beneficially owning 15% or more (20% or more in the case of the State of Wisconsin Investment Board) of the outstanding shares of TSC common stock.

      Until the Distribution Date, (1) the Rights are evidenced by the TSC common stock certificates and may only be transferred with such common stock certificates, (2) TSC common stock certificates issued after November 9, 1998, contain a notation incorporating the TSC Rights Agreement by reference and (3) the surrender for transfer of any certificates for common stock outstanding also constitutes the transfer of the Rights associated with the common stock represented by such certificate.

      Pursuant to the TSC Rights Agreement, TSC reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of TSC Preferred Stock will be issued.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 29, 2008, unless earlier redeemed by TSC as described below.

      As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of TSC common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise provided in the TSC Rights Agreement, only shares of TSC common stock issued prior to the Distribution Date will be issued with Rights.

      In the event that, at any time following the Distribution Date, a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, TSC common stock having a value equal to two times the exercise price of the Right. If an insufficient number of shares of TSC common stock is authorized for issuance, then the TSC board would be required to substitute cash, property or other securities of TSC for the common stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the TSC Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Rights are no longer redeemable by TSC as set forth below.

      In the event that, at any time following the Stock Acquisition Date, (1) TSC is acquired in a merger or other business combination transaction in which TSC is not the surviving corporation, (2) TSC is acquired in a merger or other business combination transaction in which TSC is the surviving corporation and all or part of TSC common stock is converted into securities of another entity, cash or other property, or (3) 50% or more of TSC’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “Triggering Events.”

      The purchase price payable and the number of Units of TSC Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the TSC Preferred Stock, (2) if holders of the TSC Preferred Stock are granted certain rights, options or warrants to subscribe for TSC Preferred Stock or convertible securities at less than the current market price of the TSC Preferred Stock, or (3) upon the distribution to holders of the TSC Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the TSC Preferred Stock on the last trading day prior to the date of exercise.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of TSC common stock, the TSC board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of TSC common stock, or one one-hundredth of a share of TSC Preferred Stock (or of a share of a class or series of TSC’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      In general, TSC may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment and payable in cash, TSC common stock or other consideration deemed appropriate by the TSC board) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of the TSC board authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of TSC, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by stockholders or TSC, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

      The terms of the Rights may be amended by the TSC board of directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of 0.001% and the largest percentage of the outstanding shares of TSC common stock then known to TSC to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

LEGAL MATTERS

      The validity of the TSC common stock to be issued to Zamba stockholders pursuant to the merger will be passed upon by Sidley Austin Brown & Wood LLP, counsel to TSC. It is a condition to the completion of the merger that each of TSC and Zamba receive an opinion from their respective counsel with respect to the U.S. federal income tax treatment of the merger.

EXPERTS

      The consolidated financial statements of TSC at and as of the year ended December 31, 2003, appearing in TSC’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon included in TSC’s Annual Report on Form 10-K and incorporated in this proxy statement/ prospectus by reference. Such consolidated financial statements are incorporated by reference in this proxy statement/ prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of TSC as of December 31, 2002, and for the two years in the period ended December 31, 2002, incorporated in this proxy statement/ prospectus by reference to the TSC Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Zamba appearing in Zamba’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included in Zamba’s Annual Report on Form 10-K and incorporated in this proxy statement/ prospectus by reference. Such consolidated financial statements are incorporated by reference in this proxy statement/ prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHAPTER FIVE

ADDITIONAL INFORMATION FOR STOCKHOLDERS

FUTURE STOCKHOLDER PROPOSALS

TSC

      In order for a stockholder proposal or nomination for director to be properly presented at TSC’s 2005 Annual Meeting of Stockholders, the proposal or nomination must contain the information required by TSC’s by-laws and be received by TSC on or after January 6, 2005, and on or prior to February 5, 2005. All proposals and nominations should be directed to Philip J. Downey, Secretary, Technology Solutions Company, 205 N. Michigan Ave., Suite 1500, Chicago, Illinois 60601.

      In addition, if a stockholder wants TSC to include a proposal in its proxy statement for presentation at TSC’s 2005 Annual Meeting of Stockholders, the proposal must comply with certain rules and regulations promulgated by the SEC and be received by TSC not later than December 9, 2004. Proposals should be directed to Philip J. Downey, Secretary, Technology Solutions Company, 205 N. Michigan Ave., Suite 1500, Chicago, Illinois 60601.

Zamba

      Zamba has not held a 2004 annual meeting of stockholders, and Zamba does not currently expect to hold a 2005 annual meeting of stockholders because Zamba will not be a separate public company if the merger has been completed. If the merger is not completed and either a 2004 or 2005 annual meeting is held, Zamba stockholders may propose matters to be presented at the meeting and also may nominate persons to be directors. To be considered for inclusion in the proxy statement for such a meeting, stockholder proposals must be delivered to Zamba within a reasonable period before Zamba prints and mails the proxy statement to its stockholders. Any stockholder proposal to be considered at the meeting, but not to be included in the proxy statement, must be submitted in writing to the Secretary of Zamba not less than 60 nor more than 90 days prior to the date of the meeting.

WHERE YOU CAN FIND MORE INFORMATION

      TSC and Zamba file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information TSC and Zamba file at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TSC’s and Zamba’s SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

      TSC has filed a registration statement on Form S-4 to register with the SEC the TSC common stock to be issued to Zamba stockholders upon completion of the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of TSC in addition to being a proxy statement of Zamba for its special meeting. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows TSC and Zamba to “incorporate by reference” information into this proxy statement/ prospectus, which means that TSC and Zamba can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that TSC and Zamba have previously filed with the SEC. Copies of these documents contain important business and financial information about TSC and Zamba.

TSC SEC filings (File No. 000-19433)	Period

Annual Report on Form 10-K (including information incorporated by reference to TSC’s Proxy Statement for its 2004 Annual Meeting of Stockholders held on May 6, 2004)	Fiscal Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Current Reports on Form 8-K	Filed on August 9, 2004 (under Item 5), September 30, 2004, and October 7, 2004

Zamba SEC filings (File No. 000-22718)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Quarterly Report on Form 10-Q, as amended by Quarterly Report on Form 10-Q/ A	Quarter ended June 30, 2004
Current Reports on Form 8-K	Filed on May 17, 2004, August 9, 2004
(under Item 5), and August 11, 2004

      All information contained or incorporated by reference in this proxy statement/ prospectus relating to TSC has been supplied by TSC, and all information relating to Zamba has been supplied by Zamba.

      This proxy statement/ prospectus is accompanied by the following documents filed by TSC and Zamba with the SEC:

•	TSC Annual Report on Form 10-K for the year ended December 31, 2003

•	TSC Quarterly Report on Form 10-Q for the three months ended June 30, 2004

•	Zamba Annual Report on Form 10-K for the year ended December 31, 2003

•	Zamba Quarterly Report on Form 10-Q for the three months ended June 30, 2004, as amended by Quarterly Report on Form 10-Q/ A

      Additional copies of the documents incorporated by reference are available from TSC or Zamba, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this proxy statement/ prospectus. Copies of the Zamba fifth amended and restated certificate of incorporation, the Zamba by-laws, the TSC restated certificate of incorporation and the TSC by-laws will also be sent to Zamba stockholders upon request. Stockholders may obtain such documents, without charge, by requesting them in writing or by telephone from the appropriate party at the following addresses:

      Technology Solutions Company

        Investor Relations Department
        205 North Michigan Avenue
        Suite 1500
        Chicago, Illinois 60601
        (312) 228-4500

      Zamba Corporation

        Investor Relations Department
        3033 Excelsior Boulevard
        Suite 200
        Minneapolis, Minnesota 55416
        (952) 832-9800

      You also can get more information by visiting TSC’s web site at www.techsol.com and Zamba’s web site at www.zambasolutions.com. Web site materials are not part of this proxy statement/ prospectus.

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the merger proposal at the special meeting. TSC and Zamba have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated [       ●       ], 2004. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/ prospectus to stockholders nor the issuance of shares of TSC common stock as contemplated by the Merger Agreement will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among
TECHNOLOGY SOLUTIONS COMPANY,
Z ACQUISITION CORP.
and
ZAMBA CORPORATION
dated as of
August 6, 2004

TABLE OF DEFINED TERMS

Defined Term	Section

Acquisition Transaction	4.2
Affiliate	2.8(b)
Agreement	Introduction
Blue Sky Laws	2.4
Certificate of Merger	1.2
Certificates	1.6(b)
Closing	1.15(a)
Code	Recitals
Company	Introduction
Company Affiliate Letter	5.4
Company Business Personnel	3.14
Company Bylaws	1.15(d)(iii)
Company Charter	1.4(a)
Company Common Stock	Recitals
Company Contract	3.11(a)
Company Foreign Benefit Plan	3.12(f)
Company Letter	3.2(c)
Company Multiemployer Plan	3.12(c)
Company Permits	3.8(a)
Company Plan	3.12(c)
Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company SEC Documents	3.5
Company Series A Preferred Stock	3.2(a)
Company Stockholder Voting Agreement	Recitals
Company Stock Option Plans	3.2(a)
Company Stock Options	3.2(a)
Company Stock Purchase Plan	3.2(a)
Company Stockholder Approval	5.1(a)
Company Stockholder Meeting	5.1(a)
Company Warrants	3.2(a)
Company’s Current Premium	5.11
Confidentiality Agreement	5.3
Constituent Corporations	Introduction
Contract	2.2(a)
Dissenting Shares	1.5(d)
DGCL	1.1
D&O Insurance	5.11
Effective Time	1.2
Employee Agreement	3.11(c)
Environmental Laws	2.12

Defined Term	Section

ERISA	2.11(a)
ERISA Affiliate	2.11(b)
Exchange Act	2.4
Exchange Agent	1.6(a)
Exchange Fund	1.6(a)
Exchange Ratio	1.5(c)
GAAP	2.5
Gains Taxes	5.9
Governmental Entity	2.4
Intellectual Property Rights	2.14(a)
IRS	2.9
Joint Venture	2.2(c)
Key Customers	3.7(b)
Knowledge of Parent	2.8(a)
Knowledge of the Company	3.8(a)
Material Adverse Change	2.1
Material Adverse Effect	2.1
Merger	Recitals
Nasdaq	1.8
Order	6.1(d)
Pandora Warrant	5.6(b)
Parent	Introduction
Parent Business Personnel	2.13
Parent Bylaws	2.3
Parent Charter	1.15(b)(i)
Parent Common Stock	Recitals
Parent Letter	2.2(c)
Parent Permits	2.8(a)
Parent Plan	2.11(b)
Parent Preferred Stock	2.2(a)
Parent Rights	2.2(a)
Parent Rights Agreement	2.2(a)
Parent SEC Documents	2.5
Parent Series A Preferred Stock	2.2(a)
Parent Stock Plans	2.2(a)
Per Share Merger Consideration	1.5(c)
Person	1.6(a)
Proxy Statement	2.6
Registration Statement	2.3
Rule 145 Affiliates	5.4
Sarbanes-Oxley Act	2.8(b)
SEC	2.2(b)
Securities Act	2.3
Share Issuance	2.3

Defined Term	Section

State Takeover Approvals	2.4
Sub	Introduction
Subsidiary	2.1
Substitute Option	5.6(a)
Substitute Warrant	5.6(b)
Superior Proposal	4.2(a)
Surviving Corporation	1.1
Takeover Proposal	4.2(a)
Tax Return	2.9
Taxes	2.9
Termination Fee	5.5(c)
Third Party	4.2(a)
Transmittal Letter	1.6(b)
Worker Safety Laws	2.12

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2004 (this “Agreement”), among Technology Solutions Company, a Delaware corporation (“Parent”), Z Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Zamba Corporation, a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

WITNESSETH:

      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”), together with the associated Company Rights (as hereinafter defined) under the Company Rights Agreement (as hereinafter defined), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive shares of Common Stock, $0.01 par value, of Parent (“Parent Common Stock”), together with the associated Parent Rights (as hereinafter defined) under the Parent Rights Agreement (as hereinafter defined);

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

      WHEREAS, Parent and Sub have required, as a condition to their willingness to enter into this Agreement, that certain stockholders of the Company enter into a Stockholder Voting and Support Agreement (the “Company Stockholder Voting Agreement”) with Parent and Sub, substantially in the form attached hereto as Exhibit A, concurrently with the execution and delivery of this Agreement; and

      WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger; provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

      SECTION 1.2     Effective Time. The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term

“Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

      SECTION 1.3     Effects of the Merger; Directors and Officers. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

      SECTION 1.4     Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the Fifth Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended so that Article 4 of the Company Charter reads in its entirety as follows: “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value.” As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

      (b) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.5     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding share of common stock, $0.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock, together with the associated Company Rights, that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock, together with the associated Company Rights, owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (together with the associated Company Rights), other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b), shall be converted into the right to receive (i) 0.15 (such number being the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock, together with the associated Parent Rights (the “Per Share Merger Consideration”). All such shares of Company Common Stock and the associated Company Rights, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock, together with the associated Parent Rights, into which such shares are converted, and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated Company Rights, which are held of record by stockholders who shall not have approved the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Common Stock, together with the associated Company Rights, held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of such shares, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

      SECTION 1.6     Parent to Make Certificates Available. (a) Parent shall authorize a commercial bank (or such other Person as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent for exchange with outstanding shares of Company Common Stock, together with the associated Company Rights, all certificates representing the shares of Parent Common Stock, together with the associated Parent Rights, payable or issuable pursuant to Section 1.5(c) and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such shares of Parent Common Stock, together with the associated Parent Rights, and any dividends or distributions with respect thereto and cash, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall deliver the Per Share Merger Consideration contemplated to be issued and paid pursuant to Section 1.5(c) out of the Exchange Fund. For purposes of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity (as hereinafter defined), trust or unincorporated organization.

      (b) Parent shall instruct the Exchange Agent, as soon as practicable after the Effective Time, to mail to each record holder of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, together with the associated Company Rights, converted in the Merger (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Parent Common Stock, together with the associated Parent Rights, and cash in lieu of fractional shares (the “Transmittal Letter”)). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with the Transmittal Letter, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, together with the associated Parent Rights, into which the shares represented by the Certificate so surrendered shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

      SECTION 1.7     Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such Person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Parent Common Stock, together with the associated Parent Rights, is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock, together with the associated Parent Rights, in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

      SECTION 1.8     No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I; no Parent dividend or other distribution or stock split shall relate to any fractional share; and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on The Nasdaq National Market (“Nasdaq”) on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq after the Effective Time) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

      SECTION 1.9     Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends and distributions which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 1.10     Adjustment of Per Share Merger Consideration. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent

Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration and all references to the Per Share Merger Consideration and Exchange Ratio in this Agreement shall be deemed to be to the Per Share Merger Consideration and Exchange Ratio as so adjusted.

      SECTION 1.11     No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock, together with the associated Parent Rights, issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, together with the associated Company Rights, represented by such Certificates.

      SECTION 1.12     Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

      SECTION 1.13     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent or Parent will issue and pay or cause to be issued and paid in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, together with any associated Parent Rights, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 1.8, and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 1.7.

      SECTION 1.14     Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

      SECTION 1.15     Closing; Closing Deliveries.

      (a) The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

      (b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:

(i) a copy of the Restated Certificate of Incorporation, as amended, of Parent (the “Parent Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware; and

(iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Parent Charter since a specified date; (B) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein and (C) the incumbency and signatures of the officers of Parent executing this Agreement.

      (c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:

(i) a copy of the Certificate of Incorporation of Sub, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Delaware; and

(iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Sub since a specified date, (B) the Bylaws of Sub, (C) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the written consent of Parent in its capacity as sole stockholder of Sub approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing.

      (d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:

(i) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(iii) certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Company Charter since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of the Company executing this Agreement, and (E) the number of Dissenting Shares;

(iv) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub represent and warrant to the Company as follows:

      SECTION 2.1     Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, effect, change or development that, individually or when taken together with all other events, effects, changes or developments, is, or could reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that to the extent any event, effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or could reasonably be expected to be) a “Material Adverse Change” and “Material Adverse Effect”: (i) factors affecting the economy or financial markets as a whole, except to the extent the Company or Parent, as the case may be, is materially and adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Company or Parent, as the case may be, operates; and (ii) the trading price of the Company Common Stock or Parent Common Stock, as the case may be, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such event, effect, change or development which affects or otherwise relates to the trading price may be deemed to constitute, or be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Change or Material Adverse Effect), and (b) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

      SECTION 2.2     Capital Structure. (a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock $0.01 par value per share (“Parent Preferred Stock”), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock (“Parent Series A Preferred Stock”). At the close of business on June 30, 2004, (i) 40,898,902 shares of Parent Common Stock were issued and outstanding; (ii) 3,796,886 shares of Parent Common Stock were held in the treasury of Parent and no shares of Parent Common Stock were held by Subsidiaries of Parent; (iii) 13,022,720 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Parent Common Stock under Parent’s plans or other arrangements or pursuant to any plans (collectively, the “Parent Stock Plans”); and (iv) 1,000,000 shares of Parent Series A Preferred Stock have been reserved for issuance pursuant to the Rights Agreement, dated as of October 29, 1998, between Parent and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of February 9, 2000 and the Second Amendment to Rights Agreement, dated as of April 25, 2002 (the “Parent Rights Agreement”), providing for rights to acquire shares of Parent Series A Preferred Stock (“Parent Rights”). No shares of Parent Preferred Stock are issued or outstanding. Between June 30, 2004 and the date of this Agreement, except as set forth above and except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable upon conversion of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. As of the date of this Agreement, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries. For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

      (b) Each outstanding share of capital stock (or other voting security or equity equivalent) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except for director or qualifying shares, each such share (or other voting security or equity equivalent) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (the “SEC”), constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

      (c) Section 2.2(c) of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated the Parent Letter (the “Parent Letter”) sets forth a list as of the date hereof of all Subsidiaries and Joint Ventures (as hereinafter defined) of Parent and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 2.2(c) of the Parent Letter also sets forth as of the date hereof the nature and extent of the ownership and voting interests held by Parent in each Joint Venture. Except as set forth in Section 2.2(c) of the Parent Letter, as of the date hereof, Parent has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. As used in this Agreement, “Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.

      SECTION 2.3     Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared this Agreement and the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and their respective stockholders, and Parent, as sole stockholder of Sub, has approved and adopted this Agreement in accordance with the DGCL, and the Board of Directors of Parent has approved the issuance of Parent Common Stock, together with the associated Parent Rights in connection with the Merger (the “Share Issuance”). Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate merger documents as required by the DGCL. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), for the purpose of registering the shares of Parent

Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) have been duly authorized by Parent’s Board of Directors. Parent has delivered to the Company complete and correct copies of the Parent Charter and the Bylaws of Parent (the “Parent Bylaws”).

      SECTION 2.4     Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the Parent Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Parent Bylaws; (ii) the comparable charter or organizational documents of any of Parent’s Subsidiaries; (iii) any Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement, except for (i) such filings, registrations, consents or approvals as may be required in connection with or in compliance with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”); (iv) such filings as may be required in connection with the Taxes described in Section 5.9; (v) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”)and Nasdaq; (vi) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub.

      SECTION 2.5     SEC Documents and Other Reports. Parent has timely filed with the SEC all documents required to be filed by it since December 31, 2001 under the Securities Act or the Exchange Act (the “Parent SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date hereof, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, Parent has not, between December 31, 2003 and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2003.

      SECTION 2.6     Registration Statement and Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/ prospectus included therein relating to the Company Stockholder Meeting (as defined in Section 5.1(a)) (together with any amendments or supplements thereto, the “Proxy Statement”) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholder Meeting, any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

      SECTION 2.7     Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 2.7 of the Parent Letter, since December 31, 2003, (i) Parent and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) that would, individually or in the aggregate, have a Material Adverse Effect on Parent; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on Parent; (iii) through the date hereof there has not been any split, combination or reclassification of any of Parent’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock or distribution of any kind declared, set aside, paid or made by Parent on any class of its stock; and (iv) there has been no Material Adverse Change with respect to Parent.

      SECTION 2.8     Permits and Compliance. (a) Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable law, ordinance, administrative or governmental rule or regulation; or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, “Knowledge of Parent” means the actual knowledge of the individuals identified in Section 2.8(a) of the Parent Letter.

      (b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act

(the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

      (c) Parent has (i) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2002.

      SECTION 2.9     Tax Matters. Except as otherwise set forth in Section 2.9 of the Parent Letter, (i) Parent and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns (as hereinafter defined) required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (iii) Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (iv) any Tax Returns referred to in clause (i) relating to federal income Taxes have been examined by the Internal Revenue Service (the “IRS”) or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (vii) during the past three years, neither Parent nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (viii) during the last five years, neither Parent nor any of its Subsidiaries has been a party to any so-called “listed transaction” identified by the IRS; (ix) neither Parent nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; and (x) no income or gain of Parent or any Subsidiary has been deferred pursuant to current or former Treasury Regulation §§ 1.1502-13 or -14, or current or former Temporary Treasury Regulation §§ 1.1502-13T or -14T, or Proposed Treasury Regulation § 1.1502-13. For purposes of this Agreement: (i) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      SECTION 2.10     Actions and Proceedings. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement and except as set forth in Section 2.10 of the Parent Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving

Parent or any of its Subsidiaries or against or involving any of the present or former directors, officers, employees or, to the Knowledge of Parent, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, or any of its or their properties, assets or business that would, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder. Except as set forth in Section 2.10 of the Parent Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees or, to the Knowledge of Parent, consultants, agents or stockholders, as such, or any of its or their properties, assets or business that would, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees or, to the Knowledge of Parent, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

      SECTION 2.11     ERISA. (a) With respect to the Parent Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any ERISA Affiliate or Parent Plan fiduciary could be subject to any liability under the terms of such Parent Plans, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (b) As used herein, (i) “Parent Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability; and (ii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

      SECTION 2.12     Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      SECTION 2.13     Labor Matters. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any collective bargaining Contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the “Parent Business Personnel”), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      SECTION 2.14     Intellectual Property.

      (a) Except as set forth in Section 2.14(a) of the Parent Letter, Parent and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”) as are necessary to conduct the business of Parent and its Subsidiaries as currently conducted or planned to be conducted by Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the Knowledge of Parent, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (b) Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement or in Section 2.14(b) of the Parent Letter, (i) as of the date of this Agreement, there are no actions, suits or claims, or administrative proceedings or investigations pending or, to the Knowledge of Parent, threatened that challenge or question the Intellectual Property Rights of Parent or any of its Subsidiaries and (ii) there are no actions, suits or claims, or administrative proceedings or investigations pending or, to the Knowledge of Parent, threatened that challenge or question the Intellectual Property Rights of Parent or any of its Subsidiaries and that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect on Parent.

      SECTION 2.15     Opinion of Financial Advisor. Parent has received the written opinion of Broadview International LLC, dated August 5, 2004, to the effect that, as of August 5, 2004, the Per Share Merger Consideration is fair to Parent from a financial point of view.

      SECTION 2.16     Required Vote of Parent Stockholders. No vote of the security holders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby, including the Share Issuance.

      SECTION 2.17     Reorganization. Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of Parent, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

      SECTION 2.18     Brokers. No broker, investment banker or other Person, other than Broadview International LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      SECTION 2.19     Operations of Sub. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as follows:

      SECTION 3.1     Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      SECTION 3.2     Capital Structure. (a) The authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 389,004 shares have been designated as Series A Junior Participating Preferred Stock (“Company Series A Preferred Stock”). At the close of business on June 30, 2004, (i) 38,900,470 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; (iii) 8,903,014 shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to the Company’s 1993 Equity Incentive Plan, 1998 Non-Officer Stock Option Plan, 2000 Non-Officer Stock Option Plan and 2000 Non-Qualified Stock Option Plan (collectively, the “Company Stock Option Plans”); (iv) 3,930,706 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants (the “Company Warrants”) to purchase shares of Company Common Stock; (v) 157,169 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”); and (vi) no shares of Company Preferred Stock were reserved for issuance, other than 389,004 shares of Company Series A Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated September 12, 1994, between the Company and Wells Fargo Bank Minnesota (f/k/a/ Norwest Bank Minnesota), as amended by First Amendment to the Rights Agreement dated January 29, 2002 and the Second Amendment to Rights Agreement dated November 26, 2002 (the “Company Rights Agreement”) providing for rights to acquire shares of Company Series A Preferred Stock (the “Company Rights”). The Company Stock Option Plans and the Company Stock Purchase Plan are the only benefit plans of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. Each share of Company Common Stock which may be issued pursuant to any Company Stock Option Plan, Company Warrant or the Company Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. No shares of Company Preferred Stock are issued or outstanding. Except as set forth above and except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on June 30, 2004 in accordance with the terms thereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth above, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or without additional consideration are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries.

      (b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

      (c) Section 3.2(c) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 3.2(c) of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture.

      (d) Section 3.2(d) of the Company Letter sets forth a list of each Company Warrant, the holder thereof as of June 30, 2004, the expiration date and the number of shares subject thereto as of June 30, 2004 and the per share exercise price therefor.

      SECTION 3.3     Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders and directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC has been duly authorized by the Company’s Board of Directors. The Company has delivered to Parent complete and correct copies of the Company Charter and Company Bylaws and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries.

      SECTION 3.4     Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter or organizational documents of any of the Company’s Subsidiaries; (iii) any material Contract applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Securities Act and the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) such filings as may be required in connection with the Taxes described in Section 5.9; (v) applicable requirements, if any, of Blue Sky Laws and Nasdaq; (vi) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      SECTION 3.5     SEC Documents and Other Reports. The Company has timely filed with the SEC all documents required to be filed by it since December 31, 2001 under the Securities Act or Exchange Act (the “Company SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, the Company has not, between December 31, 2003 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on December 31, 2003.

      SECTION 3.6     Registration Statement and Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholder Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

      SECTION 3.7     Absence of Certain Changes or Events.

      (a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.7(a) of the Company Letter, since December 31, 2003 (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) or, entered into any Contract or transaction, in each case, that is not in the ordinary course of business or that would, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on the Company; (iii) there has not been any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or dividend or distribution of any kind declared, set aside, paid or made by the Company on any class of its stock; (iv) there has not been (x) any granting by the Company or any of its Subsidiaries to any employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment Contracts in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such employee of any increase in severance or termination Contracts in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination Contract with any such employee and (v) there has been no Material Adverse Change with respect to the Company.

      (b) Section 3.7(b) of the Company Letter sets forth a list for the twelve months ended December 31, 2003 of the top ten revenue producing customers of the Company and its Subsidiaries (collectively, the “Key Customers”), including the amount of revenue received from such Key Customers for the twelve months ended December 31, 2003 and the six months ended June 30, 2004. Since January 1, 2004 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or material modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers. To the Knowledge of the Company, there exists no present condition or state of facts or circumstances involving any Key Customer and their relationships with the Company or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

      SECTION 3.8     Permits and Compliance. (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable law, ordinance, administrative or governmental rule or regulation; or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries. For purposes of this Agreement, “Knowledge of the Company” means the actual knowledge of the individuals identified in Section 3.8(a) of the Company Letter.

      (b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the

Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

      (c) The Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.

      SECTION 3.9     Tax Matters. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local and foreign Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) any Tax Returns referred to in clause (i) relating to federal income Taxes have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (vii) during the past three years, neither the Company nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any so-called “listed transaction” identified by the IRS; (x) neither the Company nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; and (xi) no income or gain of the Company or any Subsidiary has been deferred pursuant to current or former Treasury Regulation §§ 1.1502-13 or - 14, or current or former Temporary Treasury Regulation §§ 1.1502-13T or -14T, or Proposed Treasury Regulation § 1.1502-13.

      SECTION 3.10     Actions, Proceedings and Violations. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except as set forth in Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries or against or involving any of the present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

      SECTION 3.11     Certain Agreements. (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof and except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) any Contract which purports to materially limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) may conduct business or which contains most favored nation pricing or exclusivity or non-solicitation provisions with respect to customers or suppliers; (iii) any Contract which requires any payment by the Company or its Subsidiaries in excess of $10,000 in any year and which is not terminable within one year without penalty, or which requires any payment to the Company or its Subsidiaries in excess of $10,000 in any year and which is not terminable within one year without penalty; (iv) any Contract relating to or guarantying indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $10,000; (v) since January 1, 2000, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $10,000 or a purchase price in excess of $10,000; (vi) any Employee Agreement (as hereinafter defined); (vii) any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business, (viii) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries, taken as a whole; (ix) any material Contract, other than standard end-user license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, to license any third party to use, manufacture or reproduce any Company product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Company product, service or Intellectual Property Right; (x) any settlement Contract which materially affects the conduct of the Company’s or any of its Subsidiaries’ businesses; and (xi) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has previously made available to Parent complete and correct copies of each Contract of the type described in this Section 3.11(a) which was entered into prior to the date hereof. All Contracts of the type described in this Section 3.11(a) shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof. All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (b) Except as set forth in Section 3.11(b) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any Contract or written or oral plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any (i) option to purchase shares of Company Common Stock; (ii) rights under the Company Stock Purchase Plan; or (iii) shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares under this Agreement. Section 3.11(b) of the Company Letter sets forth (i) for each officer, director, employee or consultant who is a party to, or will receive benefits under, this Agreement, the total amount that each such Person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer or director of the Company and its Subsidiaries.

      (c) For purposes of this Agreement, “Employee Agreement” means each management, employment, severance, retention, consulting or other Contract between the Company, or any ERISA Affiliate, and any current or former employee, director or officer of the Company or any ERISA Affiliate other than standard offer letters used in the Company’s ordinary course of business that do not provide for severance or other payments after termination of employment or acceleration of any equity award.

      SECTION 3.12     ERISA. (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance or administrative Contract relating to each such Company Plan; (iv) a written summary of each unwritten Company Plan; (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; (vii) any request for a determination currently pending before the IRS; and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time has maintained or contributed to, any Company Multiemployer Plan (as hereinafter defined).

      (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason any such Company Plan is not so qualified in operation. Except as set forth in Section 3.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan or Contract to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

      (c) For purposes of this Agreement, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

      (d) Section 3.12(d) of the Company Letter contains a list, and the Company has heretofore provided to Parent a complete and correct copy, of all (i) severance, employment and consulting Contracts with employees and consultants of the Company and each of its ERISA Affiliates, to which the Company is a party, (ii) severance programs and policies of the Company and each of its ERISA Affiliates with or relating to its employees and (iii) plans, programs, Contracts and other arrangements of the Company and each of its ERISA Affiliates with or relating to its current and former employees containing change of control or similar provisions.

      (e) Except as set forth in Section 3.12(e) of the Company Letter, the Company is not a party to any Contract that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

      (f) Except as set forth in Section 3.12(f) of the Company Letter, with respect to each Company Plan not subject to United States law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

      (g) Except as set forth in Section 3.12(g) of the Company Letter, the Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

      SECTION 3.13     Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      SECTION 3.14     Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or, except as set forth in Section 3.14 of the Company Letter, any labor Contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      SECTION 3.15     Intellectual Property. (a) Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (b) Section 3.15(b) of the Company Letter contains a list as of the date hereof of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications; and (iii) all material registered United States and foreign copyrights and pending applications to register the same, in each case owned by the Company and its Subsidiaries.

      (c) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.15(c) of the Company Letter, (i) as of the date of this Agreement, to the Knowledge of the Company, there are no actions, suits or claims or administrative proceedings or investigations pending or threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries and (ii) there are no actions, suits or claims, or administrative proceedings or investigations pending or, to the Knowledge of Company, threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries and that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect on the Company.

      SECTION 3.16     Opinion of Financial Advisor. The Company has received the written opinion of SG Capital, dated the date hereof, to the effect that, as of the date hereof, the Per Share Merger Consideration is fair to the Company’s stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

      SECTION 3.17     State Takeover Statutes; Certain Charter Provisions. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL. To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

      SECTION 3.18     Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

      SECTION 3.19     Reorganization. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of the Company, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

      SECTION 3.20     Brokers. No broker, investment banker or other Person, other than SG Capital, the fees and expenses of which will be paid by the Company (as reflected in an agreement between SG Capital and the Company, dated October 1, 2003, as supplemented on October 11, 2003 and amended on July 29, 2004, a copy of which has been furnished to Parent), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      SECTION 3.21     Company Rights Agreement. The Company has amended the Company Rights Agreement to (i) render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated hereby and (ii) provide that Parent shall not be deemed an Acquiring Person (as defined in the Company Rights Agreement), the Distribution Date (as defined in the Company Rights Agreement) shall not be deemed to occur and the Company Rights will not separate from the shares of Company Common Stock as a result of entering into this Agreement or consummating the Merger or the other transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1     Conduct of Business Pending the Merger. Except as expressly permitted by clauses (i) through (xix) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions from wholly owned Subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities or (D) amend the Company Rights Agreement;

(ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and pursuant to the Company Stock Purchase Plan, in each case, in accordance with their current terms;

(iii) amend its certificate of incorporation or bylaws or other comparable organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(v) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

(viii) enter into, adopt or amend any severance plan or material Contract, Company Plan or employment or consulting Contract, except as required by applicable law, including the Company Stock Option Plans;

(ix) increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any current or former director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(xi) make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP);

(xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xiii) settle or compromise any material federal, state, local or foreign income tax liability;

(xiv) enter into, amend or terminate any Company Contract, other than entering into or amending customer contracts in the ordinary course of business so long as (A) the amount involved does not exceed $150,000, and (B) such customer contract or amendment thereto does not provide for rates which are more than 20% below the average billing rate for the then most recently completed fiscal quarter;

(xv) enter into any Contract (A) that would, after the Effective Time, restrict Parent and its Subsidiaries with respect to engaging in any line of business or in any geographical area; or (B) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier that would, after the Effective Time, apply to Parent or any of its Subsidiaries;

(xvi) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

(xvii) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice;

(xviii) initiate any litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding or any claim involving intellectual property; or

(xix) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

      SECTION 4.2     No Solicitation. (a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of, any Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement with respect to any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Company Stockholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of a Takeover Proposal to the extent required by applicable law or (B) furnishing non-public information regarding the Company to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written Takeover Proposal by such Third Party, if and only to the extent that, with respect to clause (B) above, (1) such Takeover Proposal would, if consummated, result in a Superior Proposal and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Superior Proposal has the financial means to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable law, (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Third Party, such Board of Directors receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined) and the Company provides five (5) days advance written notice to Parent of the identity of the Third Party or entity making, and the proposed terms and conditions of, such Takeover Proposal, (4) the Company shall have provided to Parent a copy of all written materials delivered to the Third Party making the Superior Proposal in connection with such Superior Proposal and made available to Parent all materials and information made available to the Third Party making the Superior Proposal in connection with such Superior Proposal and (5) the Company shall have fully complied with this Section 4.2. For purposes of this Agreement, (i) “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; (ii) “Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the Company or any of its Subsidiaries or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; (iii) “Superior Proposal” means an unsolicited, bona fide binding written proposal made by a Third Party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or in excess of 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction, on terms that in the reasonable good faith judgment of the Board of Directors of Company, after consultation with its outside financial advisors, are more favorable to Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement); and (iv) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates.

      (b) The Company agrees that it and its Subsidiaries shall, and the Company shall direct its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Third Party with respect to any Takeover Proposal. The Company shall advise Parent orally (within 24 hours) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal; (ii) the proposed terms and conditions of such Takeover Proposal; and (iii) the identity of the Third Party making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed on a current basis of the status and details of any such Takeover Proposal or inquiry. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Takeover Proposal to return or destroy all confidential information heretofore furnished to such Third Party by or on behalf of it or any of its Subsidiaries.

      SECTION 4.3     Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      SECTION 4.4     Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action which action or failure would, to its knowledge, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1     Company Stockholder Meeting. (a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (“Company Stockholder Meeting”) for the purpose of the Company’s stockholders duly approving and adopting this Agreement (the “Company Stockholder Approval”).

      (b) The Company shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, shall use all reasonable efforts to solicit such approval and adoption by its stockholders and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent such recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its stockholders or resolve or propose to do any of the foregoing, except if (i) the Company has complied with Section 4.2 and (ii) in the reasonable good faith judgment of the Company’s Board of Directors, after consultation with the outside corporate counsel of the Company, the making of, or the failure to withhold, withdraw, qualify, amend or modify, such recommendation would violate the fiduciary duties of such Board of Directors to the Company’s stockholders under applicable law. The Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it.

      SECTION 5.2     Preparation of the Registration Statement and the Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall distribute the Proxy Statement to its stockholders.

      SECTION 5.3     Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their respective Subsidiaries, as the case may be, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and, during such period, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated July 14, 2004, between Parent and the Company (the “Confidentiality Agreement”).

      SECTION 5.4     Compliance with the Securities Act. Section 5.4 of the Company Letter contains a list identifying all Persons who, at the time of the Company Stockholder Meeting, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit B hereto (the “Company Affiliate Letter”), executed by each of such Persons identified in the foregoing list. Prior to the Effective Time, the Company shall amend and supplement Section 5.4 of the Company Letter and use its reasonable best efforts to cause each additional Person who is identified as a Rule 145 Affiliate of the Company to execute the Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

      SECTION 5.5     Fees and Expenses. (a) Except as provided in this Section 5.5 and Section 5.9, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act and the Exchange Act) shall be divided equally between Parent and the Company.

      (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.1(d) or 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement or (ii) by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

      (c) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) or 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and, concurrently with or within twelve months after any such termination an Acquisition Transaction occurs or the Company or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Acquisition Transaction or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (in addition to any obligation under Section 5.5(b) and without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent a fee (the “Termination Fee”) of $240,000 by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than, in the case of clause (i), the earlier to occur of such an Acquisition Transaction and the entry into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to an Acquisition Transaction or, in the case of clause (ii), one business day after such termination.

      (d) The Company acknowledges that the agreements contained in Sections 5.5(b) and 5.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 5.5(b) and 5.5(c), and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Sections 5.5(b) or 5.5(c), the Company shall pay to the Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Sections 5.5(b) and 5.5(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      SECTION 5.6     Company Stock Plans; Company Warrants and Company Stock Purchase Plan.

      (a) Not later than the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Option Plans shall become and represent an option to purchase the number of shares of Parent Common Stock (a “Substitute Option”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.6(a), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to or at the Effective Time. The Company shall take all necessary action to implement and make effective the provisions of this Section 5.6(a).

      (b) Not later than the Effective Time, each Company Warrant which is outstanding immediately prior to the Effective Time, other than the Company Warrant issued on May 15, 2004 to Pandora Select Partners L.P. (the “Pandora Warrant”), shall become and represent a warrant to purchase the number of shares of Parent Common Stock (a “Substitute Warrant”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.6(b), each Substitute Warrant shall be exercisable upon the same terms and conditions as were applicable under the related Company Warrant immediately prior to or at the Effective Time. Not later than the Effective Time, the Pandora Warrant shall be terminated in accordance with the Agreement dated as of August 6, 2004 between the Company and Pandora Select Partners L.P. The Company shall take all necessary action to implement and make effective the provisions of this Section 5.6(b).

      (c) As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to Substitute Options or shall cause Substitute Options to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have been previously registered pursuant to an appropriate registration form.

      (d) The Company shall cause the Company Stock Purchase Plan and all rights thereunder to terminate, with the effect of such termination being that no offering period and no purchase period shall commence under such plan subsequent to the earlier of (i) September 30, 2004 and (ii) immediately prior to the Effective Time.

      SECTION 5.7     Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      (b) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant hereto, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      (c) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

      (d) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would, individually or in the aggregate, have a Material Adverse Effect on Parent or the Company and (ii) the Company shall not, without Parent’s prior written consent, take or agree to take any such action.

      SECTION 5.8     Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of Nasdaq.

      SECTION 5.9     Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company’s or its Subsidiaries’ real property, if any (collectively, the “Gains Taxes”), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

      SECTION 5.10     State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      SECTION 5.11     Indemnification; Directors and Officers Insurance. Subject to applicable law, for six (6) years from and after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time. Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially similar (with respect to limits and deductibles) to the Company’s existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed 150% of the Company’s Current Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Company’s Current Premium. The Company may satisfy its obligation pursuant to this Section 5.11 by providing, or causing the Surviving Corporation to provide, a “tail” coverage directors’ and officers’ liability insurance policy that is substantially similar (with respect to limits and deductibles) to the Company’s existing policy covering claims made for a period of not less than six (6) years after the Effective Time which arise out of events occurring prior to the Effective Time.

      SECTION 5.12     Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.13     Employee Benefit Plans and Agreements. (a) Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Company Plans and all employment agreements entered into by the Company prior to the date hereof and described in Section 3.12 of the Company Letter; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

      (b) Parent shall cause each Parent Plan covering employees of the Company or its Subsidiaries to recognize prior service of such employees with the Company and its Subsidiaries as service with Parent and its Subsidiaries (i) for purposes of any waiting period and eligibility requirements under any Parent Plan that is not a “pension plan” (as defined in Section 3(2) of ERISA) and (ii) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA).

      SECTION 5.14     Company Rights Agreement. Without the prior written consent of Parent, the Company shall not redeem the Company Rights issued under the Company Rights Agreement or amend or terminate the Company Rights Agreement prior to the Effective Time unless required to do so by a court of competent jurisdiction.

      SECTION 5.15     Section 16 Matters. The Board of Directors of the Company and Parent shall, prior to the Effective Time, to the extent permitted by law, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Company Stock Options into Parent Common Stock and (ii) the acquisition of Parent Common Stock and the right to receive Parent Common Stock (including pursuant to Substitute Options) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable law and the Company Charter and the Company Bylaws.

(b) Certain Approvals. All authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

(c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or Blue Sky Law authorizations (including State Takeover Approvals) shall have been received.

(d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding that is pending seeking such an Order.

      SECTION 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Tax Opinion. The Company shall have received an opinion of Leonard, Street and Deinard Professional Association, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Leonard, Street and Deinard Professional Association may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

      SECTION 6.3     Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Tax Opinion. Parent shall have received an opinion of Sidley Austin Brown & Wood LLP, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin Brown & Wood LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any events, changes or developments that would, individually or in the aggregate, have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(d) Consents. The Company shall have obtained (i) each of the consents or approvals listed on Section 6.3(d) of the Company Letter and (ii) the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any Contract by which the Company or any of its Subsidiaries is bound, except in the case of clause (ii), where the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or, after giving effect to the Merger, Parent.

(e) Company Rights Agreement. The Company Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Company Rights Agreement.

(f) Employment Agreements. Parent or the Surviving Corporation shall have entered into an employment agreement with each of the individuals identified in Section 6.3(f) of the Parent Letter, each such agreement to be in such form and on such terms as are satisfactory to Parent, and none of such agreements shall have been terminated.

(g) Third and Fourth Quarter 2004 Revenues. If the Closing shall occur after September 30, 2004, the Company’s consolidated revenues for the three months ended September 30, 2004 shall have been at least $1,500,000 and, in addition, if the Closing shall occur after December 31, 2004, the Company’s consolidated revenues for the three months ended December 31, 2004 shall have been at least $1,500,000, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(h) Pandora Warrant. The Pandora Warrant shall have been terminated in accordance with the Agreement dated as of August 6, 2004 between the Company and Pandora Select Partners L.P.

(i) Dissenting Stockholders. The Dissenting Shares shall include no more than twelve percent (12%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.3(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

(c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.2(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

(d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on January 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(e) by either Parent or the Company if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Sections 4.2, 5.1 and 5.2 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting; or

(f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or such Board of Directors or a committee thereof shall have resolved not to recommend, or shall have qualified, modified, amended or withdrawn such Board of Director’s recommendation of the approval and adoption of this Agreement or the declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its stockholders in a manner adverse to Parent or shall have taken any other action or made any other statement in connection with the Company Stockholder Meeting inconsistent with such recommendation or declaration or shall have resolved or proposed to do any of the foregoing; (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 10% or more of the outstanding shares of Company Common Stock; (iii) the Board of Directors of the Company or any committee thereof shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so; (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or (v) the Company’s Board of Directors fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of this Agreement within five (5) days after Parent requests in writing that such recommendation be reaffirmed.

      The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      SECTION 7.2     Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.5 and the entirety of Article VIII which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.4     Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1     Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

      SECTION 8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Sub, to

Technology Solutions Company
205 North Michigan Avenue, Suite 1500
Chicago, Illinois 60601
Attention: General Counsel
Facsimile No.: (312) 228-4610

with a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attention: Richard E. Robbins
Facsimile No.: (312) 853-7036

      (b) if to the Company, to

Zamba Corporation
3033 Excelsior Blvd, Suite 200
Minneapolis, Minnesota 55416
Attention: General Counsel
Facsimile No.: (952) 893-3935

with a copy to:

Leonard, Street and Deinard Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, Minnesota 55402
Attention: Albert A. Woodward
Facsimile No.: (612) 335-1657

      SECTION 8.3     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      SECTION 8.4     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.11, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 8.6     Governing Law and Venue; Waiver of Jury Trial.

      (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

      SECTION 8.7     Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

      SECTION 8.8     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      SECTION 8.9     Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

* * * *

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TECHNOLOGY SOLUTIONS COMPANY

By:	/s/ MICHAEL R. GORSAGE

Name: Michael R. Gorsage
Its: President and Chief Executive Officer

Z ACQUISITION CORP.

By:	/s/ MICHAEL R. GORSAGE

Name: Michael R. Gorsage
Its: President

ZAMBA CORPORATION

By:	/s/ MICHAEL H. CARREL

Name: Michael H. Carrel
Its: President

EXHIBIT A

FORM OF COMPANY STOCKHOLDER VOTING AND SUPPORT AGREEMENT

      STOCKHOLDER VOTING AND SUPPORT AGREEMENT, dated as of August 6, 2004 (this “Agreement”), among Technology Solutions Company, a Delaware corporation (“Parent”), Z Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and [                    ] (the “Stockholder”).

      WHEREAS, simultaneously herewith, Parent, Sub and Zamba Corporation, a Delaware corporation (the “Company”), are entering into, an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Sub with and into the Company (the “Merger”);

      WHEREAS, the Stockholder owns that number of shares of common stock, $.01 par value, of the Company (“Company Common Stock”) appearing on the signature page hereof (all such shares of Company Common Stock, any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Agreement, and all other securities issued in distributions in respect or any of the foregoing, being referred to herein as the “Shares”); and

      WHEREAS, as an inducement to Parent and Sub to enter into the Merger Agreement, Parent has requested that the Stockholder enter into, and in order to induce Parent and Sub to enter into the Merger Agreement the Stockholder has agreed to enter into, this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of Irrevocable Proxy. The Stockholder, by this Agreement hereby irrevocably grants an irrevocable proxy to Parent, or any designee of Parent, with full power of substitution (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote or cause to be voted, at any meeting of the stockholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the stockholders of the Company, all of the Shares:

(i) in favor of the approval of the Merger Agreement, the Merger, and all other transactions contemplated by the Merger Agreement and this Agreement,

(ii) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposed transaction (including any Takeover Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (whether or not theretofore terminated) or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or that could reasonably be expected to impede, interfere, or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or this Agreement;

(iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company; and

(iv) against any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization, liquidation or sale of a material amount of assets involving the Company or its subsidiaries, other than the Merger.

      The Stockholder further agrees to cause the Shares to be voted in accordance with the foregoing. This proxy and power of attorney is coupled with an interest in the Shares, is irrevocable and is granted in consideration of, and is effective upon, the signature of this Agreement by Parent. This Agreement revokes all other proxies and powers of attorney granted by the Stockholder at any time (before or after the date hereof) with respect to the Shares. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

2. Transfer of Shares. The Stockholder agrees not to, directly or indirectly, (i) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (iv) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations hereunder.

3. No Solicitation of Transactions. The Stockholder shall not, directly or indirectly, through any agent, advisor, representative or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquires or the making of any proposal or offer that constitutes or may be reasonably expected to lead to any Takeover Proposal or (ii) participate in any discussions or negotiations regarding a Takeover Proposal or furnish any confidential information or data or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal.

4. Information for Proxy Statement; Disclosure. The Stockholder represents, warrants and covenants to Parent and Sub that the information relating to the Stockholder and the affiliates of the Stockholder provided by or on behalf of such Stockholder or the Stockholder’s affiliates for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholder Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder authorizes and agrees to permit Parent and Sub to publish and disclose in any required filings under the securities laws the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Except as limited by the existence of this Agreement, as of the date hereof, (i) the Stockholder owns of record and has good, valid and marketable title to the Shares, free and clear of any lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, and (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares and has the sole power to vote, and has full right, power and authority to sell, transfer and deliver, the Shares.

(b) The Stockholder has capacity to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Stockholder, and (assuming due authorization, execution and delivery by Parent and Sub), this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms.

6. Affiliate Letter. The Stockholder agrees to execute and deliver on a timely basis, when and if requested by Parent, a written agreement in substantially the form of Exhibit B to the Merger Agreement.

7. Termination. The obligations of the Stockholder under this Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with the terms thereof. Nothing in this Section 7 shall relieve any party of liability for any breach of this Agreement.

8. Miscellaneous. (a) Expenses. Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) Notices. Any notice, request, claim, demand, instruction or other document to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)).

(c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e) Assignment. This Agreement shall not be assignable by the Stockholder by operation of law or otherwise. Parent or Sub may assign their rights hereunder to any direct or indirect wholly owned subsidiary of Parent.

(f) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any Person any rights or remedies hereunder.

(g) Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

(h) Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Parent, in addition to any other remedy at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

(i) Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

(j) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(k) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts and by the different parties hereto in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(l) Other Actions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part hereunder and under applicable Laws to consummate the transactions contemplated hereby as soon as practicable.

(m) Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, to such party that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the others hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.

9. No Limitation on Actions of the Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TECHNOLOGY SOLUTIONS COMPANY

By:

Name:
Title: Address:
Facsimile:

Z ACQUISITION CORP.

By:

Name:
Title: Address:
Facsimile:

[STOCKHOLDER]

Name:
Address:
Facsimile:

Number of shares of Company Common Stock owned on the date hereof:

EXHIBIT B

FORM OF AFFILIATE LETTER FOR AFFILIATES OF THE COMPANY

[                    ], 2004

Technology Solutions Company

205 North Michigan Avenue, Suite 1500
Chicago, Illinois 60601
Attention: General Counsel

Ladies and Gentlemen:

      I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Zamba Corporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 6, 2004 (the “Merger Agreement”), among Technology Solutions Company, a Delaware corporation (“Parent”), Z Acquisition Corp., a Delaware corporation (“Sub”), and the Company, Sub will be merged with and into the Company (the “Merger”). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

      As a result of the Merger, I will receive shares of Common Stock, $0.01 par value, of Parent (the “Parent Shares”) in exchange for shares of Common Stock, $0.01 par value, of the Company (the “Company Shares”) owned by me or purchasable by me upon exercise of stock options or stock purchase rights.

      1.     I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the sale, transfer or other disposition by me of the Parent Shares will not have been registered under the Act, I may not sell, transfer, pledge, or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer, pledge or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer, pledge or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND [ ], A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF TECHNOLOGY SOLUTIONS COMPANY.”

F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

      2.     By Parent’s acceptance of this letter, Parent hereby agrees with me that certificates with the legends set forth in paragraphs 1(E) and (F) above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned or (iii) the Parent has received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Very truly yours,

Name:

Agreed and accepted this                     day

of                     , 2004, by

TECHNOLOGY SOLUTIONS COMPANY

By

Name:
Title:

ANNEX B

[LETTERHEAD OF SG CAPITAL]

August 6, 2004

Board of Directors

ZAMBA Corporation
3033 Excelsior Boulevard
Suite 200
Minneapolis, MN 55416

Members of the Board:

      We understand that ZAMBA corporation (“Zamba”), Technology Solutions Company (“TSC”) and Z Acquisition Corp., a wholly-owned subsidiary of TSC (“TSC Sub”) have entered into an Agreement and Plan of Merger, dated August 6, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of TSC Sub with and into Zamba. Pursuant to the Merger, Zamba will become a wholly-owned subsidiary of TSC and each outstanding share of common stock, par value $0.01 per share, of Zamba (the “Zamba Common Stock”), other than shares held in treasury or held by TSC or any wholly-owned subsidiary of TSC or as to which dissenters’ rights have been perfected, will be converted into the right to receive a certain number of shares of common stock, $0.01 per share, of TSC (the “TSC Common Stock”), determined pursuant to the formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for our opinion as the consideration to be received by Zamba’s stockholders pursuant to the Merger Agreement is fair from a financial point of view to Zamba’s stockholders.

      For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other information of Zamba and TSC;

ii) reviewed certain internal financial statements and other financial or operating data concerning Zamba prepared by the management of Zamba;

iii) reviewed certain financial projections prepared by the management of Zamba;

iv) discussed the past and current operations and financial condition and the prospects of Zamba, including certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Zamba;

v) reviewed certain internal financial statements and other financial or operating data concerning TSC prepared by the management of TSC;

vi) reviewed certain financial projections prepared by the management of TSC;

vii) discussed the past and current operations and financial condition and the prospects of TSC, including certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of TSC;

viii) reviewed the pro forma impact of the Merger on certain of the financial ratios of Zamba;

ix) compared the financial performance of TSC with that of certain other comparable publicly-traded companies;

x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi) reviewed the draft Merger Agreement and certain related documents; and

B-1

xii) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data and estimates of the strategic, financial and operational benefits anticipated from the Merger provided by TSC, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Zamba and TSC, respectively. We have relied upon the assessment by the managements of Zamba and TSC of their ability to retain key employees of Zamba. We have also relied upon, without independent verification, the assessment by the managements of Zamba and TSC of (i) the strategic and other benefits expected to result from the Merger, (ii) TSC’s technologies, products, service offerings and intellectual property, (iii) the timing and risks associated with the integration of Zamba and TSC and (iv) the validity of, and risks associated with, Zamba’s and TSC’s existing and future technologies, products, service offerings and intellectual property. We have not made any independent valuation of the assets, liabilities, technologies or intellectual properties of TSC, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      We have acted as financial advisor to Zamba in connection with this transaction and will receive a fee for our services. In the past, we have provided advisory services for Zamba and have received fees for the rendering of these services.

      It is understood that this letter is for the information of the Board of Directors of Zamba only and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the TSC Common Stock will trade following consummation of the Merger.

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by Zamba’s stockholders pursuant to the Merger Agreement is fair from a financial point of view to Zamba’s stockholders.

Very truly yours,

SG CAPITAL

By:	/s/ ERAN SALU

Eran Salu
Managing Director

B-2

ANNEX C

[LETTERHEAD OF BROADVIEW INTERNATIONAL]

August 5, 2004

Board of Directors

Technology Solutions Company
205 North Michigan Avenue
Chicago, IL 60601

Dear Members of the Board:

      We understand that Technology Solutions Company (“TSC” or the “Parent”), and ZAMBA, Corp. (“ZAMBA” or the “Company”), propose to enter into a merger agreement (the “Agreement”) pursuant to, which each share of ZAMBA common stock (“Company Common Stock”) will be converted into the right to receive 0.15 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of TSC common stock (“Parent Common Stock”), together with the associated Parent Rights. The Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. The terms and conditions of the above-described merger (the “Merger”) are more fully detailed in the Agreement.

      Broadview International, a Division of Jefferies & Company, Inc. (“Broadview”) focuses on providing merger and acquisition advisory services to information technology (“IT”), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology and media mergers and acquisitions for comparative purposes. We have been retained by TSC’s Board of Directors to determine the fairness of the Exchange Ratio to TSC from a financial point of view and will receive fees from TSC upon the delivery of this fairness opinion and upon successful conclusion of the Merger. In addition, in the ordinary course of its business, Jefferies Group, Inc., Broadview’s parent company, and its affiliates may trade or hold TSC or ZAMBA securities for their own account and for the accounts of their customers, and, accordingly may at any time hold long or short positions in those securities.

      In rendering our opinion, we have, among other things:

1) reviewed the terms of the Agreement in the form of the draft dated August 4, 2004, furnished to us by TSC counsel on August 4, 2004 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the Agreement to be executed);

2) reviewed ZAMBA’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and ZAMBA’s quarterly report on Form 10-Q for the period ended March 31, 2004, including the unaudited financial statements included therein;

3) reviewed certain internal financial and operating information for ZAMBA, provided to us by ZAMBA management;

4) reviewed quarterly and annual projections for ZAMBA through December 31, 2005, provided to us by ZAMBA management and their advisors;

5) participated in discussions with ZAMBA management concerning the operations, business strategy, current financial performance and prospects for ZAMBA;

6) discussed with ZAMBA management its view of the strategic rationale for the Merger;

7) reviewed the recent reported closing prices and trading activity for ZAMBA Common Stock;

8) compared certain aspects of the financial performance of ZAMBA with public companies we deemed comparable;

9) analyzed available information, both public and private, concerning other transactions we believed to be comparable in whole or in part to the Merger;

10) reviewed TSC’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and TSC’s quarterly report on Form 10-Q for the period ended March 31, 2004, including the unaudited financial statements included therein;

11) reviewed quarterly and annual projections for TSC through December 31, 2005, provided to us by TSC management;

12) participated in discussions with TSC management concerning the operations, business strategy, financial performance and prospects for TSC;

13) discussed with TSC management its view of the strategic rationale for the Merger;

14) reviewed the recent reported closing prices and trading activity for TSC Common Stock;

15) compared certain aspects of the financial performance of TSC with public companies we deemed comparable;

16) analyzed the anticipated effect of the Merger on the future financial performance of TSC;

17) assisted in negotiations and participated in discussions related to the Merger among TSC, ZAMBA, and their respective financial and legal advisors; and,

18) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by TSC, ZAMBA, or their respective advisors. With respect to the financial projections for ZAMBA prepared by ZAMBA management and their advisors, we have assumed, with your permission, that they were reasonably prepared and reflected the best available estimates as to the future performance of ZAMBA. We have neither made nor obtained an independent valuation of ZAMBA’s assets.

      For purposes of this opinion, we have assumed that neither TSC nor ZAMBA is currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Parent Common Stock will trade at any time. Additionally, we express no opinion as to the impact of the Merger on the future financial performance of TSC.

      Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to TSC.

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of TSC in connection with its consideration of the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld.

Sincerely,

/s/ BROADVIEW INTERNATIONAL

Broadview International
A Division of Jefferies & Company, Inc.

ANNEX D

DELAWARE CODE ANNOTATED

8 DEL. C. SEC. 262 (2004)

      SECTION 262. Appraisal rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

      In accordance with the DGCL, the registrant’s restated certificate of incorporation contains a provision limiting the personal liability of its directors for violations of their fiduciary duty. This provision eliminates each director’s liability to the registrant or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or any amendment thereto or successor provision thereto or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      The registrant’s restated certificate of incorporation provides for indemnification of its officers and directors to the fullest extent permitted by applicable law. The registrant’s by-laws provide that it will indemnify an officer or director of the registrant or any person serving as a director, officer, employee or agent of another entity at the registrant’s request for expenses, liabilities and losses incurred in connection with any action, suit or proceeding to which such person is a party or threatened to be made a party by reason of such service, except that the registrant will not indemnify any person in connection with a proceeding initiated by such person unless such proceeding was authorized by the registrant’s board of directors. The by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the restated certificate of incorporation, by-laws, agreements, vote of stockholders or disinterested directors or otherwise. The by-laws also permit the registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the by-laws permit such indemnification.

      The registrant has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the registrant, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where the registrant cannot directly provide indemnification under the DGCL.

Item 21.	Exhibits and Financial Statement Schedules

      (a) The following Exhibits are filed herewith unless otherwise indicated:

Exhibit
Number		Document

2.1		Agreement and Plan of Merger, dated August 6, 2004, among Technology Solutions Company, Z Acquisition Corp. and Zamba Corporation (including Forms of Stockholder Support and Voting Agreement and Affiliate Letter), which is included as Annex A to the proxy statement/ prospectus which forms a part of this registration statement.
3.1		Registrant’s Restated Certificate of Incorporation, filed as Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, file no. 0-19433, is hereby incorporated by reference.
3.2		Registrant’s Bylaws, as amended, filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K dated November 22, 1998, file no. 0-19433, are hereby incorporated by reference.
4.1		Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K dated October 29, 1998, file no. 0-19433, is hereby incorporated by reference.
4.2		First Amendment to Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
4.3		Second Amendment to Rights Agreement with Mellon Investor Services LLC, a New Jersey limited liability company (successor to ChaseMellon Shareholder Services, L.L.C.), filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated April 26, 2002, file no. 0-19433, is hereby incorporated by reference.
5	.1†	Opinion of Sidley Austin Brown & Wood LLP regarding the validity of the securities being registered.
8	.1†	Opinion of Sidley Austin Brown & Wood LLP regarding material federal income tax consequences relating to the merger.
8	.2†	Opinion of Leonard, Street and Deinard Professional Association regarding material federal income tax consequences relating to the merger.
10.01		Technology Solutions Company Original Option Plan, as amended, filed as Exhibit 10.02 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992, file no. 0-19433, is hereby incorporated by reference.
10.02		Technology Solutions Company 1992 Stock Incentive Plan, filed as Exhibit 10.03 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992, file no. 0-19433, is hereby incorporated by reference.
10.03		1993 Outside Directors Stock Option Plan, as amended, filed as Exhibit 10.05 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1994, file no. 0-19433, is hereby incorporated by reference.
10.04		Technology Solutions Company 1996 Stock Incentive Plan, as amended, filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed July 16, 1997, file no. 333-31387, is hereby incorporated by reference.
10.05		Employment Agreement of William H. Waltrip, filed as Exhibit 10.06 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996, file no. 0-19433, is hereby incorporated by reference.
10.06		Employment Agreement of Paul R. Peterson, filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1998, file no. 0-19433, is hereby incorporated by reference.
10.07		Employment Agreement of Jack N. Hayden, filed as Exhibit 10.09 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996, file no. 0-19433, is hereby incorporated by reference.

Exhibit
Number		Document

10.08		Letter of Understanding with Jack N. Hayden, filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1998, file no. 0-19433, is hereby incorporated by reference.
10.09		Letter agreement with Jack N. Hayden, filed as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
10.10		Employment Agreement Amendment with Jack N. Hayden, filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
10.11		Employment Agreement Amendment with Paul R. Peterson, filed as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
10.12		Employment Agreement with Timothy P. Dimond, filed as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, file no. 0-19433, is hereby incorporated by reference.
10.13		Retirement Agreement with Jack N. Hayden, filed as Exhibit 10.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, file no. 0-19433, is hereby incorporated by reference.
10.14		Retirement Agreement with William H. Waltrip, filed as Exhibit 10.02 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, file no. 0-19433, is hereby incorporated by reference.
10.15		Employment Agreement with Stephen B. Oresman, filed as Exhibit 10.03 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, file no. 0-19433, is hereby incorporated by reference.
10.16		Employment Agreement with Michael R. Gorsage, filed as Exhibit 10.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, file no. 0-19433, is hereby incorporated by reference.
10.17		Employment Agreement with Stephen B. Oresman, filed as Exhibit 10.02 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, file no. 0-19433, is hereby incorporated by reference.
21.1		Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, file no. 0-19433, is hereby incorporated by reference.
23	.1†	Consent of Grant Thornton LLP.
23	.2†	Consent of PricewaterhouseCoopers LLP.
23	.3†	Consent of KPMG LLP.
23	.4†	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
23	.5†	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).
23	.6†	Consent of Leonard, Street and Deinard Professional Association (included in the opinion filed as Exhibit 8.2 to this registration statement).
24	.1†	Powers of Attorney.
99	.1†	Form of Zamba Corporation Proxy Card.

† Filed herewith

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (b)(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/ prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 15, 2004.

TECHNOLOGY SOLUTIONS COMPANY
(Registrant)

By:	/s/ MICHAEL R. GORSAGE

Michael R. Gorsage
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ MICHAEL R. GORSAGE Michael R. Gorsage	President, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2004

	/s/ SANDOR GROSZ Sandor Grosz	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 15, 2004

	* Stephen B. Oresman	Chairman of the Board	October 15, 2004

	* John R. Purcell	Director	October 15, 2004

	* Raymond P. Caldiero	Director	October 15, 2004

	* Carl F. Dill, Jr.	Director	October 15, 2004

	* Gerald Luterman	Director	October 15, 2004

* By:	/s/ SANDOR GROSZ	, Attorney-in-Fact, October 15, 2004
Sandor Grosz

INDEX TO EXHIBITS

Exhibit
Number		Document

2.1		Agreement and Plan of Merger, dated August 6, 2004, among Technology Solutions Company, Z Acquisition Corp. and Zamba Corporation (including Forms of Stockholder Support and Voting Agreement and Affiliate Letter), which is included as Annex A to the proxy statement/ prospectus which forms a part of this registration statement.
3.1		Registrant’s Restated Certificate of Incorporation, filed as Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, file no. 0-19433, is hereby incorporated by reference.
3.2		Registrant’s Bylaws, as amended, filed as Exhibit 3 to the Registrant’s Current Report on Form 8-K dated November 22, 1998, file no. 0-19433, are hereby incorporated by reference.
4.1		Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K dated October 29, 1998, file no. 0-19433, is hereby incorporated by reference.
4.2		First Amendment to Rights Agreement with ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
4.3		Second Amendment to Rights Agreement with Mellon Investor Services LLC, a New Jersey limited liability company (successor to ChaseMellon Shareholder Services, L.L.C.), filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K dated April 26, 2002, file no. 0-19433, is hereby incorporated by reference.
5	.1†	Opinion of Sidley Austin Brown & Wood LLP regarding the validity of the securities being registered.
8	.1†	Opinion of Sidley Austin Brown & Wood LLP regarding material federal income tax consequences relating to the merger.
8	.2†	Opinion of Leonard, Street and Deinard Professional Association regarding material federal income tax consequences relating to the merger.
10.01		Technology Solutions Company Original Option Plan, as amended, filed as Exhibit 10.02 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992, file no. 0-19433, is hereby incorporated by reference.
10.02		Technology Solutions Company 1992 Stock Incentive Plan, filed as Exhibit 10.03 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992, file no. 0-19433, is hereby incorporated by reference.
10.03		1993 Outside Directors Stock Option Plan, as amended, filed as Exhibit 10.05 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1994, file no. 0-19433, is hereby incorporated by reference.
10.04		Technology Solutions Company 1996 Stock Incentive Plan, as amended, filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed July 16, 1997, file no. 333-31387, is hereby incorporated by reference.
10.05		Employment Agreement of William H. Waltrip, filed as Exhibit 10.06 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996, file no. 0-19433, is hereby incorporated by reference.
10.06		Employment Agreement of Paul R. Peterson, filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1998, file no. 0-19433, is hereby incorporated by reference.
10.07		Employment Agreement of Jack N. Hayden, filed as Exhibit 10.09 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996, file no. 0-19433, is hereby incorporated by reference.
10.08		Letter of Understanding with Jack N. Hayden, filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1998, file no. 0-19433, is hereby incorporated by reference.

Exhibit
Number		Document

10.09		Letter agreement with Jack N. Hayden, filed as Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
10.10		Employment Agreement Amendment with Jack N. Hayden, filed as Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
10.11		Employment Agreement Amendment with Paul R. Peterson, filed as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, file no. 0-19433, is hereby incorporated by reference.
10.12		Employment Agreement with Timothy P. Dimond, filed as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, file no. 0-19433, is hereby incorporated by reference.
10.13		Retirement Agreement with Jack N. Hayden, filed as Exhibit 10.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, file no. 0-19433, is hereby incorporated by reference.
10.14		Retirement Agreement with William H. Waltrip, filed as Exhibit 10.02 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, file no. 0-19433, is hereby incorporated by reference.
10.15		Employment Agreement with Stephen B. Oresman, filed as Exhibit 10.03 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, file no. 0-19433, is hereby incorporated by reference.
10.16		Employment Agreement with Michael R. Gorsage, filed as Exhibit 10.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, file no. 0-19433, is hereby incorporated by reference.
10.17		Employment Agreement with Stephen B. Oresman, filed as Exhibit 10.02 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, file no. 0-19433, is hereby incorporated by reference.
21.1		Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, file no. 0-19433, is hereby incorporated by reference.
23	.1†	Consent of Grant Thornton LLP.
23	.2†	Consent of PricewaterhouseCoopers LLP.
23	.3†	Consent of KPMG LLP.
23	.4†	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
23	.5†	Consent of Sidley Austin Brown & Wood LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).
23	.6†	Consent of Leonard, Street and Deinard Professional Association (included in the opinion filed as Exhibit 8.2 to this registration statement).
24	.1†	Powers of Attorney.
99	.1†	Form of Zamba Corporation Proxy Card.

† Filed herewith